Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

Dated as of February 21, 2017

Between

The National Titanium Dioxide Company Limited,

Tronox Limited

and,

solely for purposes of Articles I, II, VIII, IX and XIII,

Cristal Inorganic Chemicals Netherlands Coöperatief W.A.

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TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

Page

Exhibits

Exhibit A – Form of Shareholders Agreement
Exhibit B – Closing Steps
Exhibit C – Example Working Capital Statement
Exhibit D – Accounting Principles
Exhibit E – Cristal Pre-Closing Restructuring
Exhibit F – Example Other Non-Current Liabilities Statement
Exhibit G – Example Closing Statement
Exhibit H – Constant Currency Foreign Exchange Rates
Exhibit I –Tronox Pre-Closing Reorganization

Annexes

Annex A – Index of Defined Terms

Schedules

Schedule 6.35 – Escrow of Proceeds

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TRANSACTION AGREEMENT (this “Agreement”) dated as of February 21, 2017, among The National Titanium Dioxide Company Limited, a limited company organized under the laws of the Kingdom of Saudi Arabia (“Cristal”), Tronox Limited A.C.N. 153 348 111, a public limited company registered under the laws of the State of Western Australia (“Tronox”), and, solely for purposes of Articles I, II, VIII, IX and XIII, Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a cooperative organized under the laws of the Netherlands and a Subsidiary of Cristal (the “Seller”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Cristal desires to sell or cause the sale of, and Tronox desires to purchase, certain Subsidiaries and assets of Cristal engaged in the Business (as defined below) on the terms and subject to the conditions of this Agreement;

WHEREAS, the Tronox Board has determined that the transactions contemplated by this Agreement (the “Transactions”) are in the best interests of Tronox and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Cristal has determined that the Transactions are in the best interests of Cristal and has approved this Agreement and the Transactions;

WHEREAS, in order to give effect to the Transactions, Cristal desires to reorganize its assets and operations relating to the Business prior to the Closing on the terms and conditions set forth in Section 2.01 (the “Restructuring”);

WHEREAS, following the completion of the Restructuring, (a) Cristal will own directly (i) the Transferred Assets (as defined below), (ii) all of the issued and outstanding shares of the KSA SPV (as defined in Exhibit E, and such shares, the “Yanbu Shares”) and the Yanbu Note (as defined in Exhibit E) (together with the Yanbu Shares, the “Yanbu Securities”), and (iii) all of the issued and outstanding shares of Cristal Australia Pty Ltd., a proprietary company, organized under the laws of Australia ("CAP"), in the event such shares are directly owned by Cristal pursuant to Exhibit E, (b) the Seller will own directly all of the issued and outstanding shares of Cristal Inorganic Chemicals Netherlands BV, a private limited liability company organized under the laws of the Netherlands (the “Company”, and such shares, the "BV Shares," and the BV Shares, together with the shares of CAP (in the event CAP is directly owned by Cristal pursuant to Exhibit E), the “Acquired Shares”), and (c) the Company will own directly or indirectly the Transferred Companies (as defined below), including Cristal US Holdings LLC, a Delaware limited liability company, Cristal Metals Inc., a Delaware corporation, and Hong Kong Titanium Products Company Limited, a private company limited by shares registered in Hong Kong,and (in the event CAP is not directly owned by Cristal pursuant to Exhibit E) CAP);

WHEREAS, Tronox and Cristal have agreed upon a form of Shareholders Agreement, attached as Exhibit A hereto (the “Shareholders Agreement”), pursuant to which and subject to the terms thereof, Tronox will grant the Seller certain rights in respect of the Tronox Class A Ordinary Shares to be received by the Seller in connection with the Transactions; and

WHEREAS, Cristal and Tronox desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

The Sale and Purchase

Section 1.01         Sale and Purchase of the Acquired Shares.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the closing of the Transactions (the “Closing”), Cristal shall (x) cause the Seller to, sell, transfer, convey, assign and deliver to Tronox, and Tronox shall purchase and acquire from the Seller, all of Seller's right, title and interest in and to the BV Shares, free and clear of all Liens and (y) to the extent Cristal holds shares of CAP pursuant to Exhibit E, sell, transfer, convey, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal's right, title and interest in and to such shares held by Cristal, free and clear of all Liens (collectively, the “Share Sale”).

Section 1.02         Sale and Purchase of the Yanbu Securities.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the Closing, simultaneously with the consummation of the Share Sale, Cristal shall sell, convey, transfer, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal's right, title and interest in and to the Yanbu Securities, free and clear of all Liens (the “Yanbu Sale”).

Section 1.03         Sale and Purchase of the Transferred Assets.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the Closing, simultaneously with the consummation of the Share Sale and the Yanbu Sale, Cristal shall sell, convey, transfer, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal’s right, title and interest in and to the following (collectively, the “Transferred Assets”), in each case, free and clear of all Liens other than Permitted Liens:

(a)           the principal and contract manufacturer framework set forth in Section 1.03(a) of the Cristal Disclosure Letter (the “Intangible Asset”); and

(b)           the Intellectual Property Rights set forth on Section 1.03(b) of the Cristal Disclosure Letter (the “Registered IP Assets”) together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world, and all copies and tangible embodiments of any of the foregoing (collectively, the “IP Assets”).

Section 1.04         Closing Steps.  The transactions taking place on the Closing are illustrated in the diagrams set forth in Exhibit B.

Section 1.05         [Intentionally Omitted].

Section 1.06         Purchase Price.

(a)           In consideration for the Transferred Assets, the Yanbu Securities, and the Acquired Shares, at the Closing, Tronox shall (a) pay to Cristal and the Seller, in the aggregate, an amount of cash equal to (i) $1,673,000,000 plus (ii) the Estimated Adjustment Amount determined in accordance with Section 1.08(a) (such aggregate amount, the “Cash Consideration”), and (b) issue and deliver, or cause to be delivered, to the Seller an aggregate of 37,580,000 Tronox Class A Ordinary Shares, free and clear of all Liens (other than Liens under the Tronox Constitution and restrictions on transfer during the lock-up period set forth in the Shareholders Agreement) (the “Consideration Shares” and, together with the Cash Consideration, the “Consideration”).

(b)           The amount of the Cash Consideration to be paid to each of Cristal and the Seller by Tronox in respect of the Transferred Assets, the Yanbu Securities, and the Acquired Shares shall be set forth on a schedule to be agreed upon by Tronox and Cristal prior to the Closing in accordance with Section 10.01(a) of this Agreement.

Section 1.07         Closing.  The Closing shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the first Business Day of the calendar month immediately following the calendar month during which all of the conditions set forth in Article VII are, on or prior to the 25th day of such month, satisfied or (to the extent permitted by Law) waived by the Party or Parties entitled to the benefits thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Cristal and Tronox (the “Closing Date”).  At the Closing:

(a)           Cristal shall deliver, or cause to be delivered, to Tronox:

(i)            (A) executed counterparts of each Share Transfer Document with respect to the Acquired Shares, together with any relevant share certificates for the Acquired Shares and (B) executed counterparts of each Share Transfer Document with respect to the Yanbu Shares, together with any relevant share certificates for the Yanbu Shares;

(ii)           resignations from office of each of the directors and officers of the Company and each of the Transferred Companies, in each case designated by Tronox (in writing delivered to Cristal five Business Days prior to the Closing) to resign at the Closing;

(iii)          to the extent in the possession of Cristal or the Seller, the certificates of incorporation, common seals, minute books, statutory registers, share certificate books (to the extent shares of the Company were issued in certificate form) and all other statutory records of the Company (provided that delivery of the foregoing to the offices of the Company shall be deemed to satisfy this requirement);

(iv)          (A) an executed counterpart of an assignment and assumption agreement for the Intangible Asset, by and between Cristal and any of its applicable Affiliates, on the one hand, and Tronox, on the other hand, in form and substance as reasonably agreed to between the Parties, (B) executed counterparts of the assignments of Intellectual Property Rights, by and between the Seller, on the one hand, and Tronox, on the other hand, each in form and substance as reasonably agreed to between the Parties and duly executed by Cristal or its Affiliates, as the case may be, (C) executed counterparts of the assignment of the Yanbu Note, by and between the Seller, on the one hand, and Tronox, on the other hand, in form and substance as reasonably agreed to between the Parties and such other instruments of transfer as reasonably agreed to by Cristal and Tronox that are deemed necessary and appropriate to transfer the Transferred Assets to Tronox;

(v)           the certificate required to be delivered pursuant to Section 7.03(b)(v);

(vi)          subject to Section 10.09, a certificate from Cristal US Holdings LLC and Cristal Metals, Inc. and addressed to Tronox (and any entity that Tronox reasonably designates prior to Closing) prepared in accordance with the applicable U.S. Treasury Regulations promulgated under Sections 1445 and 897 of the Code, in form and substance reasonably satisfactory to Tronox, duly executed and acknowledged, that certifies that the stock in Cristal US Holdings LLC and Cristal Metals, Inc. are not interests as of the Closing Date in an entity that is a “United States real property holding corporation” (or was at any time during the “applicable period” set forth in Section 897(c)(1)(A)(ii) of the Code) within the meaning of Section 897(c)(2) of the Code;

(vii)         to the extent required to reduce in whole or in part the Australian withholding tax imposed on a transfer of the Company or any of the Transferred Companies either pursuant to this Agreement or in connection with the Restructuring, one or more variation notices issued in accordance with section 14-235 of Schedule 1 to the Australia Tax Administration Act 1953, as amended (each, a “Variation Notice”) by the Australian Tax Office to Tronox or Cristal and/or any of its applicable Affiliates, in each case, in form and substance reasonably satisfactory to Tronox;

(viii)        executed counterparts of each of the other Ancillary Agreements to which Cristal or any Cristal Subsidiary is a party; and

(ix)          all such other documents, certificates and instruments as Tronox may reasonably request in order to give effect to the Transactions and the Ancillary Agreements or to vest in Tronox or its Affiliate, as the case may be, good and valid title to the Acquired Shares and the Transferred Assets.

(b)          Tronox shall deliver, or cause to be delivered, to Cristal:

(i)            executed counterparts of each Share Transfer Document with respect to the Acquired Shares and the Yanbu Shares;

(ii)           the Consideration Shares, including;

(A)         one or more share certificates issued by Tronox for the Consideration Shares:  (1) in the name of the Seller; (2) noting that there is no amount unpaid on the Consideration Shares; and (3) which otherwise meets the relevant requirements under the Corporations Act (including Section 1070C); and

(B)          a certified copy of the register of members of Tronox: (1) showing the Seller as the holder of the Consideration Shares; (2) specifying that the Consideration Shares are fully paid; and (3) containing all information in relation to (x) the Consideration Shares and (y) the Seller, in each case, as required under the Corporations Act (including Section 169 of the Corporations Act);

(C)          a certified copy of duly recorded and signed minutes of the Tronox General Meeting passing the resolutions referred to in Section 6.01(a); and

(D)          a certified copy of duly recorded and signed minutes of the Tronox Board meeting referred to in Section 6.29(a) or written resolutions referred to in Section 6.29(b) (as applicable) approving those matters set out in Section 6.29(b)(i) to Section 6.29(b)(iv).

(iii)           the Cash Consideration by wire transfer of immediately available funds to the account(s) designated in writing by Cristal at least three Business Days prior to the Closing Date;

(iv)          the certificate required to be delivered pursuant to Section 7.02(b)(v);

(v)           executed counterparts of each of the agreements referred to in Section 1.07(a)(iv), in each case duly executed by Tronox (and any of its applicable Subsidiaries); and

(vi)          executed counterparts of each of the other Ancillary Agreements to which Tronox or any Tronox Subsidiary is a party.

Section 1.08         Adjustment.

(a)           Estimated Closing Statement.  At least three Business Days prior to the expected Closing Date (and in any event not more than 10 Business Days prior to the actual Closing Date), Cristal shall prepare and deliver to Tronox a statement (the “Estimated Closing Statement”) consisting of a calculation in reasonable detail (including calculation of the Closing Working Capital, Closing Other Non-Current Liabilities and Closing Cash) of the estimated Adjustment Amount, if any (the “Estimated Adjustment Amount”).  The Estimated Closing Statement shall be signed by a duly authorized officer of Cristal, prepared in good faith and in accordance with the Accounting Principles set forth in Exhibit D and in the form of the illustrative calculation set forth in Exhibit G.  Cristal shall provide to Tronox and its Representatives such access to the books and records of the Business and to any other information, including such access to the Transferred Employees and work papers of Cristal’s accountants (subject to Tronox entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as Tronox shall reasonably request in connection with Tronox’s review of the Estimated Closing Statement and preparation of the Closing Statement.  Tronox may object to the amounts contained in the Estimated Closing Statement within two Business Days after the delivery of the Estimated Closing Statement to Tronox.  Cristal shall in good faith consider the objections, if any, of Tronox to the Estimated Closing Statement and, if Cristal determines in good faith that revisions are appropriate, re-issue an Estimated Closing Statement containing the Estimated Adjustment Amount no later than one Business Day prior to the Closing Date.

(b)           Closing Statement.  As promptly as practicable following the Closing Date (but in any event within 90 days thereafter), Tronox shall prepare, or cause to be prepared, and deliver to Cristal a statement (the “Closing Statement”) consisting of a calculation in reasonable detail (including calculation of the Closing Working Capital, Closing Other Non-Current Liabilities and Closing Cash) of (i) the Adjustment Amount, if any, and (ii) the amount, if any, payable pursuant to Section 1.08(g).  The Closing Statement shall be signed by a duly authorized officer of Tronox, prepared in good faith and in accordance with the Accounting Principles set forth in Exhibit D and in the form of the illustrative calculation set forth in Exhibit G.

(c)           Access to Information.  Tronox shall provide, or caused to be provided, to Cristal and its Representatives such access to the books and records of the Business and to any other information, including such access to employees of the Business and work papers of the accountants who compiled or reviewed the Closing Statement or the underlying accounting data (subject to Cristal entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as Cristal shall reasonably request, in connection with Cristal’s review of the Closing Statement.

(d)           Closing Statement Dispute Notice.  The Closing Statement shall become final, binding and conclusive upon Cristal and Tronox on the 45th day following Tronox’s delivery of the Closing Statement unless Cristal delivers to Tronox on or prior to such 45th day a written notice (a “Closing Statement Dispute Notice”) stating that Cristal disputes one or more items contained in the Closing Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item.  If Cristal timely delivers a Closing Statement Dispute Notice, all items in the Closing Statement that are not Disputed Items shall be final, binding and conclusive as to Tronox and Cristal for all purposes hereunder except for any such items that must be changed or adjusted as a direct consequence of a change or adjustment to a Disputed Item.

(e)           Resolution Period.  If Cristal timely delivers a Closing Statement Dispute Notice, then Tronox and Cristal shall seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Tronox receives the Closing Statement Dispute Notice (the “Resolution Period”).  If Tronox and Cristal reach agreement with respect to any Disputed Items, Tronox shall revise the Closing Statement to reflect such agreement.

(f)            Independent Accountant.  If Tronox and Cristal are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either Party, Tronox and Cristal shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to such firm of independent accountants of internationally recognized standing as Cristal and Tronox agree (the “Independent Accountant”).  Tronox and Cristal shall enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountant, including a customary non-disclosure agreement.  Tronox and Cristal shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted to it for resolution.  The Independent Accountant shall act as an expert and not as an arbitrator.  The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.08 and the Accounting Principles.  The Independent Accountant shall limit its review only to the Unresolved Items.  In reviewing any Unresolved Items, the Independent Accountant may not assign a value to any Unresolved Item that is greater than the greatest value or less than the smallest value for such Unresolved Item claimed by either Party.  As an initial procedural matter, each Party shall no later than five Business Days after the Independent Accountant has been retained prepare a statement which it shall deliver to the Independent Accountant setting forth its position regarding the Unresolved Items. Such statement shall be accompanied by such supporting documentation as the Party preparing the same may care to submit. After the Independent Accountant has received both statements, the Parties shall cause the Independent Accountant to simultaneously provide such statements to both Parties (including all accompanying exhibits and schedules). Following delivery of the Parties' statements of position, the Parties shall have the opportunity to schedule a joint meeting with both Parties and the Independent Accountant so each Party may present its evidence and the Independent Accountant may ask any questions regarding the Parties' respective positions. For the avoidance of doubt, the Independent Accountant may ask questions regarding the Parties’ respective positions both at the meeting or at any time after (but prior to the Independent Accountant's delivery of its determination referred to below). Following the meeting with the Independent Accountant (but no more than ten Business Days after), the Parties may (using the same procedure specified above with respect to the preparation and submission of the initial position statements) submit a final statement of position (together with the initial statements, the “Position Statements”). Except as specified above regarding the delivery of the Parties' Position Statements to the Independent Accountant, all communications between either Party and the Independent Accountant or from the Independent Accountant to either Party shall copy the other, and no ex-parte communications or meetings shall be permitted.  The determination of the Independent Accountant shall be based solely on (x) the definitions and other applicable provisions of this Agreement, (y) the Parties’ respective Position Statements and (z) the meeting referred to above and follow up questions therefrom (and not on an independent review), and such determination shall be final, binding and conclusive on Tronox and Cristal absent manifest error.  The fees, expenses and costs of the Independent Accountant shall be borne by Cristal and Tronox in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(g)           Final Adjustment.  If (i) the Adjustment Amount (A) as set forth on the Closing Statement delivered by Tronox to Cristal if Cristal does not timely deliver a Closing Statement Dispute Notice pursuant to Section 1.08(d), (B) as agreed by Tronox and Cristal pursuant to Section 1.08(e), or (C) as determined by the Independent Accountant pursuant to Section 1.08(f) (as applicable, the “Actual Adjustment Amount”) exceeds the Estimated Adjustment Amount, then Tronox shall pay to Cristal an amount in cash equal to such excess, or (ii) the Estimated Adjustment Amount exceeds the Actual Adjustment Amount, then Cristal shall pay to Tronox an amount in cash equal to such excess.

(h)           Sole Remedy.  For the avoidance of doubt, this Section 1.08 shall serve as the sole and exclusive source of recovery for any amounts owed to Cristal or Tronox in connection with the determination of the Actual Adjustment Amount and any payments in connection therewith.

(i)            Method of Payment.  Any amount paid pursuant to Section 1.08(g) shall be made within five Business Days after the Closing Statement becomes final pursuant to Section 1.08(d), Section 1.08(e) or Section 1.08(f) by wire transfer of immediately available cash funds to an account designated by the receiving Party.

Section 1.09         Withholding.  Tronox, Cristal and/or their applicable Affiliates shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Cristal and/or its applicable Affiliates, and other payments pursuant to this Agreement, such amounts as Tronox, Cristal and/or their applicable Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. Tax Law.  To the extent that such amounts are withheld by Tronox, Cristal and/or their applicable Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom or for whose account the Agreement requires the applicable payment to be made. Tronox or Cristal, as applicable, shall (a) promptly notify the other Party of any anticipated withholding in respect of the Consideration, (b) consult with the other Party in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (c) cooperate with the other Party in good faith to minimize the amount of any applicable withholding (including by cooperating in respect of an application for a Variation Notice related to any Australian withholding Tax in respect of any of the Acquired Shares, and by working in good faith to restructure the Transactions to the extent necessary to reduce or eliminate the aggregate amount of such withholding Tax).  Notwithstanding the foregoing (and notwithstanding Section 10.02), to the extent any Taxes are required to be deducted or withheld from (or, in the case of Transfer Taxes or VAT, are imposed on) the Consideration solely as a result of an assignment by Tronox of any of its rights or obligations pursuant to Section 12.11 to an Affiliate (other than, (i) in the case of the sale and purchase of the Transferred Assets, an assignment to an Affiliate that is an entity formed in the United States, and (ii) in the case of the sale and purchase of the Yanbu Securities, an assignment to an Affiliate that is an entity formed in the United Kingdom), Tronox shall pay (or cause to be paid) such additional amounts as necessary so that after such deduction, withholding or payment of Taxes has been made (including in respect of additional amounts described in this sentence), Cristal or the Seller, as applicable, receives an amount equal to the amount it would have received had no such deduction, withholding or payment of Taxes been made.  Tronox and Cristal agree to, and to cause their applicable Affiliates to, cooperate in good faith to minimize the amount of any applicable withholding with respect to any other payment pursuant to this Agreement. The foregoing sentence shall not apply to any assignment that is agreed to by the parties in accordance with this Section 1.09 or that occurs pursuant to Section 10.09 of this Agreement.

ARTICLE II

Cristal Restructuring

Section 2.01         Cristal Pre-Closing Restructuring.  Prior to the Closing, Cristal shall, and shall cause its Subsidiaries to, consummate the Restructuring in accordance with the steps set forth in Exhibit E.

ARTICLE III

Representations and Warranties of Tronox

Tronox represents and warrants to Cristal that the statements contained in this Article III are true and correct except as set forth in the Tronox SEC Documents filed and publicly available at least five Business Days prior to the date of this Agreement (the “Filed Tronox SEC Documents”) (excluding any disclosures in the Filed Tronox SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Tronox to Cristal at or before the execution and delivery by Tronox of this Agreement (the “Tronox Disclosure Letter”).  The Tronox Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (other than Section 3.02, Section 3.03, Section 3.04 and Section 3.05 of the Tronox Disclosure Letter, which matters shall be disclosed only by specific disclosure in the respective section of the Tronox Disclosure Letter).

Section 3.01         Organization, Standing and Power.  Tronox is a company limited by shares under the Corporations Act registered under the laws of the State of Western Australia.  Each Subsidiary of Tronox (the “Tronox Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) in all material respects.  Tronox and each Tronox Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, registrations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Tronox Permits”), except where the failure to have such power or authority or to possess Tronox Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect.  Tronox and each Tronox Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect.  Tronox has delivered or made available to Cristal, prior to execution of this Agreement, a true and complete copy of the Constitution of Tronox (the “Tronox Constitution”) in effect as of the date of this Agreement.

Section 3.02         Tronox Subsidiaries.

(a)           All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Tronox Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Tronox, by another Tronox Subsidiary or by Tronox and another Tronox Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, licenses, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for any Lien under the constitution or other constituent document of the applicable Tronox Subsidiary and restrictions imposed by applicable securities laws and as set forth in the Exxaro Deed.  Section 3.02(a) of the Tronox Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Tronox Subsidiaries.

(b)           Except for any ownership of (i) up to and including 4.9% of any capital stock or voting securities of, or other equity interests in, any other Person or (ii) the capital stock and voting securities of, and other equity interests in, the Tronox Subsidiaries, neither Tronox nor any Tronox Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.  No Tronox Subsidiary owns any shares of capital stock or other equity securities of Tronox.

Section 3.03         Capital Structure.

(a)           The authorized capital stock of Tronox consists of Tronox Class A Ordinary Shares and Tronox Class B Ordinary Shares.  At the close of business on January 31, 2017, (i) 66,038,649 Tronox Class A Ordinary Shares were issued and outstanding, (ii) 51,154,280 Tronox Class B Ordinary Shares were issued and outstanding, (iii) no Tronox Ordinary Shares were held by Tronox in its treasury or by any Tronox Subsidiary, (iv) no preferred shares of Tronox were issued and outstanding, and (v) a total of 18,235,920 Tronox Class A Ordinary Shares were reserved for issuance upon the exercise of Tronox Share Options or settlement of Tronox Restricted Share Units.  Except as set forth in this Section 3.03(a), at the close of business on January 31, 2017, no shares or voting securities of, or other equity interests in, Tronox were issued, reserved for issuance or outstanding.  All outstanding Tronox Ordinary Shares are, and, at the time of issuance, all Tronox Class A Ordinary Shares that may be issued upon the exercise of Tronox Share Options, settlement of Tronox Restricted Share Units or pursuant to the Tronox Management Equity Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Corporations Act, the Tronox Constitution or any Contract to which Tronox is a party or otherwise bound.

(b)           The Tronox Ordinary Shares constituting the Consideration Shares will be, if and when issued pursuant to Section 1.06, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of the Tronox Constitution or the Exxaro Deed.  Except as set forth in the Tronox Constitution or the Exxaro Deed, such Tronox Ordinary Shares shall not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or any Contract to which Tronox is a party or otherwise bound.  Upon delivery of such Tronox Ordinary Shares, the Seller will acquire the Consideration Shares free and clear of all Liens except for restrictions on transfer under applicable securities Laws and Liens created by Cristal and its Affiliates (including under the Shareholders Agreement). Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement or as provided under the Tronox Management Equity Plan, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Tronox or any Tronox Subsidiary owing to a Person other than Tronox or a Tronox Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, (x) any shares of Tronox or any Tronox Subsidiary or any securities of Tronox or any Tronox Subsidiary convertible into or exchangeable or exercisable for shares or voting securities of, or other equity interests in, Tronox or any Tronox Subsidiary, (y) any warrants, calls, options, restricted or performance share units, or other rights to acquire from Tronox or any Tronox Subsidiary, or any other obligation of Tronox or any Tronox Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any shares or voting securities of, or other equity interests in, Tronox or any Tronox Subsidiary, or (z) any share appreciation right, phantom share or any rights issued by or other obligations of Tronox or any Tronox Subsidiary that are linked in any way to the price of any class of Tronox shares or any shares of any Tronox Subsidiary, the value of Tronox, any Tronox Subsidiary or any part of Tronox or any Tronox Subsidiary or any dividends or other distributions declared or paid on any shares of Tronox or any Tronox Subsidiary (collectively, “Tronox Equity”).  From the close of business on January 31, 2017 to the date of this Agreement, there have been no issuances by Tronox of Tronox Equity other than the issuance of Tronox Class A Ordinary Shares upon the exercise of Tronox Share Options or the settlement of Tronox Restricted Share Units outstanding at the close of business on January 31, 2017 and in accordance with their terms in effect at such time.  Section 3.03(a) of the Tronox Disclosure Letter contains a true and complete list, as of January 31, 2017, of Tronox Restricted Shares, Tronox Restricted Share Units and Tronox Share Options issued under the Tronox Management Equity Plan or otherwise, including the type of award, date of grant, exercise price, number and type of Tronox Ordinary Shares and vesting schedule.  Except for acquisitions, or deemed acquisitions, of Tronox Class A Ordinary Shares or other equity securities of Tronox in connection with (i) the payment of the exercise price of Tronox Share Options with Tronox Class A Ordinary Shares (including but not limited to in connection with “net exercises”), (ii) tax withholding in connection with the exercise of Tronox Share Options, settlement of Tronox Restricted Share Units and vesting of Tronox Restricted Shares and (iii) forfeitures of Tronox Share Options, Tronox Restricted Shares and Tronox Restricted Share Units, there are not any outstanding obligations of Tronox or any of the Tronox Subsidiaries to repurchase, redeem or otherwise acquire any Tronox Equity or (other than as set forth in the Exxaro Deed) to register with the Securities and Exchange Commission (the “SEC”) any Tronox Equity.

(c)           There are no bonds, debentures, notes or other Indebtedness of Tronox or any Tronox Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Tronox may vote (“Tronox Voting Debt”).  Except for the Ancillary Agreements, neither Tronox nor any of the Tronox Subsidiaries is a party to any voting agreement with respect to the voting of any shares or voting securities of, or other equity interests in, Tronox.  Except for the Ancillary Agreements and the Exxaro Deed, neither Tronox nor any of the Tronox Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Tronox or any of the Tronox Subsidiaries.

Section 3.04         Authority; Execution and Delivery; Enforceability.

(a)          Tronox has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the receipt of the Tronox Shareholder Approval.  The board of directors of Tronox (the “Tronox Board”) has resolved, by unanimous vote at a meeting duly called at which a quorum of directors of Tronox was present, that Tronox enter into this Agreement and perform its obligations hereunder.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  No corporate proceedings on the part of Tronox is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions, except as contemplated by this Agreement.  Tronox has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Cristal, this Agreement constitutes a legal, valid and binding obligation of Tronox, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           Tronox and each Affiliate of Tronox that shall be a party to any Ancillary Agreement shall have the requisite corporate or similar power and authority to execute and deliver such Ancillary Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby, in accordance with this Agreement.  No other corporate proceedings on the part of Tronox or any Affiliate of Tronox that shall be a party to any Ancillary Agreement are necessary to authorize, adopt or approve, as applicable, each Ancillary Agreement or to consummate the transactions contemplated thereby, except as contemplated by this Agreement.  Tronox and each Affiliate of Tronox that shall be a party to any Ancillary Agreement has duly executed and delivered each Ancillary Agreement and, assuming the due authorization, execution and delivery by Cristal, each Ancillary Agreement constitutes a legal, valid and binding obligation of Tronox or such Affiliate, as applicable, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.05         No Conflicts; Consents.

(a)           The execution and delivery by Tronox of this Agreement does not, and the performance by Tronox of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Tronox or any Tronox Subsidiary under, or require any consent or approval by, or any notice to, any person under, any provision of (i) the Tronox Constitution or the comparable charter or organizational documents of any Tronox Subsidiary (assuming that the Tronox Shareholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise, commitment or other agreement or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”) to which Tronox or any Tronox Subsidiary is a party or by which any of their respective properties or assets is bound or any Tronox Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, writ, injunction, award, summons, notice of violation, directive, notice or demand letter, order, determination or decree (“Judgment”) or statute, law (including any foreign, federal, state, local or common law), act, code, executive order, ordinance, rule or regulation, or other similar requirement, enacted adopted or promulgated by any Governmental Entity (“Law”), in each case, applicable to Tronox or any Tronox Subsidiary or their respective properties or assets (assuming that the Tronox Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Tronox Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b)           No consent, approval, clearance, waiver, exemption, modification of any Law, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any Court, department, semi-governmental, statutory, administrative agency or commission or other governmental authority or instrumentality or arbitral body, whether domestic, foreign or supranational (including, for the avoidance of doubt, the SEC, the Australian Securities and Investments Commission (“ASIC”), Australia’s Takeovers Panel, and any self-regulatory organization established under Law) (a “Governmental Entity”), is required to be obtained or made by or with respect to Tronox or any Tronox Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing by Tronox with the SEC of the Proxy Materials, and (B) the filing with the SEC of such reports and forms under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act of 1933 (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws and set forth on Section 3.05(b)(ii) of the Tronox Disclosure Letter, (iii) the filing by Tronox with the Treasurer of the Commonwealth of Australia referred to in Section 7.03(a), (iv) the filing of the appropriate documents with the relevant authorities of the other jurisdictions in which Tronox is qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Consideration Shares, (vi) such filings with and approvals of the New York Stock Exchange as are required to permit the consummation of the Transactions and the listing of the Consideration Shares, and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Tronox Material Adverse Effect or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.06         SEC Documents; Undisclosed Liabilities.

(a)          Tronox has furnished or filed all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Tronox with the SEC since June 15, 2012 and all amendments thereto (such documents, together with any documents filed with the SEC during such period by Tronox on a voluntary basis, but excluding the Proxy Materials, being collectively referred to as the “Tronox SEC Documents”).

(b)           Each Tronox SEC Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, in each case to the extent applicable to such Tronox SEC Document, and the rules and regulations of the SEC promulgated thereunder applicable to such Tronox SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Tronox included, or incorporated by reference, in the Tronox SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Tronox’s accountants with respect thereto (A) has been derived from the accounting books and records of Tronox and its consolidated Subsidiaries and complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (C) fairly presented in all material respects the consolidated financial position of Tronox and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, members’ equity and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and to normally recurring and non-material year-end adjustments as permitted by Form 10-Q).  No financial statements of any Person other than Tronox and its consolidated Subsidiaries are required by U.S. GAAP to be included in the consolidated financial statements of Tronox.  Except as required by U.S. GAAP and disclosed in the Tronox SEC Documents, between January 1, 2016 and the date of this Agreement, Tronox has not made or adopted any material change in its accounting methods, practices or policies.

(c)           There are no outstanding or unresolved comments from the SEC with respect to any of the Tronox SEC Documents and none of the Tronox SEC Documents (other than confidential treatment requests) is, to the Knowledge of Tronox, the subject of ongoing SEC review.  There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Tronox, threatened, in each case regarding any accounting practices of Tronox.  Tronox has been and is in material compliance with the applicable provisions of SOX and the applicable rules and regulations of the New York Stock Exchange.

(d)           Except (i) as reflected or reserved against in Tronox’s consolidated audited balance sheet as of December 31, 2015 (or the notes thereto) as included in the Filed Tronox SEC Documents, (ii) for liabilities and obligations that have been incurred or accrued by Tronox or its Affiliates since December 31, 2015 in the ordinary course of business and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Tronox nor any Tronox Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Tronox Material Adverse Effect.

(e)           Neither Tronox nor any of the Tronox Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Tronox and any of the Tronox Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Tronox or any of the Tronox Subsidiaries in Tronox’s or such Tronox Subsidiary’s published financial statements or other Tronox SEC Documents.

(f)            None of the Tronox Subsidiaries is, or has at any time since June 15, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(g)           Each accounting firm acting as Tronox's auditor since January 1, 2014 has, at all times since such accounting firm began acting as Tronox’s auditor, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX); and (ii) "independent" with respect to Tronox within the meaning of Regulation S-X under the Exchange Act.  Since July 1, 2014, all non-audit services performed by Tronox's auditors for Tronox and its Subsidiaries that were required to be approved in accordance with Section 202 of SOX have been so approved.

Section 3.07         [Intentionally Omitted].

Section 3.08         Absence of Certain Changes or Events.  Since January 1, 2016, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Tronox Material Adverse Effect.  From January 1, 2016 to the date of this Agreement, each of Tronox and the Tronox Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 3.09         Taxes.

(a)           In all material respects, (i) each of Tronox and each Tronox Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, complete and correct; (ii) each of Tronox and each Tronox Subsidiary has paid all Taxes (whether or not shown to be due on such Tax Returns) required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Tronox or any Tronox Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest); (iv) each of Tronox and each Tronox Subsidiary has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party; (v) neither Tronox nor any Tronox Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (vi) neither Tronox nor any Tronox Subsidiary has received written notice of any Proceeding or examination from any taxing authority for unpaid Taxes asserted against Tronox or a Tronox Subsidiary, which have not been fully paid or settled or are being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest).

(b)           Neither Tronox nor any Tronox Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Tronox and wholly-owned Tronox Subsidiaries) or (ii) has any material liability for the Taxes of any Person other than Tronox or another Tronox Subsidiary pursuant to Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(c)           Within the past three years, neither Tronox nor any Tronox Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)           Neither Tronox nor any Tronox Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e)           The representations and warranties in this Section 3.09 are the sole representations and warranties of Tronox relating to the payment of Taxes, the filing of Tax Returns, the compliance with Tax Laws, and any proceeding relating to Taxes and Tax matters.

Section 3.10         Litigation.  There is no suit, claim, action, charge, complaint, audit, investigation, arbitration or other proceeding (“Proceeding”) pending or, to the Knowledge of Tronox, threatened against Tronox or any Tronox Subsidiary or any of their respective properties or assets that, if adversely determined, would reasonably be expected to adversely affect in any material respect Tronox or any Tronox Subsidiary, nor is there any Judgment outstanding against or, to the Knowledge of Tronox, investigation by any Governmental Entity involving Tronox or any Tronox Subsidiary or any of their respective businesses, properties or assets in any material respect.

Section 3.11        Compliance with Applicable Laws.  Tronox and the Tronox Subsidiaries are and have been since January 1, 2014 in compliance with all applicable Laws and Tronox Permits in all material respects.  To the Knowledge of Tronox, no allegation or Proceeding by or before any Governmental Entity is pending or threatened alleging that Tronox or a Tronox Subsidiary is not in compliance with any applicable Law or Tronox Permit in any material respect or which challenges or questions the validity of any material rights of the holder of any Tronox Permit.  All Tronox Permits are in full force and effect in all material respects, no material default (with or without notice, lapse of time or both) has occurred under any such Tronox Permit and none of Tronox or the Tronox Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or adversely modify (in any material respect) any such Tronox Permit.  No “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover Law applies to Tronox with respect to the Transactions.  This section does not relate to Tax matters or environmental matters, which are the subjects of Sections 3.09 and 3.12, respectively.

Section 3.12         Environmental Matters.

(a)           (i)            Since January 1, 2014, Tronox and the Tronox Subsidiaries are and have been in compliance with all applicable Environmental Laws in all material respects;

(ii)           Tronox and the Tronox Subsidiaries have obtained all material Permits required pursuant to applicable Environmental Laws and are and have been since January 1, 2014 in compliance with all such Permits and all such Permits are valid and in good standing and no suspension or cancellation of such Permits is pending in each case in all material respects;

(iii)          there are no material Environmental Claims pending or, to the Knowledge of Tronox, threatened against Tronox or any of the Tronox Subsidiaries;

(iv)          there have been no Releases or disposal of, or exposure of any Person to, any Hazardous Material that has resulted in or would result in any material Environmental Claim or any material Liability under Environmental Law against Tronox or any of the Tronox Subsidiaries or against any Person whose liabilities for such Environmental Claims or Liabilities under Environmental Law Tronox or any of the Tronox Subsidiaries has assumed or is otherwise responsible;

(v)           neither Tronox nor any of the Tronox Subsidiaries has assumed, retained or provided an indemnity with respect to any material liabilities or material obligations of any other Person with respect to Environmental Law or any Hazardous Material; and

(vi)          Tronox and the Tronox Subsidiaries have made available to Cristal all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities, in their possession, custody, or control, relating to Tronox or the Tronox Subsidiaries (including their past or current operations, properties or facilities).

(b)          As used herein:

(i)            “Environmental Claim” means any Proceedings, orders, demands, directives, claims, liens, or notices of noncompliance or violation or other liability by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the manufacture, distribution, presence or Release of, or exposure of any Person to, any Hazardous Materials; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii)           “Environmental Laws” means all Laws, Judgments, or Contracts relating to pollution, public or worker health or safety, or the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii)          “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated (or can give rise to liability or standards of conduct) under any Environmental Law because of its hazardous or toxic properties or characteristics.

(iv)          “Release” means any actual or threatened spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, disposal, discharge, leaching or migration into or through the environment.

Section 3.13         Intellectual Property

(a)           Section 3.13(a) of the Tronox Disclosure Letter sets forth a complete and accurate list of all of the following Intellectual Property Rights owned by Tronox or any Tronox Subsidiary: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) material domain name registrations (collectively, the “Tronox Registered IP”). Each item of Tronox Registered IP is subsisting and, to Tronox's Knowledge, is valid and enforceable.

(b)          Section 3.13(b) of the Tronox Disclosure Letter sets forth a complete and accurate description of all Contracts pursuant to which Intellectual Property Rights material to the business of Tronox or a Tronox Subsidiary are licensed to or by Tronox or such Tronox Subsidiary (other than Contracts relating solely to back-office Systems and Off-the Shelf Software Licenses).  To Tronox's Knowledge, all licenses to Tronox and any Tronox Subsidiary to Intellectual Property Rights included in such Contracts are enforceable and no Person is in material breach of any such license.

(c)           (x) No material Proceedings are pending or, to the Knowledge of Tronox, threatened in writing against Tronox or any Tronox Subsidiary that (i) allege that Tronox or any Tronox Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary; and (y) no material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary are subject to any consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting Tronox’s, any Tronox Subsidiary’s ownership, use or disposition thereof or any material rights with respect thereto.  To the Knowledge of Tronox, (1) neither Tronox nor any Tronox Subsidiary is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person, and (2) no Person is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary.

(d)          Since January 1, 2016, to the Knowledge of Tronox, no Person other than Tronox or a Tronox Subsidiary has asserted in writing that it has any ownership in any Intellectual Property Rights purported to be owned by Tronox or any Tronox Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Tronox Material Adverse Effect.

(e)           Tronox and all Tronox Subsidiaries take commercially reasonable actions to (i) maintain and protect their confidential information and other Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and (ii) protect and maintain their Systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein; except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tronox Material Adverse Effect.

Section 3.14         Affiliate Transactions.  There are no agreements, Contracts, arrangements, understandings or undertakings between Tronox or any Tronox Subsidiary, on the one hand, and any Affiliate of Tronox, on the other hand (other than the Tronox Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Section 3.15         Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Tronox, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tronox.

Section 3.16         Insurance.  Each of Tronox and the Tronox Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Each insurance policy of Tronox or any Tronox Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Tronox nor any of the Tronox Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy in each case in any material respect.  There is no claim by Tronox or any of the Tronox Subsidiaries pending under any such policies that (a) to the Knowledge of Tronox, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (b) if not paid would constitute a Tronox Material Adverse Effect.

Section 3.17         Benefit Matters; ERISA Compliance.  For purposes of this Agreement, “Tronox Business Benefit Plans” means, collectively: (i) “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Tronox Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Tronox or any Tronox Subsidiary, (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Tronox or any Tronox Subsidiary and any current or former directors, officers, employees or consultants of Tronox or any Tronox Subsidiary, and (iii) any other material employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by Tronox or any Tronox Subsidiary or with respect to which Tronox or any Tronox Subsidiary has any liability or contingent liability.

(b)          All Tronox Business Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that such Tronox Business Benefit Plans are so qualified.

(c)           To the Knowledge of Tronox, (i) each Tronox Business Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such Tronox Business Benefit Plan and (ii) Tronox and each of the Tronox Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Tronox Business Benefit Plans, in the case of clauses (i) and (ii), in all material respects.

(d)           Except with respect to Tronox Pension Plans, there does not now exist any material liability to Tronox or any Tronox Subsidiary following the Closing due to Tronox or a Tronox Subsidiary being treated as an ERISA Affiliate of a Person who is not Tronox or a Tronox Subsidiary.  “ERISA Affiliate” means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with another Person, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(e)           Section 3.17(e) applies only to and in respect of Tronox Non-US Benefit Plans.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect, all Tronox Non-US Benefit Plans (i) have been maintained, funded and administered in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, were, at the date of the last formal valuation of the relevant plan funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.  For the purposes of this Agreement “Tronox Non-US Benefit Plans” means the following plans or arrangements of Tronox or a Tronox Subsidiary that are subject to the laws of any jurisdiction outside the United States which is not a State Scheme: (i) any plan providing benefits on retirement or death; (ii) any plan providing any benefit payable on disability or ill health; (iii) any bonus, profit share, deferred compensation, incentive compensation, or equity or equity-based compensation plan; (iv) any retention or change of control arrangements; (v) any severance or termination indemnity plan which in each of (i) to (v) provides benefits to or in respect of employees or officers of Tronox or a Tronox Subsidiary.

Section 3.18         Labor Matters. With respect to the Transactions, Tronox and each Tronox Subsidiary will have prior to the Closing satisfied all notice, consultation and bargaining obligations owed to its employees and/or their representatives under applicable Law or the Tronox Collective Labor Agreements.

Section 3.19         No Inducement or Reliance; Independent Assessment.

(a)           None of Cristal, its Affiliates or its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, Cristal or any of its Subsidiaries or the Transactions, except for the representations and warranties made by Cristal that are expressly set forth in this Agreement or any agreement, certificate or instrument delivered in connection with this Agreement.  Tronox has made its own independent investigation, review and analysis regarding the Business, Cristal, the Company, the Transferred Companies and the Transactions, which investigation, review and analysis were conducted by Tronox together with expert advisors, including legal counsel, that it has engaged for such purpose and, in making the determination to enter into this Agreement and to proceed with the Transactions, Tronox and its Affiliates and Representatives have relied on the results of their own independent investigation.

(b)          Without limiting the generality of Section 3.19(a), Tronox acknowledges and agrees that none of Cristal, its Affiliates and its Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of the Business, Cristal, the Company or any of the Transferred Companies after the consummation of the Transactions or their potential profitability or with respect to any business plans or forecasts, projections or estimates of revenues, profits, cash flows or other financial performance measures that have been or may in the future be made available to Tronox or any of its Affiliates or Representatives in connection with their review of the Business, Cristal, the Company, the Transferred Companies or the Transactions.

ARTICLE IV

Representations and Warranties of Cristal

Cristal represents and warrants to Tronox that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Cristal to Tronox at or before the execution and delivery by Cristal of this Agreement (the “Cristal Disclosure Letter”).  The Cristal Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (other than Section 4.02, Section 4.03, Section 4.04 and Section 4.05 of the Cristal Disclosure Letter, which matters shall be disclosed only by specific disclosure in the respective section of the Cristal Disclosure Letter).

Section 4.01        Organization, Standing and Power.  Each of Cristal, the Seller and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), in all material respects.  Each of Cristal, the Seller and the Company has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted (the “Business Permits”), except where the failure to have such power or authority or to possess Business Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.  Each of Cristal, the Seller and the Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.  Cristal has delivered or made available to Tronox, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Cristal in effect as of the date of this Agreement (the “Cristal Certificate”), the amended and restated by-laws of Cristal in effect as of the date of this Agreement (the “Cristal By-laws”), and the Organizational Documents of the Seller and the Company in effect as of the date of this Agreement.

Section 4.02         Transferred Companies.

(a)           All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Transferred Company (collectively, the “Transferred Company Equity”) have been validly issued and are fully paid and nonassessable and will be, at immediately prior to the Closing (and after the Restructuring), directly or indirectly owned by the Company (or, to the extent in accordance with Exhibit E, directly or indirectly owned by Cristal), free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws.  Section 4.02(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Transferred Companies.

(b)           Except for the capital stock and voting securities of, and other equity interests in, the Transferred Companies, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.  No Transferred Company owns any shares of capital stock or other equity securities of Cristal or the Seller.

Section 4.03         Capital Structure of the Transferred Companies.

(a)           The Acquired Shares and all Transferred Company Equity are validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the applicable Organizational Document of any Transferred Company or any Contract to which Cristal or the Seller is a party or otherwise bound.  Except for the Acquired Shares and the Transferred Company Equity, there are not issued or outstanding, and there are not any outstanding obligations of any Transferred Company owing to a Person other than Cristal, Seller, the Company or any Transferred Company to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, (x) any capital stock of any Transferred Company or any securities of any Transferred Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Transferred Company, (y) any warrants, calls, options, restricted or performance stock units, or other rights to acquire from any Transferred Company, or any other obligation of any Transferred Company to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Transferred Company or (z) any stock appreciation right, phantom stock or any rights issued by or other obligations of any Transferred Company that are linked in any way to the price of any shares of capital stock of any Transferred Company, the value of any Transferred Company, or any part of any Transferred Company or any dividends or other distributions declared or paid on any Transferred Company Equity.

(b)           There are no bonds, debentures notes or other Indebtedness of any Transferred Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any Transferred Company may vote (“Transferred Company Voting Debt”).  Except for the Ancillary Agreements, none of the Transferred Companies is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, any Transferred Company.  Except for the Ancillary Agreements, none of the Transferred Companies is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of any Transferred Company.

Section 4.04        Authority; Execution and Delivery; Enforceability.  Cristal has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The board of directors of Cristal has, by unanimous vote at a meeting duly called at which a quorum of the board of directors of Cristal was present, (i) approved the execution, delivery and performance of this Agreement, and (ii) determined that entering into this Agreement is in the best interests of Cristal and its shareholders.  As of the date of this Agreement, such approval has not been amended or withdrawn.  No other corporate proceedings on the part of Cristal are necessary to authorize or adopt this Agreement or to consummate the Transactions.  Cristal has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Tronox, this Agreement constitutes a legal, valid and binding obligation of Cristal, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 4.05         No Conflicts; Consents.

(a)           The execution and delivery by Cristal of this Agreement does not, and the performance by Cristal of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Business, the Company or any Transferred Company under, or require any consent or approval by, or any notice to, any person under any provision of (i) the Cristal Certificate, the Cristal By-laws or the Organizational Documents of the Company or the Transferred Companies, (ii) any Business Material Contract or any Business Permit or (iii) subject to the filings and other matters referred to in Section 4.05(a), any Judgment or Law, in each case, applicable to any Company or Transferred Company or their respective properties or assets, or the properties or assets of the Business, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b)          No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Business, Cristal, the Seller, the Company or any Transferred Company in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws and set forth on Section 4.05(b)(i) of the Cristal Disclosure Letter, (ii)  the filing of the appropriate documents with the relevant authorities of the other jurisdictions in which Cristal, the Seller, the Company or any Transferred Company is qualified to do business, (iii) the filing by Cristal with the Treasurer of the Commonwealth of Australia referred to in Section 7.02(a), (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the Consideration Shares and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 4.06         Financial Statements; Undisclosed Liabilities.

(a)           Set forth on Section 4.06(a) of the Cristal Disclosure Letter is a copy of (i) the consolidated balance sheet of Cristal and its Subsidiaries at and as of December 31, 2015, and the related consolidated statements of income, cash flows and shareholder’s equity for the year ended December 31, 2015 (in each case, including the related notes and schedules, where applicable) (the “Business Annual Financial Statements”) and (ii) an unaudited and reviewed, consolidated balance sheet of Cristal and its Subsidiaries as of December 31, 2016, and the related reviewed statements of income, cash flows and shareholder’s equity for the periods specified therein, accompanied by any notes thereto and the report of the certified public accountant (the “Business Reviewed Financial Statements” and, together with the Business Annual Financial Statements, the “Business Financial Statements”).

(b)          Except as described in the notes thereto, the Business Financial Statements (i) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of Cristal and its Subsidiaries as of and for the periods presented therein (subject, in the case of the Business Reviewed Financial Statements, to normal audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse), (ii) have been prepared based on the books and records of Cristal and its Subsidiaries and (iii) have been prepared in accordance with Saudi GAAP applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and except, in the case of the Business Reviewed Financial Statements, subject to normal audit adjustments.  The books and records of Cristal and its Subsidiaries used in the preparation of the Business Financial Statements are true and correct in all material respects.  Except as required by Saudi GAAP or disclosed in Section 4.06(b) of the Cristal Disclosure Letter, between December 31, 2016 and the date of this Agreement, neither Cristal nor any of its Subsidiaries has made or adopted any material change in its accounting methods, practices or policies.

(c)           There are no internal investigations or governmental inquiries or investigations pending or, to the Knowledge of Cristal, threatened, in each case, regarding any accounting practices of the Business.

(d)           Except (i) as reflected or reserved against in the Business Financial Statements (or the notes thereto), (ii) liabilities and obligations that have been incurred or accrued by Cristal or its Affiliates since December 31, 2016 in the ordinary course of business and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, the Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Business Material Adverse Effect.

(e)           The Business maintains, and has maintained for periods reflected in the Business Financial Statements, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with Saudi GAAP or IFRS, as applicable, and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(f)           Cristal does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Business’s internal control over financial reporting.  To the Knowledge of Cristal, no executive officer or director of Cristal has received or otherwise had or obtained knowledge of, and to the Knowledge of Cristal, no auditor, accountant, or representative of the Business, has provided written notice to Cristal or any executive officer or director of the Business, any substantive complaint or allegation that the Business has engaged in improper accounting practices.

(g)           None of the Company or the Transferred Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any of the Company and the Transferred Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Company, Transferred Company or the Business in the Business Financial Statements.

(h)           Except as set forth in Section 4.06(h) of the Cristal Disclosure Letter, since January 1, 2014, none of Cristal, Cristal’s independent accountants, the board of directors of Cristal (the “Cristal Board”) or the audit committee of the Cristal Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Cristal, (y) “material weakness” in the internal controls over financial reporting of Cristal or (z) fraud, whether or not material, that involves management or other employees of Cristal who have a significant role in the internal controls over financial reporting of Cristal.

(i)            None of the Company or Transferred Companies is, or has at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07         [Intentionally Omitted].

Section 4.08         Absence of Certain Changes or Events. Since January 1, 2016, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect.  From January 1, 2016 to the date of this Agreement, each of Cristal and the Cristal Subsidiaries (including the Company and Transferred Companies) has conducted the Business in the ordinary course in all material respects.

Section 4.09         Taxes.

(a)           In all material respects, (i) each of Cristal and each Cristal Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, complete and correct; (ii) each of Cristal and each Cristal Subsidiary has paid all Taxes (whether or not shown to be due on such Tax Returns) required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Cristal or any Cristal Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest); (iv) each of Cristal and each Cristal Subsidiary has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party; (v) neither Cristal nor any Cristal Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (vi) neither Cristal nor any Cristal Subsidiary has received written notice of any Proceeding or examination from any taxing authority for unpaid Taxes asserted against Cristal or a Cristal Subsidiary, which have not been fully paid or settled or are being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest).

(b)           Neither Cristal nor any Cristal Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Cristal and wholly-owned Cristal Subsidiaries) or (ii) has any material liability for the Taxes of any Person other than Cristal or another Cristal Subsidiary pursuant to Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(c)           Within the past three years, neither Cristal nor any Cristal Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)           Neither Cristal nor any Cristal Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e)           Subject to Section 10.09, no equity interest of any of the Transferred Companies is or has been a “United States real property interest” (within the meaning of Section 897(c)(2) of the Code) (a "USRPI") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)           The representations and warranties in this Section 4.09 and Section 4.10 are the sole representations and warranties of Cristal relating to the payment of Taxes, the filing of Tax Returns, compliance with Tax Laws, and any proceeding relating to Taxes and Tax matters.

Section 4.10         Benefits Matters; ERISA Compliance.

Sections 4.10(a) to (i) apply only to and in respect of US Business Benefit Plans and/or employees and other service providers rendering services in the United States.

(a)           Section 4.10(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material US Business Benefit Plan.  Cristal has delivered or made available to Tronox, to the extent applicable, true and complete copies of (i) all material US Business Benefit Plans (and underlying funding arrangements) or, in the case of any unwritten material US Business Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the U.S. Department of Treasury’s Internal Revenue Service (“IRS”) with respect to each material US Business Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material US Business Benefit Plan for which such summary plan description is required and (iv) the most recent financial statements and actuarial reports for each US Business Benefit Plan (if any).  For purposes of this Agreement, “US Business Benefit Plans” means, collectively: (i) “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Cristal Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any US based current or former directors, officers, employees or consultants of the Company or any Transferred Companies, (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Transferred Company and any US based current or former directors, officers, employees or consultants of the Company or any Transferred Company and (iii) any other material employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by the Company or any Transferred Company or with respect to which the Company or any Transferred Company has any liability or contingent liability and in each case, that are subject to the laws of the United States.

(b)           All US Business Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that such US Business Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Cristal, has revocation been threatened, nor has any such US Business Benefit Plan been amended since the date of its most recent determination letter or application therefor that would adversely affect its qualification.

(c)           Except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, (i) no US Business Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 or 430 of the Code or Section 4971 of the Code (a “Cristal Pension Plan”) had, as of the respective last annual valuation date for each such Cristal Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Tronox, in any material respect, (ii) none of the Cristal Pension Plans has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, in any material respect, (iii) none of the Company, any Transferred Company, any officer of the Company or any Transferred Company or any of the US Business Benefit Plans which are subject to ERISA, including the Cristal Pension Plans, any trust created thereunder or, to the Knowledge of Cristal, any trustee or administrator thereof, has engaged in a material, non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other material breach of fiduciary responsibility that could subject the Company or any Transferred Company or any officer of the Company or any Transferred Company to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Cristal Pension Plans and trusts have been terminated within the past three years, (v) no US Business Benefit Plans and trusts are the subject of any material Proceeding by any Person, including any Governmental Entity, other than routine claims for benefits, (vi) except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Cristal Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither the Company nor any Transferred Company has, or within the past six years had, contributed to, been required to contribute to, or has any liability or potential liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Cristal Multiemployer Plan.  Section 4.10(c) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying each Cristal Pension Plan.  Except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, no US Business Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(d)           To the Knowledge of Cristal, (i) each US Business Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such US Business Benefit Plan and (ii) the Company and each of the Transferred Companies is in compliance with ERISA, the Code and all other Laws applicable to the US Business Benefit Plans, in the case of clauses (i) and (ii), in all material respects.

(e)           Except as set forth on Section 4.10(e) of the Cristal Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former director, officer, employee or consultant of the Company or any Transferred Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any US Business Benefit Plan or (iii) result in any breach or violation of, default under or limit the right of the Company or any Transferred Company to amend, modify or terminate any US Business Benefit Plan.

(f)           No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment at or following the Closing) by any "disqualified individual" (as defined under Section 280G) under any US Business Benefit Plan or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g)           None of the Company or the Transferred Companies has any indemnity obligation on or after the Closing for any taxes imposed under Section 4999 or 409A of the Code.

(h)           Except as set forth on Section 4.10(h) of the Cristal Disclosure Letter, each US Business Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(i)            Except with respect to Cristal Pension Plans, there does not now exist any material liability to the Company or any Transferred Company following the Closing due to the Company or any Transferred Company being treated as an ERISA Affiliate of a Person who is not the Company or a Transferred Company.  "ERISA Affiliate" means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with another Person, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.  Without limiting the generality of the foregoing, neither the Company nor any Transferred Company, nor any of their respective ERISA Affiliates, has engaged in any material transaction described in Section 4069 of ERISA.

(j)            Sections 4.10(k) to (o) apply only to and in respect of Non-US Benefit Plans. For the purposes of this Agreement “Non-US Benefit Plans” means the following plans or arrangements that are subject to the laws of any jurisdiction outside the United States which is not a State Scheme: (i) any plan providing benefits on retirement or death; (ii) any plan providing any benefit payable on disability or ill health; (iii) any bonus, profit share, deferred compensation, incentive compensation, or equity or equity-based compensation plan; (iv) any retention or change of control arrangements; (v) any severance or termination indemnity plan which in each of (i) to (v) provides benefits to or in respect of Relevant Persons.

(k)           Section 4.10(k) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Non-US Benefit Plan. Cristal has delivered or made available to Tronox, true and complete copies of the current documents that set out the benefits and main administrative provisions provided by all material Non-US Benefit Plans.

(l)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans if they are intended to qualify for special tax treatment, meet all the requirements for such treatment.

(m)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans if they are intended to be funded and/or book-reserved, were, at the date of the last formal valuation of the relevant plan funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.  No Non-US Benefit Plan providing any benefits on retirement or death have been terminated in the past three years. No Non-US Benefit Plans are the subject of any material Proceeding by any Person including any Governmental Entity other than routine claims for benefits. No Non-US Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under applicable Law).

(n)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans have been maintained, and to the knowledge of Cristal administered in accordance with all Laws applicable to such Non-US Benefit Plans. To the knowledge of Cristal, the Company and each of the Transferred Companies is in compliance with all other Laws applicable to the Non-US Benefit Plans in all material respects.

(o)          Except as set forth in Section 4.10(e) of the Cristal Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, officer, employee or consultant of the Company or any Transferred Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Non-US Benefit Plan or (iii) result in any breach or violation of, default under or limit the right of the Company or any Transferred Company to amend, modify or terminate any Non-US Benefit Plan.

Section 4.11         Litigation.  There is no Proceeding pending or, to the Knowledge of Cristal, threatened against any of the Company or the Transferred Companies or any of its or their respective Affiliates or any of their respective properties or assets, or the properties or assets of the Business, that, if adversely determined, would reasonably be expected to adversely affect in any material respect the Business, any of the Company or the Transferred Companies, nor is there any Judgment outstanding against or, to the Knowledge of Cristal, investigation by any Governmental Entity involving the Business, any of the Company or the Transferred Companies, or any of its or their respective businesses, properties or assets in any material respect.

Section 4.12        Compliance with Applicable Laws.  The Business is and has been since January 1, 2014 in compliance with all applicable Laws and Business Permits in all material respects.  To the Knowledge of Cristal, no allegation or Proceeding by or before any Governmental Entity is pending or threatened alleging that the Business is not in compliance with any applicable Law or Business Permit in any material respect or which challenges or questions the validity of any material rights of the holder of any Business Permit.  All Business Permits are in full force and effect in all material respects, no material default (with or without notice, lapse of time or both) has occurred under any such Business Permit and none of Cristal or the Cristal Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or adversely modify (in any material respect) any such Business Permit.  This section does not relate to Tax matters, employee benefits matters or environmental matters, which are the subjects of Sections 4.09, 4.10 and 4.13, respectively.

Section 4.13         Environmental Matters.

(a)           Since January 1, 2014, the Company and the Transferred Companies are and have been in compliance with all applicable Environmental Laws, and the assets of the Company and the Transferred Companies are and have been maintained and operated in compliance with all applicable Environmental Laws in all material respects;

(b)           The Company and Transferred Companies have obtained all Permits required pursuant to applicable Environmental Laws and are and have been since January 1, 2014 in compliance with all such Permits and all such Permits are valid and in good standing and no suspension or cancellation of such Permits is pending in each case in all material respects;

(c)           there are no material Environmental Claims pending or, to the Knowledge of Cristal, threatened against Cristal or any of the Cristal Subsidiaries;

(d)           there have been no Releases or disposal of, or exposure of any Person to, any Hazardous Material that has resulted in or would result in any material Environmental Claim or any material Liability under Environmental Law against Cristal or any of the Cristal Subsidiaries with respect to the Business or against any Person whose liabilities for such Environmental Claim or Liabilities under Environmental Law the Company or a Transferred Company has assumed or is otherwise responsible;

(e)           none of the Company or Transferred Companies has assumed, retained or provided an indemnity with respect to any material liabilities or material obligations of any other Person with respect to Environmental Law or any Hazardous Material; and

(f)           Cristal and the Cristal Subsidiaries have made available to Tronox all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities, in their possession, custody, or control, relating to the Company or Transferred Companies (including past or current operations, properties or facilities).

Section 4.14         Contracts.

(a)           Section 4.14(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Cristal has made available to Tronox true and complete copies, of:

(i)            each Contract, understanding, or undertaking to which Cristal or any of the Cristal Subsidiaries is a party that restricts in any material respect the ability of the Company or the Transferred Companies to compete in any business or with any Person in any geographical area or that is with respect to “most favored nations,” exclusive relations or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial contracts in the ordinary course of business),

(ii)           each loan and credit Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or Transferred Companies is outstanding or may be incurred,

(iii)          each partnership, joint venture or similar Contract, understanding or undertaking to which the Company or any Transferred Company is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company or Transferred Company, in each case material to the Business,

(iv)          except in any Organizational Document of the Company or any Transferred Company, each indemnification Contract, understanding or undertaking with (x) any member of the board of directors of the Company or any Transferred Company or (y) any executive officer of the Company or any Transferred Company,

(v)           each Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any Transferred Company of any material business or any material amount of assets other than in the ordinary course of business with obligations remaining to be performed or liabilities continuing after the date of this Agreement,

(vi)          each Contract, understanding or undertaking that includes the licensing of Intellectual Property Rights by the Company or any Transferred Company to any Person or by any Person to the Company or any Transferred Company, or any Business Contract that includes the licensing of Intellectual Property Rights, and any other Contracts affecting the Company's or any Transferred Company’s ability to own, use, transfer, license, disclose, or enforce any Intellectual Property Rights (including covenant not to sue, royalty, development, concurrent use, consent to use, software escrow, and indemnification agreements relating to any Intellectual Property Rights), other than Off-the-Shelf Software Licenses, and in each case material to the Business,

(vii)         each Contract, understanding or undertaking that includes the licensing of IP Assets by Cristal or any of the Cristal Subsidiaries to any Person, or any Business Contract that includes the licensing of IP Assets, and any other Contracts affecting Tronox’s ability to own, use, transfer, license, disclose, or enforce any IP Assets (including covenant not to sue, royalty, development, concurrent use, consent to use, software escrow, and indemnification agreements relating to any IP Assets), in each case, that  (a) is material to the Business, and (b) does not relate solely to back-office Systems or Off-the-Shelf Software Licenses,

(viii)        each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract, understanding or undertaking of the Company or any Transferred Company,

(ix)           each Employment Contract providing for base salary in excess of $250,000 annually,

(x)           each (A) (1) Collective Labor Agreement in the United States and (2) each other Collective Labor Agreement that governs the employment of more than 200 employees of the Company and/or any Transferred Company and (B) Contract with any Governmental Entity that is a settlement, conciliation, or similar agreement or that imposes any monetary or other material obligations on the Company or any Transferred Company after the date of this Agreement,

(xi)          each Contract, understanding or undertaking requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Transferred Company in an amount in excess of $1,000,000, during the term of such Contract, understanding or undertaking,

(xii)          each Contract, understanding or undertaking with a (A) Business Significant Supplier that accounted for more than $10,000,000 of the accounts payable incurred by the Company and the Transferred Companies, on a consolidated basis, for the year ended December 31, 2015 or (B) Business Significant Customer, and

(xiii)         each agreement, Contract, understanding or undertaking under which the Company and the Transferred Companies are obligated to make or receive payments in the future in excess of $1,000,000 during the life of such agreement, Contract, understanding or undertaking, in each case, other than those Contracts (A) terminable by the Company or any Transferred Company on no more than 30 days’ notice without liability or financial obligation to the Company or any Transferred Company, (B) with any customer or supplier or (C) that are Employment Contracts;

excluding, in the cases of the foregoing clauses (i) through (xii), any Contract that is a Shared Contract.  Each agreement, understanding or undertaking set forth in Section 4.14(a) of the Cristal Disclosure Letter is referred to herein as a “Business Material Contract”.

(b)           (i) Each Business Material Contract is a valid, binding and legally enforceable obligation of the Company or a Transferred Company, as the case may be, and, to the Knowledge of Cristal, of the other parties thereto, in accordance with its terms, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such Business Material Contract is in full force and effect, (iii) there is no material breach or material default under any Business Material Contract either by the Company or any Transferred Company party thereto or, to the Knowledge of Cristal, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any Transferred Company party thereto or, to the Knowledge of Cristal, any other party thereto, and (iv) neither the Company nor the Transferred Companies have received written notice of termination or cancellation of any Business Material Contract, and no party to any Business Material Contract has provided, to the Knowledge of Cristal, notice exercising or threatening exercise of any termination rights with respect thereto or of any material dispute with respect to any Business Material Contract.

(c)           The Contract set forth on Section 4.14(c) of the Cristal Disclosure Letter has not been assigned, in whole or in part, by Cristal at any time on or after the date thereof to and including the date of this Agreement.

Section 4.15         Properties.

(a)           Cristal, the Company and the Transferred Companies has good and valid fee simple title to, or good and valid leasehold interests in, all their respective material real properties and material fixtures used in the Business (the “Business Properties”).  The Business Properties are, in all respects, adequate and sufficient, to support the operations of the Business as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  All of the Business Properties are free and clear of all Liens, except for Permitted Liens and Liens on material Business Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Business Property to which they relate in the conduct of the Business as presently conducted.  Neither Cristal nor any Cristal Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Business Properties owned by Cristal or a Cristal Subsidiary (the “Owned Business Properties”).  Other than the rights set forth pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Business Properties or any portion thereof or interest therein.

(b)          Cristal, the Company and the Transferred Companies has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties and used in the Business (“Business Leases”) in all material respects, and all Business Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.  Section 4.15(b) of the Cristal Disclosure Letter sets forth the address of each of the Business Leases, and a true and complete list of all Business Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  Cristal and each of the Cristal Subsidiaries has delivered to Tronox a true and complete copy of each of such lease document, and in the case of any oral lease, a written summary of the material terms of such lease.  Each of Cristal, the Company and the Transferred Companies is in exclusive possession of the properties or assets purported to be leased under all of the Business Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of the Business as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Neither Cristal nor any of the Cristal Subsidiaries nor, to the Knowledge of Cristal, any other party to each Business Lease is in breach or default under such lease and neither Cristal nor any of the Cristal Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Business Lease, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.  Neither Cristal nor any Cristal Subsidiary has collaterally assigned or granted any other security interest, except for Permitted Liens, in such Business Leases or any interest therein.

Section 4.16         Intellectual Property.

(a)           Section 4.16(a) of the Cristal Disclosure Letter sets forth a complete and accurate list of all of the following included in the Registered IP Assets, or otherwise owned by, or filed in the name of, the Company or any Transferred Company: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) domain name registrations (collectively, the “Business Registered IP”). Each item of Business Registered IP is subsisting and, to Cristal’s Knowledge, is valid and enforceable. Either Cristal, a Cristal Subsidiary, the Company, or a Transferred Company exclusively owns and possesses all right, title, and interest in and to the Business Registered IP free and clear of all Liens other than Permitted Liens.  Except for the IP Assets, the Company and the Transferred Companies exclusively own and possess all right, title, and interest in and to, or have sufficient rights pursuant to a valid and enforceable license, all other Intellectual Property Rights that are material to the Business and used in, or necessary for the Business as presently conducted (provided the foregoing is not to be interpreted as a representation of non-infringement), in each case free and clear of all Liens other than Permitted Liens.

(b)          (x) No material Proceedings are pending or, to the Knowledge of Cristal, threatened in writing against the Company or any Transferred Company or, with respect to the Business, Cristal or any Cristal Subsidiary, that (i) allege that the Company or any Transferred Company or, with respect to the Business, Cristal or any Cristal Subsidiary, is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights (A) owned by the Company or any Transferred Company, or (B) included in the Transferred Assets; and (y) no material Intellectual Property Rights (A) owned by the Company or any Transferred Company, or (B) included in the Transferred Assets is subject to any consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting the Company's or any Transferred Company’s or, with respect to the Transferred Assets, the owners’ thereof ownership, use or disposition thereof or any material rights with respect thereto.  To the Knowledge of Cristal, (1) neither the Company, the Transferred Companies, nor, with respect to the Business, Cristal nor any Cristal Subsidiary is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person, and (2) no Person is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights (A) owned by the Company or any Transferred Company or (B) included in the Transferred Assets.

(c)           Since January 1, 2016, to the Knowledge of Cristal, no Person other than Cristal or a Cristal Subsidiary has asserted in writing that it has any ownership in any Intellectual Property Rights (A) purported to be owned by the Company or any Transferred Company or (B) included in the Transferred Assets, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)          The Company, the Transferred Companies, and, with respect to the Business, Cristal and any Cristal Subsidiary, take commercially reasonable actions to (i) maintain and protect their confidential information and other Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and (ii) protect and maintain their Systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein; except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.17         Affiliate Transactions.  There are no agreements, Contracts, arrangements, understandings or undertakings between the Company or any Transferred Company, on the one hand, and any Affiliates of Cristal (other than the Company and the Transferred Companies), on the other hand, that involve a  Liability in excess of $120,000.

Section 4.18         Labor Matters.

(a)           As of the date of this Agreement, Section 4.18 of the Cristal Disclosure Letter sets forth a true and complete list of (i) all Collective Labor Agreements in the United States and (ii) all other Collective Labor Agreements that govern the employment of more than 200 employees of any of the Company or the Transferred Companies.  Except as set forth on Section 4.18(a) of the Cristal Disclosure Letter, to the Knowledge of Cristal, no labor organization, employee representative or group of employees of Cristal (with respect to the Business), the Company or the Transferred Companies has made a demand for union recognition or union certification or engaged in any union organizing or decertification activities since January 1, 2014, and, to the Knowledge of Cristal, in respect to employees in the United States there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity.  To the Knowledge of Cristal, there are no strikes, organized work stoppages, lockouts, material arbitrations or other material labor disputes pending or threatened against or involving Cristal (with respect to the Business), the Company or the Transferred Companies.  None of the Company or the Transferred Companies has breached any provision of any Collective Labor Agreement, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Within the past six months, to the Knowledge of Cristal, none of the Business, the Company or the Transferred Companies with employees in the United States has committed any unfair labor practices, as defined by the National Labor Relations Act.  With respect to the Transactions, the Business, the Company and each Transferred Company will have prior to the Closing satisfied all notice, consultation and bargaining obligations owed to its employees and/or their representatives under applicable law or Collective Labor Agreements.

(b)           Since January 1, 2016, none of the Company or the Transferred Companies with employees in the United States has implemented any facility closing or layoff of employees subject to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), nor are any such closings or layoffs presently contemplated, planned or announced.

Section 4.19         Customers and Suppliers.

(a)           Section 4.19(a) of the Cristal Disclosure Letter sets forth an accurate and complete list of each customer who, in the year ended December 31, 2015 was one of the 20 largest sources of revenues for the Business, based on amounts paid or payable (each, a “Business Significant Customer”).  As of the date hereof, none of the Company or the Transferred Companies has any outstanding disputes with a Business Significant Customer other than in the ordinary course of business, that reasonably would be expected to involve an amount greater than $1,000,000 and none of the Company or any Transferred Company has received written notice of the intention of a Business Significant Customer to reduce the scale of the business conducted with the Company or the Transferred Companies that would reasonably be expected to result in a reduction in revenues in excess of $1,000,000 per fiscal year or to terminate or materially and adversely modify any existing material Contract with the Company and the Transferred Companies such that the revenues from such Business Significant Customer would reasonably be expected to be reduced by an amount greater than $1,000,000 per fiscal year.

(b)           Section 4.19(b) of the Cristal Disclosure Letter sets forth an accurate and complete list of each supplier or other service provider of the Business that accounted for more than $1,000,000 of the accounts payable incurred by the Company and the Transferred Companies, on a consolidated basis, for the year ended December 31, 2015 (each a “Business Significant Supplier”).  As of the date hereof, none of the Company or any Transferred Company has received any written notice of the intention of a Business Significant Supplier not to continue as a supplier of the Company and the Transferred Companies or to terminate or materially modify existing Contracts with the Company and the Transferred Companies other than any such modification that would reasonably be expected to result in an increase in such accounts payable by less than $1,000,000 per fiscal year.

Section 4.20         Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than HSBC Bank plc, as financial advisor to Tasnee, and Perella Weinberg Partners, as financial advisor to Gulf Investment Corporation, the fees and expenses of which will be paid by Cristal or its shareholders, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cristal.

Section 4.21         Insurance.  Each of the Company and the Transferred Companies maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Each insurance policy of the Company or any Transferred Company is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any Transferred Company is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, in each case, in all material respects.  There is no claim by the Company or any Transferred Company pending under any such policies that (a) to the Knowledge of Cristal, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (b) if not paid would constitute a Business Material Adverse Effect.

Section 4.22         Compliance with Foreign Corrupt Practices Act.

(a)          Since January 1, 2012, none of the Company or any Transferred Company, or any director or officer or employee or, to the Knowledge of Cristal, other Person while acting for or on behalf of the Company or any Transferred Company, has violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010 or any other anti-bribery or anti-corruption Legal Requirement applicable to the Company, any Transferred Company, or the Business (collectively, the “Applicable Anti-Corruption Laws”).  The Company, the Transferred Companies and the Business utilize the control procedures and an internal accounting controls system set forth in Section 4.22(a) of the Cristal Disclosure Letter.

(b)          Since January 1, 2012, none of the Company or the Transferred Companies has received any written notice from any Governmental Entity that such Company or Transferred Company, or any director, officer, employee or other Person acting for or on behalf of such Company or Transferred Company has violated or allegedly violated any Applicable Anti-Corruption Laws.

Section 4.23         Compliance with Trade Laws.

(a)           Since January 1, 2012, none of the Company or any Transferred Company, and no director, officer, or employee, or, to the Knowledge of Cristal, any other Person acting for or on behalf of the Company or any Transferred Company or the Business: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S., E.U., UK or non-U.S. Governmental Entity, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, OFAC’s List of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, the Commerce Unverified List, the Debarred List maintained by the U.S. Department of State (“State Department”), the State Department’s Nonproliferation Sanctions List, the E.U.’s Consolidated List of Persons, Groups, and Entities subject to E.U. financial sanctions, the UN Sanctions List, and HM Treasury’s Consolidated List of financial sanctions targets in the UK (“Sanctioned Person”); (ii) has participated in any transaction involving a designated Sanctioned Person, or any country subject to comprehensive sanctions or substantial restrictions under the U.S. sanctions administered by OFAC or applicable non-U.S. sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria (“Sanctioned Country”) to the extent such activities or business would violate U.S. sanctions or other applicable non-U.S. sanctions; (iii) has been organized, resident or located in a Sanctioned Country; or (iv) has imported, exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S., E.U., UK or non-U.S. export control, anti-boycott, or economic sanctions laws, regulations, or orders administered by OFAC, Commerce, the State Department, or the IRS.

(b)          Since January 1, 2012, none of the Company or any Transferred Company has to Cristal's Knowledge received any notice or inquiry from any Governmental Entity, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation, that the Company or such Transferred Company or any director, officer, employee or other Person acting for or on behalf of the Company or such Transferred Company has violated or allegedly violated any Laws administered by (i) the E.U., any E.U. member state, the UK or the Bureau of Industry and Security of Commerce or the Directorate of Defense Trade Controls of the State Department pertaining to export controls; (ii)  OFAC, the E.U., any E.U. member state, or the UK pertaining to economic and trade sanctions; (iii) Commerce or the IRS pertaining to anti-boycott; (iv) the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security pertaining to importations; or (v) the Census Bureau of Commerce pertaining to export and import reporting (collectively, “Trade Control Laws”).  The Company, the Transferred Companies and the Business have implemented and maintain in effect the policies, procedures and internal controls set forth in Section 4.23(b) of the Cristal Disclosure Letter.

Section 4.24         Sufficiency of Assets; Title to Assets.  At the Closing, Tronox, its Subsidiaries, the Company and the Transferred Companies will, taking into account all of the Ancillary Agreements, Sections 6.10, 6.12, 6.13 and 6.15, the acquisition of the Transferred Assets, own good and valid title to or have the valid right to use all of the assets (including intangible assets), free and clear of all Liens, other than Permitted Liens, and obtain all of the services (on the terms and subject to the conditions of the Contracts governing the provision of such services) used in, held for use or are necessary to allow Tronox immediately after the Closing to conduct the Business in substantially the same manner as currently conducted by Cristal and its Affiliates (including the Company and the Transferred Companies).  The Business’s material tangible assets (other than the Business Properties) and Systems, and all information that are used in, or relied on, to conduct the Business or owned by the Company or any Transferred Company are (x) maintained in accordance with normal industry practice and (y) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets), other than in each case assets that are not material to the Business and are disposed of in the ordinary course of business.  Cristal and the Cristal Subsidiaries (other than the Company and the Transferred Companies) will not, at the Closing, own any material intangible assets or Intellectual Property Rights that are necessary to allow Tronox immediately after the Closing to conduct the Business as currently conducted by Cristal and its Affiliates (including the Company and the Transferred Companies) other than the Shared Contracts (if any), the Cristal Marks or any asset that is the subject of Section 6.10.

Section 4.25         Credit Support.  All bonds, letters of credit, guarantees (whether payment or performance), security and other credit support of Cristal or any of its Subsidiaries (including the Company and the Transferred Companies) with respect to the Business (the “Credit Support”) as of the date of this Agreement are set forth on Section 4.25 of the Cristal Disclosure Letter.

Section 4.26         No Inducement or Reliance; Independent Assessment.

(a)           None of Tronox, its Affiliates or its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Consideration Shares, Tronox or any of its Subsidiaries or the Transactions, except for the representations and warranties made by Tronox that are expressly set forth in this Agreement or any agreement, certificate or instrument delivered in connection with this Agreement.  Cristal has made its own independent investigation, review and analysis regarding the Consideration Shares, Tronox and its Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Cristal together with expert advisors, including legal counsel, that it has engaged for such purpose and, in making the determination to enter into this Agreement and to proceed with the Transactions, Cristal and its Affiliates and Representatives have relied on the results of their own independent investigation.

(b)           Without limiting the generality of Section 4.26(a), Cristal acknowledges and agrees that none of Tronox, its Affiliates and its Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of Tronox or any of its Subsidiaries after the consummation of the Transactions or their potential profitability or with respect to any business plans or forecasts, projections or estimates of revenues, profits, cash flows or other financial performance measures that have been or may in the future be made available to Cristal or any of its Affiliates or Representatives in connection with their review of Tronox and its Subsidiaries or the Transactions.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01         Conduct of Business.

(a)           Conduct of Business by Tronox.  Except (1) for matters set forth in the Tronox Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or (2) with the prior written consent of Cristal (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing: (x) Tronox shall, and shall cause each Tronox Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact in all material respects its current business organization and its current relationships and goodwill with its current officers, key employees and other Persons having business dealings with it; and (y) in addition, and without limiting the generality of the foregoing, Tronox shall not, and shall not permit any Tronox Subsidiary to, do any of the following:

(i)             (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares, other equity interests or voting securities, other than (x) dividends and distributions by a direct or indirect wholly owned Tronox Subsidiary to its parent, or (y) quarterly cash dividends with a record date after December 31, 2016 in an amount less than $0.045 per share, (B) split, combine, subdivide or reclassify any Tronox Equity, other than as permitted by Section 5.01(a)(ii), or (C) except as expressly permitted or expressly contemplated by the Tronox Management Equity Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Tronox Equity, except for acquisitions, or deemed acquisitions, of Tronox Class A Ordinary Shares or other equity securities of Tronox in connection with (i) the payment of the exercise price of Tronox Share Options with Tronox Ordinary Shares (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Tronox Share Options, vesting and/or settlement of Tronox Restricted Share Units and vesting of Tronox Restricted Shares and (iii) forfeitures of Tronox Share Options, Tronox Restricted Share Units and Tronox Restricted Shares, pursuant to their terms as in effect on the date of this Agreement;

(ii)           except as expressly permitted or expressly contemplated by the Tronox Management Equity Plan, issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of Tronox or any Tronox Subsidiary (other than the issuance of Tronox Ordinary Shares upon the exercise of Tronox Share Options or settlement of Tronox Restricted Share Units outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) of the Tronox Disclosure Letter), (B) any other Tronox Equity or (C) any Tronox Voting Debt;

(iii)          amend the Tronox Constitution, except (x) as may be required by the rules and regulations of the SEC or the New York Stock Exchange or (y) pursuant to an unsolicited shareholder proposal duly proposed and approved at a general meeting of holders of any shares of Tronox pursuant to the Tronox Constitution or applicable Law;

(iv)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP (after the date of this Agreement);

(v)           acquire or agree to acquire in any transaction (including by merger or consolidation) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business), if such acquisition would reasonably be expected to delay, hinder or prohibit the consummation of the Transactions;

(vi)          sell, lease (as lessor) or otherwise dispose of, abandon, or permit to lapse or expire any material portion of the properties or assets of Tronox and the Tronox Subsidiaries, taken as a whole, or any interests therein, other than in the ordinary course of business and if such transaction would not reasonably be likely to delay the Closing in any material respect and in any case beyond the End Date, adversely affect in a material respect the expected benefits (taken as a whole) of the Transactions, provide any Person rights or entitlements in connection with the Transactions or adversely affect the business of Tronox and the Tronox Subsidiaries (taken as a whole);

(vii)         merge or consolidate Tronox with any other Person; or

(viii)        authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

Nothing in Section 5.01(a) prevents any action by or on behalf of Tronox or any directors of Tronox to respond to any approach by a third party in respect of an actual, proposed or potential merger or consolidation proposal (a “Competing Transaction”)  if failure to do so would, in the reasonable opinion of the Tronox Board in light of legal and any other appropriate professional advice, be likely to involve a breach of the duties of the directors of Tronox, provided that:

(1)          neither Tronox nor any of its directors, directly or indirectly, solicited or encouraged the proposal for such Competing Transaction;

(2)           Tronox has provided Cristal with the material terms and conditions of the Competing Transaction, including price and the identity of the third party making or proposing to undertake or give effect to the Competing Transaction, except to the extent that the Tronox Board, in light of legal and other appropriate professional advice, considers (acting reasonably) that doing so would or would be likely to be inconsistent with the duties of the directors of Tronox;

(3)           Tronox has given Cristal at least three Business Days after the date of the provision of the information referred to in subsection (2) above to provide a matching or superior proposal to the terms of such Competing Transaction; and

(4)           Cristal has not provided a proposal, which, in the opinion of the Tronox Board (acting reasonably), matches or is superior to the terms of such Competing Transaction.

(b)          Conduct of Business by Cristal.  Except (1) for matters set forth in the Cristal Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, necessary to consummate the Restructuring or required by applicable Law, or (2) with the prior written consent of Tronox (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing: (x) Cristal shall, and shall cause the Company and each Transferred Company to, (i) conduct the Business in the ordinary course in all material respects, (ii) manage the Current Assets and Current Liabilities of the Business in the ordinary course of business, taking into account historical fluctuations therein, (iii) continue to maintain the books and records of Cristal, the Company and the Transferred Companies to the extent related to the Business on a basis consistent with past practice and (iv) use reasonable best efforts to preserve intact in all material respects its current business organization and the current relationships and goodwill of the Business with its current officers, key employees and other Persons having business dealings with the Business; and (y) in addition, and without limiting the generality of the foregoing, Cristal shall not, and shall not permit the Company or any Transferred Company to, do any of the following:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, in each case, with a record or payment date on or after the Closing Date, (B) split, combine, subdivide or reclassify any Transferred Company Equity, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Transferred Company Equity;

(ii)           issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Transferred Company, (B) any other Transferred Company Equity or (C) any Transferred Company Voting Debt;

(iii)          (A) amend the Organizational Documents of the Company or (B) amend in any material respect the Organizational Documents of any Transferred Company;

(iv)          (A) grant to any current or former director, employee or officer of the Company or any Transferred Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business or to the extent required under any Business Benefit Plan as in effect as of the date of this Agreement that has been disclosed to Tronox, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires (with an annualized salary or equivalent annual compensation of less than $200,000) or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business or except to the extent required under any Business Benefit Plan or collective bargaining agreement that has been disclosed to Tronox, (C) enter into or adopt any material Business Benefit Plan or amend in any material respect any material Business Benefit Plan, except in the ordinary course of business, or (D) enter into or adopt any benefit plan, agreement or other arrangement that provides severance, change in control, retention or similar benefits or amend any Business Benefit Plan or other arrangement that provides severance, change in control, retention or similar benefits;

(v)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in Saudi GAAP (after the date of this Agreement);

(vi)          directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business);

(vii)         sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of, abandon, or permit to lapse or expire any properties or assets of the Business (other than sales of products or services in the ordinary course of business) or any interests therein, except (A) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii), (B) as expressly required by Contracts in force on the date of this Agreement, (C) transfers among Cristal and the Cristal Subsidiaries or (D) disposals of obsolete or worthless equipment no longer used or useful in the conduct of the Business;

(viii)        incur any Indebtedness, except for (A) Indebtedness that will be paid off at or prior to the Closing, (B) Indebtedness that will be assumed or retained by Cristal or a Cristal Subsidiary at or prior to the Closing or (C) Indebtedness that is in the ordinary course of business at levels consistent with the recent past practices of the Business;

(ix)           make any capital expenditures other than in accordance with the budget set forth on Section 5.01(b)(viii) of the Cristal Disclosure Letter or as expressly required by Contracts in force on the date of this Agreement, or fail to make the capital expenditures set forth in such budget in the period indicated;

(x)           enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or adversely affect in a material respect the expected benefits (taken as a whole) of the Transactions;

(xi)           implement (A) any employee layoffs requiring notice under the WARN Act, or (B) any other reduction in force, early retirement program, buyout, or other voluntary or involuntary employment termination program other than in the ordinary course of business consistent with past practice;

(xii)          other than any litigation addressed in Section 6.17, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) paid in full prior to the Closing, involve no admission of fault or wrongdoing and less than $5,000,000 in the aggregate or (B) less than $2,500,000 individually;

(xiii)         (A) modify, amend, terminate or expressly waive any rights or claims under any Business Material Contract (other than renewal of Business Material Contracts that have otherwise expired pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to the Business, or (B) enter into any new Contract that (i) would have been considered a Business Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business in all material respects or (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstances);

(xiv)        make, change or revoke any material Tax election; adopt or change any material Tax accounting method, except a change that is required under applicable Law to conform to a change permitted under Section 5.01(b)(v), settle or compromise any material Tax liability or refund, other than in the ordinary course of business; enter into any Tax sharing, allocation or similar agreement (other than as part of an agreement the principal subject matter of which is not Taxes, such as a loan or lease) or closing agreement with respect to Taxes; consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business; or apply for or obtain any material Tax ruling;

(xv)         merge or consolidate the Company or any Transferred Company with any other Person (provided that, for the avoidance of doubt, nothing in this Section 5.01(b)(xv) shall prohibit any Transferred Company from merging or consolidating with any other Transferred Company);

(xvi)        make any material capital contributions or investments (including through any loans or advances) in any Person (other than the Company or any Transferred Company) except for the management of the cash of the Company and the Transferred Companies in all material respects in the ordinary course;

(xvii)       adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any Transferred Company; or

(xviii)      authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c)           Advice of Changes.  Tronox and Cristal shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such Party to consummate the Closing.

(d)           The Parties acknowledge and agree that nothing in this Agreement is intended to result in Cristal acquiring a relevant interest (within the meaning of the Corporations Act) in any shares of Tronox (other than Consideration Shares) and any provision that, but for this Section 5.01(d), would do so is to be deemed modified so that no such interest is acquired under this Agreement.  In particular (but without limiting the generality of the foregoing), the Parties agree that nothing in this Agreement requires Tronox to take or refrain from taking any action (including waiving any rights) under or in relation to any provision of the Exxaro Deed or the Tronox Constitution under which Tronox has the power to exercise, or control the exercise of, a right to vote attached to shares of Tronox or the power to dispose of, or control the exercise of a power to dispose of, shares of Tronox within the meaning of Section 609 of the Corporations Act.

Section 5.02         Exclusive Dealing.  None of Cristal, the Cristal Board, or any of Cristal’s Subsidiaries shall, nor shall Cristal or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, Affiliates or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any Business Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a Business Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Business or afford access to the business, properties, assets, books or records of the Business to, or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making a Business Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any Business Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Business Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Cristal or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Business Acquisition Proposal, or requiring, or reasonably expected to cause, Cristal to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Transactions or (iv) resolve, propose or agree to do any of the foregoing.  Cristal shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Business Acquisition Proposal, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

ARTICLE VI

Additional Agreements

Section 6.01         Preparation of the Proxy Materials; Tronox General Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, Tronox shall prepare such notices of meeting, explanatory statements, proxy statements and other documents, including any amendment or supplement to any of the foregoing, as are required for or in connection with convening (collectively, including any amendment to any such document in accordance with this Section 6.01, the “Proxy Materials”), and (unless this Agreement has been terminated pursuant to Article VIII) shall duly convene, a general meeting (the “Tronox General Meeting”), to consider and, if thought fit, pass:

(i)            a resolution in accordance with Item 7 of Section 611 of the Corporations Act to approve the acquisition of the Consideration Shares by the Seller and any acquisition by Tronox of a relevant interest in such Consideration Shares in accordance with the terms of the Shareholders Agreement (the “Acquisition Resolution”); and

(ii)           resolutions to approve the issuance of the Consideration Shares to the Seller (together with the Acquisition Resolution, the “Approval Resolutions”).

(b)          Tronox shall cause the Proxy Materials to state (provided that, at the relevant time, the directors of Tronox (acting reasonably and in compliance with Section 5.01(a)) are satisfied that making such statements would be consistent with their respective fiduciary and statutory duties):

(i)            that all Tronox directors recommend to its members that they vote in favor of the Acquisition Resolution, subject to no superior proposal emerging; and

(ii)            in respect of any Tronox Ordinary Shares held by a Tronox director, that Tronox director will vote in favor of the Acquisition Resolution, subject to no superior proposal emerging.

(c)           Tronox shall cause the Proxy Materials to be filed with the SEC as early as practicable and use its reasonable best efforts to resolve any comments received from the SEC and have the Proxy Materials mailed to its shareholders at the earliest practicable time after such filing.

(d)          Cristal shall furnish all information as early as reasonably practicable concerning Cristal and its Affiliates (including the Additional Financial Statements as required pursuant to Section 6.27 and all information regarding Cristal as is required under Applicable Regulatory Requirements) (the “Cristal Material”) that may be reasonably requested by Tronox to Tronox and Cristal shall use its reasonable best efforts to provide such information in a form that is suitable for inclusion in the Proxy Materials, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Materials in accordance with applicable Laws (including the Corporations Act, the Exchange Act and the rules promulgated thereunder), the Tronox Constitution, the rules and regulations promulgated by the SEC and any applicable listing rules (the “Applicable Regulatory Requirements”).

(e)           Each Party agrees that none of the information supplied by such Party for inclusion or incorporation by reference in the Proxy Materials, on the date mailed to the members of Tronox and at the time of the Tronox General Meeting, (A) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Tronox General Meeting which has become false or misleading, and (B) shall not otherwise be misleading or deceptive or likely to mislead or deceive.  Tronox agrees, subject to Cristal complying with this Section 6.01(a) in respect of the Cristal Material, that at the date of mailing to its members, the Proxy Materials will comply in all material respects with, and contain all information required by, the Applicable Regulatory Requirements.  Cristal agrees that at the date of mailing to Tronox’s members, the Cristal Material included in the Proxy Materials will comply in all material respects with, and contain all information required by, the Applicable Regulatory Requirements; provided that with respect to any Applicable Regulatory Requirements relating to Australia, solely to the extent Tronox notifies Cristal in writing in reasonable detail of such Applicable Regulatory Requirements.

(f)           Tronox shall promptly notify Cristal upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Materials or for additional information.  Tronox shall promptly provide Cristal with copies of all correspondence between Tronox and its Representatives, on the one hand, and the SEC, on the other hand with respect to the Proxy Materials.  Tronox shall use its reasonable best efforts (with Cristal’s assistance in so far as such comments relate to Cristal) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Materials.  Notwithstanding the foregoing, prior to filing the Proxy Materials (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Tronox (i) shall provide Cristal (including its counsel) a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments to such document or response reasonably proposed by Cristal and (iii) shall promptly provide Cristal with a copy of all such documents and communications filed with the SEC.

(g)           If prior to the Closing, any event occurs with respect to Tronox or Cristal (or any of their respective Subsidiaries), or any change occurs with respect to other information supplied by Tronox or Cristal for inclusion in the Proxy Materials, which is required to be described in an amendment of, or a supplement to, the Proxy Materials, Tronox or Cristal, as applicable, shall promptly notify the other Party of such event, and Tronox and Cristal shall cooperate in doing such things as are necessary to amend or supplement to the Proxy Materials and, as required by Law, in disseminating the information contained in such amendment or supplement to their respective members.  Nothing in this Section 6.01(g) shall limit the obligations of any Party under Section 6.01(a) or Section 6.01(b).

(h)           Tronox shall not postpone or adjourn the Tronox General Meeting without the prior written consent of Cristal; provided, however, that Tronox shall be entitled to postpone or adjourn the Tronox General Meeting without the prior written consent of Cristal, (A) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Tronox Board has determined in good faith after consultation with outside legal counsel is necessary to be distributed under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Tronox’s members prior to the Tronox Meeting, (B) if required to do so by Applicable Regulatory Requirements, (C) if on a date on which the Tronox General Meeting is scheduled, Tronox has not received proxies representing a sufficient number of shares of Tronox Ordinary Shares to obtain the Tronox Shareholder Approval, whether or not a quorum is present, or (D) if there are insufficient Tronox Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Tronox General Meeting, in the case of each of clauses (C) and (D), if, and only if, the Tronox General Meeting is scheduled to reconvene on a date that is (x) 30 or fewer days after the date for which the Tronox General Meeting was originally scheduled and (y) 10 or fewer Business Days prior to the End Date.

Section 6.02         Access to Information; Confidentiality.  Subject to applicable Law, each of Tronox and Cristal shall, and shall cause each of its respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during the period prior to the Closing to all their respective properties, Tax-related materials, books, contracts, commitments, personnel and records and, during such period, each of Tronox and Cristal shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request, including any information reasonably requested by such other Party in connection with the preparation for the sale of the assets set forth on Section 6.02 of the Cristal Disclosure Letter; provided that either Party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) that is subject to any attorney-client privilege (provided that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) if providing such access or disclosing such information would, in the reasonable opinion of disclosing Party, violate applicable Law (including antitrust and privacy Laws).  If any material is withheld by such Party pursuant to the proviso to the preceding sentence, such Party shall inform the other Party as to the general nature of what is being withheld.  Without limiting the generality of any of the foregoing, during the period prior to the earlier of (x) the valid termination of this Agreement and (y) the Closing Date, Tronox will (A) promptly provide Cristal with copies of any material written materials or communications sent by or on behalf of Tronox to its members, except for those filed with the SEC which are immediately available on EDGAR and (B) keep Cristal informed on a reasonable basis and in reasonable detail of the status of the matters set forth on Section 6.02 of the Tronox Disclosure Letter.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 29, 2016 between Tronox and Cristal (the “Confidentiality Agreement”).

Section 6.03         Required Actions.

(a)           Each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, reasonably proper or reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Closing and the Transactions, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Transactions, and (ii) the execution and delivery of any additional instruments necessary to consummate the Closing and to fully carry out the purposes of this Agreement.

(b)           In connection with and without limiting the generality of Section 6.03(a) or Section 6.03(d), each of Tronox and Cristal shall:

(i)            furnish to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission which is necessary or advisable under the Antitrust Laws, the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) (the “FATA”) or any other applicable Law (collectively, the “Regulatory Approvals”);

(ii)           subject to the other Party furnishing such necessary information and assistance, make or cause to be made as promptly as reasonably practicable (and in any event, (A) Cristal and Tronox shall cause the notification and report form under the HSR Act required for the Transactions to be filed with the United States Federal Trade Commission and the United States Department of Justice not later than fifteen (15) Business Days following the date of this Agreement (provided that if reasonably requested by either Party to extend such date, the other Party shall not unreasonably withhold its consent to such extension); and (B) Tronox and/or Cristal, as applicable, shall cause all documents, forms, applications, submissions and notifications to be filed with the appropriate Governmental Entity as promptly as reasonably practicable following the date of this Agreement), in consultation and cooperation with the other, all filings required (1) under the Antitrust Laws and (2) under FATA relating to the Transactions, and to supply as promptly as reasonably practicable to the appropriate Governmental Entity any additional information or material that may be requested by such Governmental Entity in connection with any such filing, and be responsible for paying its owns fees and costs in connection with such filings; and

(iii)          subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become reasonably necessary, reasonably proper or reasonably advisable to be obtained or made to consummate the Transactions, each of Cristal and Tronox shall, and shall cause their respective Subsidiaries to: (i) promptly notify each other of any substantive communication (including oral communication) it receives from any Governmental Entity; (ii) permit the other Party to review reasonably in advance (and consider in good faith and incorporate the reasonable comments of the other Party to) any proposed substantive communication (subject to appropriate redactions to maintain confidentiality of business information) by such Party to any Governmental Entity; and (iii) promptly provide each other with copies of all substantive correspondence, filings or communications between such Party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.

(c)           Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall either Tronox or any of its Affiliates, on the one hand, or Cristal or any of its Affiliates, on the other hand, be required to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of Cristal, Tronox, the Company, the Transferred Companies or their respective Affiliates, or otherwise take or commit to take any action that could reasonably limit Cristal’s, Tronox’s, the Company's, the Transferred Companies’ or any of their respective Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (ii) terminate, modify or extend any existing relationships and contractual rights and obligations of Cristal, Tronox, the Company or the Transferred Companies or their respective Affiliates, (iii) establish or create any relationships and contractual rights and obligations of Cristal, Tronox, the Company, the Transferred Companies or their respective Affiliates, (iv) terminate any relevant venture or other arrangement, or (v) effectuate any other change or restructuring of Cristal, Tronox, the Company or the Transferred Companies or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order, decree or ruling or file appropriate applications with the Federal Trade Commission, United States Department of Justice or other Governmental Entity), except, in the case of each of clauses (i) through (v), as would not be detrimental to the Company and the Transferred Companies, taken as a whole, or Tronox and the Tronox Subsidiaries, taken as a whole, as applicable; provided, however, that in the event that any such remedy set forth in this Section 6.03(c) is requested by any Governmental Entity, the Party to which such request is made shall consult with the other Party prior to entering into any binding agreement or commitment with respect to such request.

(d)           In connection with the efforts to obtain all Regulatory Approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Law, subject to applicable Laws, each Party shall (i) cooperate and consult with the other in connection with all matters relating to all Regulatory Approvals, including any remedy requested pursuant to Section 6.03(c), (ii) use its reasonable best efforts to take all actions necessary to cause the clearance or expiration or termination of any applicable review period or waiting period under the HSR Act or any other Antitrust Law as soon as practicable, (iii) cooperate in good faith to jointly develop a strategy for obtaining all Regulatory Approvals and (iv) not, except with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), extend, stay or toll any such review period or waiting period or enter into any agreement with any Governmental Entity not to consummate the Closing.  Subject to applicable Laws, each of Cristal and Tronox shall not, and shall cause its Affiliates not to, agree to participate in any meeting or conference, whether in person or by telephone, with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with the other in advance and, to the extent permitted by the relevant Governmental Entity, gives the other Party the reasonable opportunity to attend and participate at such meeting.  Each of Cristal and Tronox may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Cristal or Tronox, as the case may be, or its legal counsel.  Notwithstanding the foregoing or anything in this Agreement to the contrary, but subject to Section 6.03(c), in the event of a disagreement regarding the tactics or strategy for obtaining any of the Regulatory Approvals, the final determination as to the appropriate course of action shall be made by Tronox.

(e)           Tronox shall give prompt written notice to Cristal, and Cristal shall give prompt written notice to Tronox, (i) of any substantive notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Cristal, Tronox, the Company or the Transferred Companies, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions, and (iii) if such Party becomes aware of any facts or circumstances that such Party believes, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other Party.

Section 6.04         Financing.

(a)           Prior to the Closing, Cristal shall, and shall cause the Company and the Transferred Companies to, use reasonable best efforts to provide to Tronox and its Affiliates, at Tronox’s sole expense, all cooperation reasonably requested by Tronox that is customary or necessary in connection with obtaining financing in connection with the Transactions (so long as such cooperation does not unreasonably interfere with the ongoing operations of Cristal and its Subsidiaries), including, upon the reasonable request of Tronox, (i) assisting Tronox with the preparation of appropriate and customary materials relating to the Business reasonably required in connection with the syndication of the financing, including, any confidential information memoranda, marketing materials, offering documents, lender presentations, materials for rating agency presentations and similar documents reasonably required in connection with the debt financing obtained in connection with the Transaction (the “Debt Financing”); (ii) causing members of senior management of the Business to participate with reasonable advance notice and at reasonable times in the marketing activities undertaken in connection with the marketing of the Debt Financing and in a reasonable number of presentations, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with any such financing; (iii) assisting in the preparation of, and executing and delivering, one or more credit agreements, guarantees, pledge and security documents, indentures, supplemental indentures, currency or interest rate hedging agreements, other definitive financing documents, or other certificates (including solvency certificates), documents, or closing deliverables with respect to the Debt Financing as may be reasonably requested by Tronox or otherwise reasonably facilitating the pledge of collateral, provided that no such documents shall be effective until the Closing Date; (iv) furnishing to Tronox and its financing sources, as promptly as reasonably practicable, such financial information regarding Cristal, the Company and the Transferred Companies as may be reasonably requested by Tronox; (v) assisting with the establishment of bank accounts; (vi) within the time period required by the commitment letter providing for the Debt Financing (when obtained), providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; (vii) providing to Tronox a copy of the resolutions of the board of directors of Cristal approving this Agreement and the Transactions; and (viii) requesting that its independent auditors cooperate with the Debt Financing and using reasonable best efforts to cause such independent auditors to provide customary “comfort” letters (including “negative assurance” comfort) in relation to the Business in connection therewith.  Notwithstanding anything to the contrary in this Section 6.04, until the Closing occurs, neither Cristal nor any of its Affiliates, nor any of their respective Representatives, shall (A) be required to pay any commitment or other similar fee, (B) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the financing in connection with the Transactions, in each case that is not contingent upon the Closing, (C) be required to incur any expenses in connection with such financing or (D) be required to take any action in his or her capacity as a director of Cristal or any of its Affiliates with respect to such financing. Tronox shall promptly reimburse Cristal for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Cristal or any of its Affiliates or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.04, and shall indemnify and hold harmless Cristal, its Affiliates and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred prior to the Closing Date by any of them in connection with the arrangement of Tronox’s financing and any information used in connection therewith (other than information provided by Cristal or any of its Affiliates) and all other actions taken by Cristal, its Affiliates and their respective Representatives pursuant to this Section 6.04.  Cristal hereby consents to the use of its, the Company's and the Transferred Companies’ respective logos in connection with such financing; provided that such logos are used solely as a means to identify Cristal, the Company and the Transferred Companies and in a manner that is not intended to or reasonably likely to harm or disparage Cristal, any of its Affiliates, the Company or the Transferred Companies or their reputation, goodwill or Marks or any of their other Intellectual Property Rights.

(b)          If permitted by applicable Law, on the Closing Date, Tronox, the Company and the Transferred Companies (as applicable) and the guarantors party thereto shall execute (i) a supplemental indenture to the Indenture between a Subsidiary of Tronox as issuer (the “Tronox Note Issuer”), and Wilmington Trust, National Association, as trustee, related to the 6.375% senior secured notes due 2020 (the “2020 Notes Indenture”), (ii) a supplemental indenture to the Indenture between the Tronox Note Issuer, as issuer, and Wilmington Trust, National Association, as trustee, related to the 7.50% senior secured notes due 2022 (together with the 2020 Notes Indenture, the “Tronox Indentures”), (iii) with respect to the Amended and Restated Revolving Syndicated Facility Agreement, by and among Tronox and certain of its subsidiaries, as borrowers and/or guarantors, UBS AG, Stamford Branch, as administrative agent, and the other parties thereto (the “Tronox ABL Agreement”), a joinder agreement to the Tronox ABL Agreement along with supplements to the pledge and security agreements related thereto, (iv) with respect to the Credit and Guarantee Agreement, by and among Tronox and certain of its subsidiaries, as borrowers and/or guarantors, Goldman Sachs Bank USA, as administrative agent, and the other parties thereto (the “Tronox TL Agreement” and, together with the Tronox ABL Agreement, the “Tronox Loan Agreements”), a counterpart agreement to the Tronox TL Agreement, along with supplements to the pledge and security agreements related thereto, and (v) a joinder agreement to the intercreditor agreement relating to the Tronox Loan Agreements, in each case, effective as of the Closing  and at Tronox's sole expense, and deliver any required certificates, legal opinions and other documents required by the Tronox Indentures and the Tronox Loan Agreements to be delivered in connection with the supplemental indentures, joinder agreements, supplements and counterpart agreements to the Tronox Loan Agreements and the documents related thereto.

(c)           Tronox will use its reasonable best efforts to obtain, or cause its Subsidiaries to obtain, (x) a commitment letter providing for the Debt Financing sufficient, together with all available cash and other proceeds, to fund the Cash Consideration at the Closing and (y) the Debt Financing sufficient, together with all available cash and other proceeds, to fund the Cash Consideration at the Closing.  Upon the reasonable request of Cristal, Tronox will provide Cristal with updates in reasonable detail of the status of its efforts to arrange the Debt Financing (including providing Cristal with copies of any commitment letter providing for the Debt Financing, if and when obtained).  Without limiting the generality of the foregoing, Tronox will give Cristal prompt notice (i) of any material breach or default by any party to any of the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing of which Tronox obtains Knowledge, (ii) of the receipt of any written notice or other written communication, in each case from any financing sources (that are or may become parties to the Debt Financing) with respect to (A) any material actual or potential breach or default, or any termination or repudiation by any party to the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing or (B) any material dispute or disagreement between or among any parties to the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (iii) if at any time for any reason Tronox in good faith determines that it will not be able to obtain all or any material portion of the Debt Financing.  Promptly after Cristal delivers to Tronox a written request, Tronox will provide any information reasonably requested by Cristal related to any circumstances referred to in clauses (i)-(iii) of the immediately preceding sentence; provided, however, that Tronox need not provide any information which, after consultation with its legal counsel, it has determined to be privileged or subject to confidentiality restrictions.

Section 6.05        Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such Transactions are consummated.

Section 6.06         [Intentionally Omitted.]

Section 6.07         Section 16 Matters.  Prior to the Closing, Cristal and Tronox each shall take all such steps as may be required to cause any acquisitions of Tronox Ordinary Shares (including derivative securities with respect to Tronox Ordinary Shares) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tronox to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08         Public Announcements.  Tronox and Cristal shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law; court process; with any employees of such Party or their representatives as required to implement the Transactions or as is otherwise reasonably considered by such Party to be appropriate to maintain good employee relations; or by obligations pursuant to the listing rules of, or any listing agreement with, any applicable national securities exchange or national securities quotation system.  Cristal and Tronox agree that the initial press release(s), whether joint or several, to be issued with respect to the Transactions shall be in the form(s) agreed to by the Parties prior to the date of this Agreement.

Section 6.09         Stock Exchange Listing.  Tronox shall use its reasonable best efforts to cause the Consideration Shares to be issued in connection with the Transactions to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 6.10        Post-Closing Transfer of Assets.  Notwithstanding anything in this Agreement to the contrary, this Agreement (including the Restructuring) shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Contract to which the Company or a Transferred Company is a party or any right thereunder if an attempted assignment, license or other provision, without the Consent of a third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of Tronox or any of its Affiliates relating to such Contract.  If any such Consent is not obtained prior to the Closing, the Parties shall cooperate in good faith and use their reasonable best efforts to obtain such Consent as promptly thereafter as practicable and the costs of obtaining any such Consent shall be borne one half by Cristal and one half by Tronox; provided that, without Tronox’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Cristal shall not (x) agree to pay any such costs of obtaining any such Consent or (y) grant to any third party any concession that would reasonably be expected to materially and adversely affect Tronox’s operation of the Business after the Closing.  If the Parties are unable to obtain any required Consent prior to the Closing, Cristal shall, for a period of 18 months following the Closing, solely to the extent any Contract inures to the benefit or burden of the Business, use reasonable best efforts to (i) continue to be bound thereby pending assignment to Tronox, (ii) at the direction and expense of Tronox, pay, perform and discharge fully all of its obligations thereunder after the Closing and prior to assignment to Tronox, (iii) without further consideration therefor, pay, assign and remit to Tronox promptly all monies, rights and other consideration received in respect of such Contract and (iv) exercise or exploit its rights and options under such Contract, when and as reasonably directed by Tronox.  During the period between the Closing Date and two years after the Closing Date, if and when any such Consent shall be obtained or such Contract shall otherwise become assignable, licensable, sublicenseable or able to be provided to Tronox, Cristal shall promptly assign, license, sublicense or otherwise provide such Contract to Tronox, without payment of further consideration, and Tronox shall, without the payment of any further consideration therefor, assume such Contract.

Section 6.11         Wrong Pockets.

(a)           Cristal shall, or shall cause its applicable Affiliate to, promptly deliver to Tronox (or its designee) any monies or checks that have been sent to Cristal after the Closing by customers, suppliers or other contracting parties of the Transferred Companies or the Business for goods or services provided by the Business or otherwise are in respect of a Transferred Company hereunder (including promptly forwarding invoices or similar documentation to Cristal).

(b)           Cristal agrees that Tronox has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Tronox in respect of any accounts receivable, notes receivable and other receivable arising from the operation of the Business, and Cristal shall furnish Tronox such evidence of this authority as Tronox may request in writing.

(c)           Tronox shall, or shall cause the applicable Transferred Company to, promptly deliver to Cristal (or its designee) any monies or checks that have been sent after the Closing to Tronox, any Transferred Company or their respective Affiliates to the extent they are in respect of any Other Cristal Business (including promptly forwarding invoices or similar documentation to Cristal).

Section 6.12         Use of Name.

(a)           Tronox agrees that (except as expressly set forth in this Section 6.12) after the Closing neither Tronox nor its Affiliates (including the Company and the Transferred Companies) shall have any rights in and to the mark “Cristal” or any Mark containing or comprising the foregoing (collectively, the “Cristal Marks”), and will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Cristal Marks or otherwise hold itself out as having any affiliation with Cristal or any of its Affiliates (other than the Company or any Transferred Company).  Tronox agrees that if any of the Business Assets, including any promotional materials or printed forms, bear a Cristal Mark, Tronox shall, prior to distributing, selling or otherwise making use of such Business Assets for the general public, remove, delete, cover or render illegible the Cristal Mark as it may appear on such Business Assets.  Notwithstanding the foregoing, for a period of six months after the Closing Date, Tronox may use any remaining inventory of materials, including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Cristal Marks to the extent such materials were included in the Business Assets as of the Closing.  Tronox shall indemnify and hold harmless Cristal, its Affiliates and its and their respective Representatives against all Losses asserted against or imposed upon them as a consequence of the use of the Cristal Marks by Tronox and its Affiliates (including the Company and the Transferred Companies) following the Closing.

(b)          Tronox shall, as promptly as practicable following the Closing Date, make the initial filing required to be made with the applicable Governmental Entity to cause the Company and each Transferred Company whose name includes the name “Cristal” to change its name such that its name does not include the name “Cristal”.

(c)           Cristal agrees that, after the Closing, neither Cristal nor its Affiliates (other than the Company or any Transferred Company) shall (i) have any rights in and to any Marks of any of the Company or the Transferred Companies, or any Marks that are included in the IP Assets, in each case containing or comprising any of the foregoing, but excluding the Cristal Marks (collectively, the “Transferred Company Marks”); or (ii) market, promote, advertise or offer for sale any products, goods or services utilizing any of the Transferred Company Marks or otherwise hold itself out as having any affiliation with Tronox, the Company, the Transferred Companies or any of their respective Affiliates.

Section 6.13         Shared Contracts.  Tronox acknowledges that Cristal and/or Seller is a party to certain Contracts that relate both to the Business and one or more of Cristal’s other businesses with the vendors, distributors, licensors and customers listed on Section 6.13 of the Cristal Disclosure Letter (each, a “Shared Contract”).  Prior to the Closing, Cristal will, at Tronox’s request, use reasonable best efforts (at Tronox’s cost and expense) to cause the Company or a Transferred Company to enter into a new Contract with respect to each such Shared Contract (each, a “Replacement Contract”) on terms that have been approved in writing in advance by Tronox (such approval not to be unreasonably withheld, conditioned or delayed).  From the Closing Date, until the six month anniversary thereof, Tronox shall use reasonable best efforts to enter into any Replacement Contract not previously entered into prior to the Closing.  If the Company or a Transferred Company is unable to enter into any Replacement Contract prior to the Closing, until the earlier of such time as such Replacement Contract is entered into and six months following the Closing Date, Cristal will, at Tronox’s request, if practicable, use reasonable best efforts to cooperate with Tronox (at Tronox’s cost and expense) in any arrangement reasonably acceptable to Tronox and Cristal intended to provide Tronox with services under such Shared Contract and for Tronox to assume the Liabilities related thereto.  For the avoidance of doubt, from and after six months following the Closing, Tronox shall have no right to receive any claims, rights or benefits under any Shared Contract.  Notwithstanding anything to the contrary in this Section 6.13, the effectiveness of any such Replacement Contract or other arrangement or any liability or obligation thereunder shall be contingent upon the consummation of the Closing.

Section 6.14         Intercompany Arrangements.

(a)           As of the Closing, all Business Contracts and transactions between Cristal and its Affiliates (other than the Company and the Transferred Companies) on the one hand, and the Company and the Transferred Companies, on the other hand (other than the Business Contracts or other transactions listed on Section 6.14 of the Cristal Disclosure Letter), will either be terminated or amended to remove or replace the applicable Company or Transferred Company or Affiliate of Cristal, as the case may be, as a party to such agreement, as applicable, without further liability to Tronox and its Affiliates (including the Company or any Transferred Company) with respect to periods following the Closing.

(b)           At or prior to the Closing, Cristal shall cause the Company and each Transferred Company to pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all Intercompany Indebtedness as well as all Liens related thereto.

Section 6.15         Credit Support.

(a)           During the period from the date of this Agreement and continuing until the Closing, except to the extent Tronox consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Cristal and its Affiliates (other than the Company and the Transferred Companies) shall not provide any Credit Support to the Business, except for (i) replacements of Credit Support existing on the date of this Agreement or extensions of the term thereof, (ii) Credit Support required to be provided under Law, (iii) Credit Support required to be provided pursuant to Business Contracts or Credit Support existing on the date of this Agreement, or (iv) unsecured Credit Support for an amount, individually or in the aggregate, not exceeding $20,000,000.

(b)           No later than ten Business Days prior to the Closing Date, Cristal shall provide Tronox with an updated Section 4.25 of the Cristal Disclosure Letter that sets forth all of the Credit Support reasonably expected to be outstanding as of the Closing Date.  Cristal and its Affiliates shall keep in effect and maintain all of the Credit Support as of the Closing Date until the earlier of (i) the date the applicable Credit Support is released or replaced by Tronox or (ii) the date that is the ninetieth (90th) day following the Closing Date.  Tronox shall use its reasonable best efforts to obtain, on or before the Closing Date (to the extent Cristal so requests), and in any event within ninety (90) days following the Closing Date, the release or replacement of each of the obligations of Cristal (or any Affiliate or shareholder thereof, other than the Company or the Transferred Companies) to provide Credit Support in respect of any liability of the Company and/or any Transferred Company set forth on such updated Section 4.25 of the Cristal Disclosure Letter.  To the extent Tronox does not obtain any such release or replacement, Tronox shall indemnify and hold harmless Cristal in respect of any liability or expense incurred by Cristal (or any Affiliate or shareholder thereof, other than the Company and the Transferred Companies) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

Section 6.16         Release of Indemnity Obligations.  Tronox and Cristal shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Tronox or its Affiliates would be substituted for Cristal and its Affiliates (other than the Company and the Transferred Companies) in any guarantees, letters of comfort, indemnities or arrangements entered into by Cristal or its Affiliates (other than the Company and the Transferred Companies) in respect of the Business.  If Tronox or its Affiliates cannot enter into the arrangements referred to above, Cristal shall not terminate any such guarantee, letter of comfort, indemnity or arrangement without Tronox’s prior written consent; provided that Tronox shall enter into a separate guaranty with Cristal or its applicable Affiliate (other than the Company and the Transferred Companies) to guarantee the performance of the obligations of Cristal or such Affiliate (other than the Company and the Transferred Companies), as applicable, under the Contract underlying such guarantee, letter of comfort, indemnity or arrangement.

Section 6.17        Litigation Support.  In the event and for so long as Tronox or Cristal, as applicable, is prosecuting, contesting or defending any Proceeding, other investigation, charge, claim, or demand by a third party (including any securities regulator) in connection with (a) the Transactions (including in respect of any regulatory policy issued by a securities regulator that is applicable to the Transactions), or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Transferred Assets, the Business, the Company or the Transferred Companies, the other Party shall, and shall cause its Subsidiaries and Affiliates (including with respect to Tronox after the Closing, the Company and the Transferred Companies) and its and their respective directors, officers and employees to, cooperate with such first Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.  In the event that any litigation related to this Agreement or the Transactions is brought against Tronox, any Tronox Subsidiary and/or the Tronox Board (or the board of directors of any of Tronox’s Subsidiaries), Tronox shall promptly (and in any event within 48 hours) notify Cristal of any such litigation, give Cristal the opportunity to participate in, but not control, the defense of any such litigation and keep Cristal reasonably informed with respect to the status thereof. Tronox agrees that it shall not compromise, offer to settle, agree to any settlement or come to any arrangement regarding any such litigation without Cristal’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that for the avoidance of doubt, consent shall be reasonably withheld if such consent prejudices any of Cristal's rights under this Agreement or any Ancillary Agreement in any material respect.  Cristal shall notify Tronox promptly (and in any event within 48 hours) of the commencement of any such litigation of which Cristal has received notice.  If any securities regulator applicable to Tronox seeks or institutes a Proceeding, enquiry, investigation, charge, claim or demand referred to in the first sentence of this Section 6.17 in connection with the Transactions (including in respect of any regulatory policy issued by a securities regulatory that is applicable to the Transactions), Tronox shall promptly reimburse Cristal for all reasonable and documented out-of-pocket fees (including reasonable attorneys' fees) and expenses incurred by Cristal or any of its Affiliates or their respective Representatives in connection with such Proceeding, enquiry, investigation, charge, claim or demand, except where the Proceeding, enquiry, investigation, charge, claim or demand by such securities regulator pertains to a breach of Law by Cristal, or any of its Affiliates or Representatives.  Notwithstanding anything to the contrary in this Agreement, Tronox hereby agrees, following the Closing, to (to the extent applicable) move for substitution or take similar actions under applicable Law for Tronox or one of its Affiliates to be substituted for Cristal in any and all Proceedings exclusively related to the Business, and for Cristal to be released from any and all such Proceedings effective as of the Closing.  In the event of any conflict between this Section 6.17 and Article IX, then Article IX shall govern.

Section 6.18         Intellectual Property.

(a)           Prior to the Closing, Cristal shall reasonably cooperate with Tronox to transfer any data related to the Business to databases of the Company, the Transferred Companies or their designees.  Prior to the Closing, Cristal shall use reasonable best efforts to (i) file applications to duly record any prior transfers of Intellectual Property Rights with any and all relevant Governmental Entities around the world sufficient to evidence in the records of such Governmental Entities a chain of title showing Cristal’s or its applicable Affiliate’s sole and exclusive ownership (prior to transfer to Tronox) of the Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter, (ii) assign or transfer or cause its Affiliates to assign or transfer to Tronox, the Company or the Transferred Companies, effective as of the Closing, all right, title or interest in any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter that is registered in the name of or owned by Cristal or any of its Affiliates (other than the Company or any of the Transferred Companies), including the IP Assets; and (iii) assign or transfer or cause the Company or the Transferred Companies to assign or transfer to Cristal or any of its Affiliates (other than the Company or any of the Transferred Companies), effective as of the Closing, all right, title or interest in any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter that (A) is registered in the name of or owned by any of the Company or the Transferred Companies and (B) includes, embodies or incorporates any Cristal Marks or is not used primarily in the Business.  All reasonable costs associated with compliance with this Section 6.18 shall be borne one half by Cristal and one half by Tronox.  Prior to the Closing Date, Cristal shall deliver to Tronox a list of any payment required to be made by the Company or a Transferred Company with the applicable patent, trademark or copyright office within 60 days following the Closing Date to maintain or renew any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter.

(b)           Cristal, on behalf of itself and its Affiliates, hereby grants to the Company and the Transferred Companies and any Affiliates of the Company and the Transferred Companies (including Persons that become an Affiliate of the Company or a Transferred Company after the Closing Date) a perpetual, non-exclusive, irrevocable, worldwide, sublicenseable, transferable, royalty-free, fully-paid up license to use any Intellectual Property Rights owned by Cristal or any of its Affiliates (other than the Company or Transferred Company) immediately prior to the Closing that are not included in the IP Assets or owned by the Company or a Transferred Company and used or held for use in the conduct of the Business immediately prior to the Closing, including such Intellectual Property Rights  assigned by the Company or a Transferred Company pursuant to Section 6.18(a) (other than Intellectual Property Rights that include, embody or incorporate any Cristal Marks).  Such license includes the right to make, have made, use, sell, and import products and practice methods covered by such Intellectual Property Rights and to reproduce, distribute, perform, display, and prepare derivative works of, such Intellectual Property Rights.  Cristal represents and warrants that it has the authority to grant the foregoing license on behalf of its Affiliates (other than the Company or the Transferred Companies).

Section 6.19         Restrictive Covenants.

(a)           For the period commencing on the Closing Date and expiring on the second anniversary thereof, Cristal shall not, and shall cause its Subsidiaries not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the Business anywhere in the world (a “Competing Business”): provided that, this Section 6.19 shall not prohibit Cristal or any of its Subsidiaries, directly or indirectly, from:

(i)            having Beneficial Ownership of (A) any Tronox Equity or (B) up to and including 4.9% of any class of outstanding Securities of any other Person; provided that if the Beneficial Ownership by Cristal or any of its Affiliates of the Securities of any other Person exceeds 4.9% of any class of outstanding Securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, Cristal shall not be in breach of this Section 6.19(a)(i) if Cristal or its applicable Affiliate divests or causes the divestiture of an amount of the Securities of such Person necessary for Cristal or its applicable Subsidiary to Beneficially Own 4.9% or less of the applicable class of outstanding Securities of such Person within twelve months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii)           conducting the Other Cristal Businesses; or

(iii)          acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) 20% of the revenues of the Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate as of the last Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, Cristal or its Subsidiaries may consummate the acquisition of such Acquired Business, provided further that Cristal or its applicable Subsidiaries shall enter into a definitive agreement to divest such Acquired Competing Business within six months following the date on which such Acquired Business was acquired.  If the divestiture of an Acquired Competing Business is required pursuant to this Section 6.19(a)(iii), Cristal shall provide notice to Tronox, and Cristal shall not, and shall not permit or cause any of its Subsidiaries to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than 20 Business Days negotiations with Tronox regarding a potential acquisition by Tronox or its Affiliates of such Acquired Competing Business.

(b)           For the period commencing on the Closing Date and expiring on the second anniversary thereof, Cristal shall not, and shall cause its Subsidiaries not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee to cease his or her employment with Tronox or its Affiliates, as applicable, without the prior written consent of Tronox.

(c)           For the period commencing on the Closing Date and expiring on the second anniversary thereof, Tronox shall not, and shall cause its Subsidiaries not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any employee of Cristal or its Affiliates that are management-level employees or employees that were significantly involved in the negotiations and/or due diligence process in connection with the Transactions (the “Cristal Employees”) to cease his or her employment with Cristal or its Affiliates, as applicable, without the prior written consent of Cristal.

(d)           Section 6.19(b) and Section 6.19(c) will not be deemed to prohibit the Parties or their respective Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees or Cristal Employees, as applicable.

(e)           The Parties acknowledge that (i) the restrictive provisions of this Section 6.19 are material inducement for Tronox to enter into this Agreement, (ii) Tronox would not enter into this Agreement without such restrictive provisions and (iii) such restrictive provisions are reasonable and necessary and that Tronox will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, each of the Parties agrees that, in addition to any other relief or remedies available to Tronox, Tronox shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a Court for the purposes of restraining a Party from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith.  It is the desire of the Parties that the restrictive provisions of this Section 6.19 be enforced to the fullest extent permissible under any applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  If a Court declares that any term or provision of Section 6.19 is invalid or unenforceable, the Parties agree that the Court making the determination of invalidity or unenforceability shall have the power to (and the Parties shall request such Court to) reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and Section 6.19 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)           Cristal and Tronox shall take such actions that are necessary to cause the non-solicit provisions contained in Section 6 of the Confidentiality Agreement to terminate and be of no further force and effect as of the Closing.

Section 6.20         Post-Closing Assistance.

(a)           Tronox agrees to retain and maintain all books, records and files that are included in the Transferred Assets and that are delivered to Tronox hereunder for a period of at least six years after the Closing Date (plus any additional time during which Tronox has been advised in writing by Cristal that (i) there is an ongoing Proceeding with respect to Taxes with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment; provided that only such books, records and files reasonably related to the appropriate Proceeding with respect to Taxes or period as advised by Cristal shall be subject to such time extension).  During such period, Tronox agrees to provide Cristal and its Representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books, records and files delivered to Tronox hereunder, and Cristal agrees to provide Tronox and its Representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books, records and files relating to the Business and retained by Cristal, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax Returns and financial statements, the auditing of financial statements, other financial reporting activities and the management and handling of Proceedings with respect to Taxes; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Tronox or Cristal or their respective Affiliates.

(b)          After the Closing, Tronox will (and will cause the Company, the Transferred Companies and their other respective Affiliates to) reasonably assist Cristal and its Affiliates in preparing information for various Governmental Entities or other third Persons after the Closing to the extent that such information relates to the Transactions, the Business, the Business Assets and/or the liabilities of the Business.  Such information includes, but is not limited to, information required by Cristal and its Affiliates to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Cristal or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences prior to Closing.  Cristal shall reimburse Tronox for all reasonable out-of-pocket and documented costs and expenses (excluding internal costs) actually incurred by Tronox and its Affiliates in connection with the compliance by Tronox with its obligations under this Section 6.20(b).

(c)           After the Closing, Cristal shall (and shall cause its Affiliates to) reasonably assist Tronox and its Affiliates (including the Company and the Transferred Companies) in preparing information for various Governmental Entities or other third Persons after the Closing to the extent that such information relates to the Transactions, the Business, the Business Assets and/or the liabilities of the Business.  Such information shall include information required by Tronox and its Affiliates (including the Company and the Transferred Companies) to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Tronox or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences after the Closing.  Tronox shall reimburse Cristal for all reasonable and documented out-of-pocket costs and expenses (for the avoidance of doubt, excluding internal costs) actually incurred by Cristal and its Affiliates in connection with the compliance by Cristal with its obligations under this Section 6.20(c).

(d)           After the Closing, Cristal shall (and shall cause its Affiliates to) provide Tronox and its Affiliates, and any of their respective Representatives, upon reasonable advance notice with access during normal business hours to those Financial Records within its possession or under its control necessary for the preparation of financial statements and other financial data relating to the Business that is either (i) required to be included in any current or future securities Law filing by any of Tronox and its Affiliates with the SEC, ASIC or other Governmental Entity under applicable Law, including any reconciliation to U.S. GAAP deemed required or necessary by Tronox and its Affiliates; or (ii) reasonably required by Tronox and its Affiliates to provide in connection with any offering of any debt or equity securities by Tronox and its Affiliates (collectively, the “Required Financials”).  Tronox shall reimburse Cristal for all reasonable and documented out-of-pocket costs and expenses (excluding internal costs) actually incurred by Cristal and its Affiliates in connection with the compliance by Cristal with its obligations under this Section 6.20(d).

Section 6.21         Further Assurances.  At any time after the Closing, Tronox and Cristal will, and will cause their respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Cristal or Tronox, as the case may be, to satisfy or in connection with their obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

Section 6.22         Insurance.  From and after the Closing Date, the Company and the Transferred Companies shall cease to be insured by Cristal’s or Cristal’s Affiliates’ (other than the Company and the Transferred Companies’) insurance policies or by any of Cristal’s or Cristal’s Affiliates’ (other than the Company's and the Transferred Companies’) self-insured programs.  For the avoidance of doubt, following the Closing, Cristal and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Tronox or the Transferred Companies.  Prior to and after the Closing, Cristal and its Affiliates (including, prior to the Closing Date, the Company and the Transferred Companies) shall reasonably cooperate with Tronox to assist Tronox in obtaining replacement insurance policies for the Company, the Transferred Companies and the Business, including any tail insurance policies.  Following the Closing Date, Tronox shall, and shall cause the Company and the Transferred Companies to, reasonably cooperate with respect to any claims made by Cristal with respect to the Business or the Business Assets prior to the Closing.

Section 6.23         Post-Closing Confidentiality.

(a)           From and after the Closing, Cristal shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information relating to the Business, the Company, the Transferred Companies and the Transferred Assets (“Tronox Confidential Information”), except (a) with the prior written consent of Tronox; (b) to the extent necessary to comply with applicable Laws, including federal securities Laws, the valid Order of a Court or any Proceeding, in which event, to the extent permitted by such Law, Order or Proceeding, Cristal shall notify Tronox as promptly as practicable (and, if possible, prior to the making of such disclosure); (c) to the extent such Tronox Confidential Information is available to the public through no fault of Cristal or any Affiliate of Cristal; (d) to the extent such Tronox Confidential Information becomes available after the Closing Date to Cristal or any of its Affiliates from a third Person who is under no confidential or fiduciary obligation to Tronox or its Affiliates with respect to such Tronox Confidential Information; (e) to the extent Cristal can demonstrate that such Tronox Confidential Information was independently developed by Cristal or its Affiliates after the Closing Date without violating this Section 6.23(a); or (f) to the extent such Tronox Confidential Information is used in the enforcement of any of the rights of Cristal or any of its Affiliates under this Agreement or the Ancillary Agreements or in the defense of any Proceeding brought against Cristal or one of its Affiliates.  The obligations of Cristal pursuant to this Section 6.23(a) shall cease two years following the Closing, except that such obligations shall survive (i) for five years following the Closing in respect of Tronox Confidential Information that is proprietary information and know-how of the Business, the Company, the Transferred Companies or the Transferred Assets, and (ii) in perpetuity for trade secrets of the Business, the Company or the Transferred Companies.

(b)           From and after the Closing, Tronox shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information received in connection with the Transactions or this Agreement and relating to Cristal and its Subsidiaries, in each case, solely to the extent such information is related to the Other Cristal Business or to Cristal’s shareholders (“Cristal Confidential Information”), except (a) with the prior written consent of Cristal; (b) to the extent necessary to comply with applicable Laws, including federal securities Laws, the valid Order of a Court or any Proceeding, in which event, to the extent permitted by such Law, Order or Proceeding, Tronox shall notify Cristal as promptly as practicable (and, if possible, prior to the making of such disclosure); (c) to the extent such Cristal Confidential Information is available to the public through no fault of Tronox or any Affiliate of Tronox; (d) to the extent such Cristal Confidential Information becomes available after the Closing Date to Tronox or any of its Affiliates from a third Person who is under no confidential or fiduciary obligation to Cristal or its Affiliates with respect to such Cristal Confidential Information; (e) to the extent Tronox can demonstrate that such Cristal Confidential Information was independently developed by Tronox or its Affiliates after the Closing Date without violating this Section 6.23(b); or (f) to the extent such Cristal Confidential Information is used in the enforcement of any of the rights of Tronox or any of its Affiliates under this Agreement or the Ancillary Agreements or in the defense of any Proceeding brought against Tronox or one of its Affiliates.  The obligations of Tronox pursuant to this Section 6.23(b) shall cease two years following the Closing.

Section 6.24         Transition Services Agreement.  Each of Tronox and Cristal agrees that, at Tronox's or Cristal's request, between the date of this Agreement and the Closing, each Party will cooperate with the other Party to negotiate in good faith and enter into an agreement for the provision by (i) Cristal or a Cristal Affiliate or (ii) Tronox or a Tronox Subsidiary (including the Company or a Transferred Company) of transition services to the (x) the Company and the Transferred Companies or (y) Cristal or a Cristal Affiliate, respectively (the “Transition Services Agreement”), which agreement shall (a) reflect in reasonable detail a description of the services to be provided (which shall not be more extensive than those provided to (1) the Company, any Transferred Company, Cristal, or any Cristal Affiliate in the operation of the Business or (2) Cristal or a Cristal Affiliate, in each case as at the date of this Agreement), including how incremental changes to a service (such as additional users) will be addressed; (b) identify interdependencies of the transition services that may limit the manner in which Tronox or Cristal terminates individual services prior to the end of the term of the Transition Services Agreement; and (c) include any specific advance notice requirements for a transition service for early termination.

Section 6.25         Feedstock Agreement.  Each of Tronox and Cristal agrees that between the date of this Agreement and the Closing, it will cooperate with the other Party to negotiate in good faith and enter into an agreement at the Closing providing for the supply of chloride slag, sulphite slag and rutile feedstock from Tronox to Cristal on terms mutually acceptable to each of Tronox and Cristal (the “Feedstock Agreement”), to the extent that (a) Cristal’s existing supply agreements permit Cristal to enter into the Feedstock Agreement without any material and adverse impact on the Business, and (b) the terms of the Feedstock Agreement are no less favorable to Cristal than the terms under Cristal’s existing supply agreements, in the aggregate.

Section 6.26         Additional Agreements.  Each of Tronox and Cristal agrees that, between the date of this Agreement and the Closing, each Party will cooperate with the other Party to negotiate in good faith regarding the matters set forth on, and in a manner substantially consistent with, Section 6.26 of the Cristal Disclosure Letter (the “Additional Matters”).

Section 6.27         Additional Financial Statements.  As promptly as reasonably practicable after the date of this Agreement (and in any event, in the case of the Additional Financial Statements described in clause (a) of this Section 6.27, no later than May 1, 2017), Cristal shall deliver to Tronox such financial statements and other financial information of the Business and associated support activities as are required by the SEC to be included in, or otherwise filed with the SEC in connection with the preparation of, the Proxy Materials and the Current Report on Form 8-K disclosing this Agreement and the Transactions (including any amendment thereto), which may include, (a) audited combined balance sheets of the Business as of December 31, 2016, December 31, 2015 and December 31, 2014, and audited combined statements of earnings, comprehensive income, cash flows and investment of the Business for each of the fiscal years in the three-year period ended December 31, 2016, in each case including any notes thereto, (b) unaudited combined balance sheets of the Business as of the end of any fiscal quarters ended subsequent to December 31, 2016 and prior to the Closing Date, and the related unaudited combined statements of earnings, comprehensive income, cash flows and investment of the Business, in each case (of this clause (b)) together with a comparable period for the prior year, such that the most recent financial information provided by this section is no more than 134 days old, (c) selected financial information of the Business (in accordance with Item 301 of Regulation S-K promulgated under the Securities Act) for each of the fiscal years in the five-year period ended December 31, 2016 and for any fiscal quarter ended subsequent to December 31, 2016 for which financial information is provided pursuant to clause (b) above and prior to the Closing Date, and (d) such quarterly management reports and financial information as are regularly provided to Cristal's management team as soon as reasonably practicable after such reports and information are so provided following the execution of this Agreement (clauses (a), (b), (c) and (d) collectively, the “Additional Financial Statements”).  The Additional Financial Statements described in clause (a) of this Section 6.27 shall be duly audited by, and accompanied by a report and (solely in the case of any such Additional Financial Statements also described in clause (x) below, an unqualified) opinion of, BDO USA, LLP or a firm of internationally reputed public accountants.  The Additional Financial Statements described in clause (b) of this Section 6.27 shall be reviewed in accordance with IAS 34 by BDO USA, LLP or a firm of internationally reputed public accountants.  The Additional Financial Statements described in clauses (a), (b) and (c) of this Section 6.27 shall be prepared from the books and records of the Business in accordance with (x) (1) Saudi GAAP with a reconciliation from Saudi GAAP to U.S. GAAP for any period ended on or prior to December 31, 2016, and (2) IFRS with a reconciliation from IFRS to U.S. GAAP for any period ended after December 31, 2016, or (y) U.S. GAAP, and (A) with respect to such Additional Financial Statements prepared in accordance with U.S. GAAP, will present fairly, in all material respects, the financial position and the results of operations of the Business as of and for the periods presented therein and (B) with respect to such Additional Financial Statements prepared in accordance with IFRS, if audited, give, in all material respects, a true and fair view of, or, if unaudited, fairly present, in all material respects, the financial position and the results of operations of the Business for the periods shown or as of the dates set forth therein, in the case of clause (A) or (B), subject, in the case of the unaudited portions of such Additional Financial Statements, to the absence of certain footnote disclosures otherwise required by U.S. GAAP or IFRS and normal year-end adjustments.

Section 6.28         Cristal Designated Directors.  At or prior to the Closing, Tronox shall use reasonable best efforts to cause the Tronox Board to take all action necessary such that, effective as of the Closing, two members of the Tronox Board shall be Cristal Designated Directors until the next annual general meeting of the Tronox shareholders held thereafter.

Section 6.29         Tronox Board.  At or prior to Closing, Tronox shall cause:

(a)           a duly convened meeting of the Tronox Board to be held at which a quorum of Tronox directors is present and acting throughout; or

(b)           all the Tronox directors, entitled to receive notice of a Tronox Board meeting and to vote on the following, to duly sign a written resolution in accordance with rules 10.8 and 10.9 of the Tronox Constitution, at or in which (as applicable):

(i)            the issuance of the Consideration Shares to the Seller;

(ii)           the delivery of the share certificate(s) referred to in Section 1.07(b)(ii)(A) to Cristal; and

(iii)          the updating of the register of members of Tronox to reflect the matters referred to in Section 1.07(b)(ii)(B),

is, in each case, approved conditional on the Closing occurring in accordance with the Corporations Act and the Tronox Constitution (including rules 10.6 and 11 of the Tronox Constitution).

Section 6.30         Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing, Tronox shall not, and shall not permit the Company or the Transferred Companies to, amend, repeal or modify any provision in the Company's or the Transferred Companies’ Organizational Documents relating to the exculpation or indemnification of any officers, directors or managers of the Company or the Transferred Companies existing as of the date hereof (unless required by Law), it being the intent of the Parties that the officers, directors and managers of the Company or the Transferred Companies shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law.  For a period of six (6) years after the Closing, Tronox shall, or shall cause the Company or the Transferred Companies to, either maintain director and officer liability insurance or acquire a director and officer liability run-off policy (and pay for such policy an amount up to 300% of the premiums under the existing director and officer insurance policy of the Company and the Transferred Companies for the 2016 fiscal year), which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company or the Transferred Companies prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company and the Transferred Companies, as applicable, for the benefit of such individuals.

(c)           Following the Closing, if any of the Company, Transferred Company or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that the successors and assigns of the Company or such Transferred Company, as applicable, shall assume all of the obligations set forth in this Section 6.30.

Section 6.31         Closing Cash.  The Company and the Transferred Companies shall have, collectively, at the Closing the amounts of Closing Cash in the jurisdictions necessary for the immediate requirements of the Company and the Transferred Companies for ten (10) Business Days immediately following the Closing, such amounts and jurisdictions as reasonably agreed to between the Parties prior to the Closing.

Section 6.32         Certain Cristal Obligations.  Cristal agrees to satisfy, or cause to be satisfied, in full (a) all outstanding contingent consideration payments under the Tikon Framework Agreement prior to the Closing and (b) all payments in respect of Health and Safety Executive v. Cristal Pigment UK Limited.

Section 6.33         R&W Policy.  Promptly following the date hereof, Cristal and Seller shall take all steps reasonably necessary to facilitate the negotiation to completion of a R&W Policy with a retention amount (including the deductible amount referred to in Section 9.05 (b)) and a maximum coverage amount equal in aggregate to $231,000,000 (taking into account any exclusions set forth in the R&W policy). Cristal and Seller agree to reasonably minimize the retention amount under the R&W Policy to a customary level.   Cristal and Seller will bear the total cost of the R&W Policy.  Tronox will take all steps reasonably necessary to permit the insurer to bind the R&W Policy as soon as practicable following the date of this Agreement or at such time prior to Closing as Cristal may request and, more generally, will cooperate with Cristal's reasonable requests in relation to insurance with respect to the Transaction (including participating in any bring-down due diligence process that may be required in the future).

Section 6.34         No Assignment.  Cristal covenants and agrees that it shall not assign the contract listed on Section 6.34 of the Cristal Disclosure Letter without the prior written consent of Tronox.

Section 6.35          Escrow of Proceeds.  Each of the Parties agrees to comply with its respective covenants set out in Schedule 6.35.

ARTICLE VII

Conditions Precedent

Section 7.01         Conditions to Each Party’s Obligation to Consummate the Closing.  The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Shareholder Approval.  The Approval Resolutions shall have been duly passed at the Tronox General Meeting (disregarding, in the case of the Acquisition Resolution, any votes cast in favor of the Acquisition Resolution by any person referred to in paragraph (a) of Item 7 of Section 611 of the Corporations Act).

(b)           Listing.  The Consideration Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(c)           Antitrust Law Clearances.  Any waiting periods (and any extensions thereof) applicable to the Transactions under the Antitrust Laws of the jurisdictions set forth on Section 7.01(c) of the Tronox Disclosure Letter shall have expired or shall have been terminated and any affirmative approval of a Governmental Entity required or sought under any other Antitrust Law of the jurisdictions set forth on Section 7.01(c) of the Tronox Disclosure Letter shall have been obtained or deemed to have been obtained under such Antitrust Law.

(d)           Financing.  Tronox shall have obtained financing in connection with the Transactions sufficient to fund the Cash Consideration.

(e)           No Legal Restraints.  No outstanding judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction or of a Court shall have been entered and shall continue to be in effect, and no Law (collectively, the “Legal Restraints”) shall have been adopted or be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case that prohibits, enjoins or makes illegal the consummation of the Transactions; provided that the Party seeking to assert this condition shall have complied in all material respects with its obligations under Section 6.03 in respect of any such Legal Restraint.

Section 7.02         Conditions to Obligations of Cristal.  The obligations of Cristal to consummate the Closing are further subject to the following conditions:

(a)           Australian Foreign Investment Approval.  Cristal shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the Seller proposes to acquire the Consideration Shares and enter into any shareholders agreement or deed by and between Cristal and Tronox and the Ancillary Agreements under this Agreement (the “Cristal Actions”) and pays any applicable fee, and in relation to each such Cristal Action one of the following occurs:

(i)            the day that is 10 days after the end of the decision period mentioned in Section 77 of FATA passes without an order prohibiting any Cristal Action having been made under Section 67 or 68 of FATA;

(ii)            if an interim order is made under Section 68 of FATA in relation to a Cristal Action, the end of the period specified in the order passes without an order prohibiting the Cristal Action under Section 67 of FATA having been made; or

(iii)          Cristal is given a no objection notice (within the meaning of FATA) in respect of the Cristal Action, the notice being unconditional or subject only to Standard Tax Conditions or other conditions which are acceptable to Cristal acting reasonably.

(b)           Representations and Warranties.

(i)            The representations and warranties of Tronox contained in Section 3.03(a) and Section 3.03(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii)           the representations and warranties of Tronox contained in Section 3.01, Section 3.02, Section 3.03(c), Section 3.04, and Section 3.15 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)          the representation of Tronox contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement at at and as of the Closing as if made at and as of such time;

(iv)          the representations and warranties of Tronox contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Tronox Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect; and

(v)           Cristal shall have received a certificate signed on behalf of Tronox by an executive officer of Tronox to such effect.

(c)           Performance of Obligations of Tronox.  Tronox shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Cristal shall have received a certificate signed on behalf of Tronox by an executive officer of Tronox to such effect.

(d)           Cristal Designated Directors.  Effective as of the Closing, two members of the Tronox Board shall be Cristal Designated Directors.

(e)           Ancillary Agreements.  Cristal shall have received all Ancillary Agreements, duly executed by Tronox or its applicable Affiliates parties thereto.

Section 7.03         Conditions to Obligation of Tronox.  The obligations of Tronox to consummate the Closing are further subject to the following conditions:

(a)           Australian Foreign Investment Approval.  Tronox and each relevant Affiliate (each a “Tronox Acquirer”) gives the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the relevant Tronox Acquirer proposes to acquire the Acquired Shares or Transferred Assets under this Agreement (the “Tronox Actions”) and pays any applicable fee, and in relation to each such Tronox Action one of the following occurs:

(i)            the day that is 10 days after the end of the decision period mentioned in Section 77 of FATA passes without an order prohibiting any Tronox Action having been made under Section 67 or 68 of FATA;

(ii)            if an interim order is made under Section 68 of FATA in relation to a Tronox Action, the end of the period specified in the order passes without an order prohibiting the Tronox Action under Section 67 of FATA having been made; or

(iii)          the Tronox Acquirer is given a no objection notice (within the meaning of FATA) in respect of the Tronox Action, the notice being unconditional or subject only to Standard Tax Conditions or other conditions which are acceptable to Tronox acting reasonably.

(b)           Representations and Warranties.

(i)            The representations and warranties of Cristal contained in Section 4.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii)           the representations and warranties of Cristal contained in Section 4.01, Section 4.02, Section 4.03 (other than Section 4.03(a)), Section 4.04 and Section 4.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)          the representation of Cristal contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iv)          the representations and warranties of Cristal contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Business Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect;

(v)           Tronox shall have received a certificate signed on behalf of Cristal by an executive officer of Cristal to such effect.

(c)           Ancillary Agreements.  Tronox shall have received all Ancillary Agreements, duly executed by Cristal or its applicable Affiliates parties thereto.

(d)           Performance of Obligations of Cristal.  Cristal shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tronox shall have received a certificate signed on behalf of Cristal by an executive officer of Cristal to such effect.

(e)           Restructuring.  The Restructuring shall have been effected in accordance with Section 2.01.

Section 7.04         Frustration of Closing Conditions.  Neither Cristal nor Tronox may rely on the failure of any condition set forth in Section 7.01, 7.02or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform its obligations hereunder.

Section 7.05         Australian Foreign Investment Approval of Cristal Actions and Tronox Actions.  The provisions of this Agreement to take a Cristal Action shall not become binding on Cristal, and the provisions of this Agreement to take a Tronox Action shall not become binding on Tronox, until the conditions set forth in Section 7.02(a) and Section 7.03(a), respectively, are satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01         Termination.  This Agreement may be terminated at any time prior to the Closing, whether or not the Approval Resolutions have been passed:

(a)           by mutual written consent of Cristal and Tronox;

(b)          by either Cristal or Tronox:

(i)             if the Closing has not occurred on or before the date which is fifteen (15) months after the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if such failure of the Closing to occur on or before the End Date is primarily the result of the failure of the Party seeking to terminate this Agreement to perform in any material respect any of its obligations under this Agreement;

(ii)            if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party if the Legal Restraint’s having become final and non-appealable was primarily due to the failure of such Party to perform in any material respect any of its obligations under this Agreement; or

(iii)           if the Approval Resolutions are not passed at the Tronox General Meeting;

(c)           by Cristal, if Tronox breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Tronox contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(b) or 7.02(c) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from Cristal of such breach or failure or (B) any shorter period of time that remains between the date Cristal provides written notice of such breach or failure and the End Date; provided that Cristal shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if it is then in material breach of any covenant or agreement contained in this Agreement, and any representation or warranty of Cristal contained herein then fails to be true and correct, such that the conditions set forth in Section 7.03(b) or 7.03(d) would not then be satisfied; or

(d)           by Tronox, if Cristal breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Cristal contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(b) or 7.03(c) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from Tronox of such breach or failure or (B) any shorter period of time that remains between the date Tronox provides written notice of such breach or failure and the End Date; provided that Tronox shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of any covenant or agreement contained in this Agreement, and no representation or warranty of Tronox contained herein then fails to be true and correct, such that the conditions set forth in Section 7.02(b) or 7.02(c) would not then be satisfied.

Notwithstanding anything to the contrary contained in this Section 8.01, this Agreement may not be terminated by any Party unless any fee required to be paid (or caused to be paid), if any, by such Party pursuant to Section 8.02 at or prior to the time of such termination shall have been paid in full.

Section 8.02         Effect of Termination.

(a)           In the event of termination of this Agreement by either Tronox or Cristal as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cristal or Tronox, other than this Section 8.02, the last sentence of Section 6.02, Section 6.05 and Article XII, which provisions (and the Confidentiality Agreement) shall survive such termination; provided that, no such termination shall relieve any Party from any liability or damages incurred or suffered by a Party to the extent such liabilities or damages were the result of fraud or the willful and material breach by another Party of any of its covenants or other agreements set forth in this Agreement.  For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b)           In the event that this Agreement is terminated by Cristal or Tronox pursuant to Section 8.01(b)(i) and on the date of such termination all of the conditions to Closing set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived, other than (x) the condition set forth in Section 7.01(d) (relating to financing), and (y) those conditions that are by their nature to be satisfied at the Closing (but, in the case of clause (y), which conditions are reasonably capable of being satisfied if the Closing Date were the date of such termination), then Tronox shall promptly, but in no event later than three Business Days after the date of such termination, pay to Cristal a nonrefundable fee equal to $100,000,000 (the “Tronox Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Cristal to Tronox for such purpose (it being understood that in no event shall Tronox be required to pay the Tronox Termination Fee on more than one occasion); provided that Cristal shall not be entitled to receive the Tronox Termination Fee if Cristal is then in material breach of any of its covenants or agreements contained in this Agreement.

(c)           In the event this Agreement is terminated by Cristal or Tronox pursuant to (i) Section 8.01(b)(i) and on the date of such termination the condition to Closing set forth in Section 7.01(a) has not been satisfied or (ii) Section 8.01(b)(iii) (relating to failure to pass the Approval Resolutions at the Tronox General Meeting), then Tronox shall reimburse Cristal for any reasonable, documented and out-of-pocket fees or expenses incurred or paid by or on behalf of Cristal or any of its shareholders or its or their respective Affiliates in connection with this Agreement, the Ancillary Agreements, all related agreements and documents, the due diligence investigation conducted by or with respect to Tronox and the Tronox Subsidiaries and the transactions contemplated hereby by wire transfer of immediately available funds to an account designated in writing by Cristal to Tronox for such purpose within three Business Days after the date of Tronox’s receipt of such documentation and account designation; provided, that in no event shall the amount of such fees and expenses reimbursed by Tronox to Cristal exceed $15,000,000 in the aggregate.

(d)           The Parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement; accordingly, if Tronox fails to pay any amount pursuant to this Section 8.02 when due and, in order to obtain such payment, Cristal commences a suit that results in a judgment against Tronox for any amounts due pursuant to this Section 8.02, Tronox shall pay to the other Party its out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with the collection of such overdue amount and the enforcement by Cristal of its rights under this Section 8.02 and Tronox will pay to Cristal interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Cristal in full) at a rate per annum of the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)           Notwithstanding anything to the contrary in this Agreement, in the event that the Tronox Termination Fee is payable and Tronox pays the Tronox Termination Fee pursuant to and in accordance with this Section 8.02, such payment, and any costs or expenses payable to Cristal pursuant to and in accordance with Section 6.04 shall be the sole and exclusive remedy, except as provided in Section 8.02(a), of Cristal and its Affiliates against Tronox, its Affiliates and any of their respective former, current, or future shareholders, equityholders, partners, directors, officers, members, managers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Tronox in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Transactions to be consummated, and upon payment of such amount if and when due, none of Tronox, its Affiliates or any of their respective former, current, or future stockholders, equityholders, partners, directors, officers, members, managers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 8.03         Procedure for Termination.  In the event of termination and abandonment by Cristal or Tronox, or both, pursuant to Section 8.01, written notice thereof specifying the relevant provision under which termination is made shall be given to the other Party and the basis therefor described in reasonable detail, and the Transactions shall be abandoned, without further action by any Party.  A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of Cristal or Tronox, action by its respective board of directors or the duly authorized designee thereof.  Termination of this Agreement prior to the Closing shall not require the approval of the shareholders of Cristal or members of Tronox.

ARTICLE IX

Indemnification

Section 9.01         Indemnification by Cristal.  From and after the Closing, subject to the limitations set forth in this Agreement, Cristal and the Seller shall, jointly and severally, to the fullest extent permitted by Law, indemnify, defend and hold harmless Tronox and its Affiliates (including, after the Closing, the Company and the Transferred Companies), the past, present and future directors, officers, employees and agents of Tronox and its Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Tronox Indemnitees”) from and against any and all Losses which any Tronox Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of Cristal contained in this Agreement or in any certificate delivered hereunder (other than any Cristal Fundamental Representation) as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Cristal Fundamental Representation as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in this Agreement to be performed by Cristal, in whole or in part, after the Closing, (d) any Taxes of the Company or the Transferred Companies for any taxable period (or portion thereof) ending on or before the Closing Date, (e) without duplication, any Taxes of the Company or the Transferred Companies as a result of successor or transferee liability or other secondary or non-primary liability for Taxes of any Person imposed on the Company or the Transferred Companies pursuant to any Law (including Section 1.1502-6 of the U.S. Treasury Regulations or any similar provision of U.S. state or local or non-U.S. Tax Law), or by contract or otherwise (other than a contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), where such liability is imposed on the Company or the Transferred Companies as a result of an act, transaction or agreement occurring or entered into prior to the Closing, (f) any Taxes of Cristal, the Seller or any of their respective Affiliates (excluding, for avoidance of doubt, the Company and the Transferred Companies) that any Tronox Indemnitee is liable for jointly or severally, as a successor or transferee, or otherwise or (g) the matter described in item 1 of Section 4.11 of the Cristal Disclosure Letter.  Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, the determination of whether any breach of any representation or warranty (other than the representations and warranties in Section 4.06(b), Section 4.06(d) or the first sentence of Section 4.08, or with respect to the standard that must be met to create an obligation to include items in a list set forth in the Cristal Disclosure Letter) has occurred and of the amount of Losses arising out of or resulting from any such breach shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Business Material Adverse Effect.

Section 9.02         Indemnification by Tronox.  From and after the Closing, subject to the limitations set forth in this Agreement, Tronox shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Cristal and its Affiliates, the past, present and future directors, officers, employees and agents of Cristal, its shareholders and its and their respective Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Cristal Indemnitees”) from and against any and all Losses which any Cristal Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of Tronox contained in this Agreement or in any certificate delivered hereunder (other than the Tronox Fundamental Representations) as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Tronox Fundamental Representation as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), and (c) any breach of any covenant or agreement contained in this Agreement to be performed by Tronox, in whole or in part, after the Closing.  Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, the determination of whether any breach of any representation or warranty (other than with respect to the standard that must be met to create an obligation to include items in a list set forth in the Tronox Disclosure Letter) has occurred and of the amount of Losses arising out of or resulting from any such breach shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Tronox Material Adverse Effect.

Section 9.03         Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           Third Party Claims.

(i)            Any Tronox Indemnitee or Cristal Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.01 or Section 9.02, as applicable, shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Third Party Claim; provided that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.

(ii)            If a Third Party Claim is asserted against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and to settle such Third Party Claim at the discretion of the Indemnifying Party; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal claim involving the Indemnified Party as a defendant, (B) the gravamen of the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (C) the Third Party Claim seeks has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this Article IX or (D) the Third Party Claim would reasonably be expected to have a material adverse effect on the business of Cristal or Tronox, as applicable, taken as a whole.  The Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any judgment that (1) does not include the provision by the Person(s) asserting such claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (2) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or (3) includes injunctive or other nonmonetary relief affecting any Indemnified Party.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses incurred by the Indemnified Party in connection with the defense thereof; provided that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense); provided further that the Indemnifying Party will pay the costs and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim.  The Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article IX and fully releases the Indemnifying Party with respect to such Third Party Claim.

(iii)          All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony that are within its possession or under its control and reasonably relevant to such Third Party Claim, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(b)           Direct Claims.  If any Indemnified Party has a claim against any Indemnifying Party under this Article IX that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, copies of all material written evidence thereof, the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Direct Claim; provided that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.  The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access to Cristal and its Affiliates or Tronox and its Affiliates' (as applicable) premises and personnel and the right to examine and copy any accounts, documents or records reasonably relevant to the Direct Claim) as the Indemnifying Party or any of its advisors may reasonably request; provided, that any such access shall be conducted at the Indemnifying Party’s expense, during normal business hours under the reasonable supervision of the Indemnified Party’s agents and in such a manner as not to interfere in any material respect with the normal operations of the Indemnified Party; and provided, further, that the Indemnifying Party shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with a Direct Claim or its investigation.  If the Indemnifying Party disputes a Direct Claim, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within 45 days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute.  If such dispute is not so resolved within such 45-day period, then either party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article XII.

Section 9.04        Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (a) the Cristal Fundamental Representations and the Tronox Fundamental Representations shall survive the Closing until the date that is six years after the Closing Date, (b) all other representations and warranties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date and (c) except as otherwise specified herein, all covenants and agreements contained in this Agreement to be performed, in whole or in part, after the Closing shall survive the Closing indefinitely; provided that each representation, warranty, covenant and agreement contained in this Agreement shall survive the time at which it would otherwise expire pursuant to this Section 9.04 if, prior to such time, notice of a breach or potential breach thereof giving rise to a right or potential right of indemnity under this Article IX shall have been given to the Party against whom such indemnity may be sought in accordance with Section 9.03. Any claim not asserted in accordance with this Article IX on or prior to the expiration of the applicable survival period set forth in this Section 9.04 will be irrevocably and unconditionally released and waived.

Section 9.05         Limitations on Indemnification Obligations.  Notwithstanding anything to the contrary in this Article IX:

(a)          the Tronox Indemnitees shall not be entitled to recover Losses pursuant to (i) Section 9.01(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Tronox Indemnitees for such breach exceeds $2,100,000 or (ii) Section 9.01 that would not have been incurred but for a Tronox Tax Act (other than as a result of breach of Section 4.09(e) or a breach by Cristal of Section 10.09);

(b)          the Tronox Indemnitees shall not be entitled to recover Losses pursuant to Section 9.01(a) until the aggregate amount which the Tronox Indemnitees would recover under Section 9.01(a) exceeds $21,000,000, in which case the Tronox Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 9.01(a) (together with any amount collected under the R&W Policy) of $210,000,000;

(c)           the Tronox Indemnitees shall not be entitled to recover Losses pursuant to Section 9.01(a) or (c) (together with any amount collected under the R&W Policy) in excess of a maximum aggregate amount of $315,000,000;

(d)          the Tronox Indemnitees shall not be entitled to recover Losses pursuant to this Article IX (together with any amount collected under the R&W Policy) in excess of a maximum aggregate amount of $2,100,000,000;

(e)           the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Cristal Indemnitees for such breach exceeds $2,100,000;

(f)            the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) until the aggregate amount which the Cristal Indemnitees would recover under Section 9.02(a) exceeds $21,000,000, in which case the Cristal Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 9.02(a) of $210,000,000;

(g)          the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) or (c) in excess of a maximum aggregate amount of $315,000,000;

(h)          the Cristal Indemnitees shall not be entitled to recover Losses pursuant to this Article IX in excess of a maximum aggregate amount of $2,100,000,000;

(i)            neither the Tronox Indemnitees nor the Cristal Indemnitees shall be entitled to recover Losses pursuant to this Article IX to the extent that such Losses were included in the calculation of Closing Working Capital and reflected or reserved for on the final Closing Statement setting forth the Actual Adjustment Amount;

(j)            (i) Each Indemnified Party shall use reasonable best efforts to collect any available third party insurance proceeds, including any proceeds from the R&W Policy (“Insurance Proceeds”), in respect of any Loss; provided that such Indemnified Party need not attempt to so collect prior to making a claim for indemnification or receiving an indemnity payment in respect of such Loss under this Article IX, except as set forth in Section 9.09, (ii) any Loss for which an Indemnified Party may make a claim shall be reduced by any Insurance Proceeds actually collected by such Indemnified Party in respect of such Loss, (iii) if an Indemnified Party receives an indemnity payment in respect of a Loss under this Article IX and subsequently collects any Insurance Proceeds in respect of such Loss, such Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of such indemnity payment that would have been due if such Insurance Proceeds had been collected before such indemnity payment was made, (iv) all Losses shall be net of any Tax Benefit actually realized by the Indemnified Party or its Affiliate in connection with the incurrence of such Losses in (or prior to) the taxable year in which the applicable indemnity payment is received or in the subsequent taxable year, and (v) the Tronox Indemnitees shall not be entitled to recover Losses for any matter reflected or reserved against in the Business Financial Statements (or the notes thereto) and the Cristal Indemnitees shall not be entitled to recover Losses for any matter reflected or reserved against in Tronox's consolidated audited balance sheet as of December 31, 2015 (or the notes thereto); provided that (A) if a realized Tax Benefit that has been taken into account under this Section 9.05(j) is rendered unavailable by reason of a carryback of any Tax asset from a subsequent period or due to any other subsequent event, the Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party (provided further that to the extent the Indemnified Party is permitted under applicable Law to waive a carryback, the Indemnified Party shall be deemed to have made an election to that effect) or (B) if a Tax Benefit is not included in the computation of a Loss and is subsequently realized, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit as promptly as practicable following the actual realization of such Tax Benefit; and

(k)           None of Cristal or any of its Affiliates shall have any obligation under Section 9.01(a) to indemnify, defend and hold harmless the Tronox Indemnitees from and against any and all Losses which any Tronox Indemnitee may incur or suffer to the extent such Losses arise out of or result from any breach of any representation or warranty of Cristal contained in Section 4.13 to the extent that such Losses result from, or with respect to clause (ii) below only, would not have arisen but for, or are increased by any of the following:

(i)            any Relevant Tronox Person's undertaking any Environmental Investigation or Remedial Action that is not

(A)          required by (x) an order of a Governmental Entity with jurisdiction over the property and the environment, (y) Environmental Laws or (z) Permits required pursuant to applicable Environmental Laws, or

(B)          agreed to in writing by Cristal in its sole discretion; or

(C)          in response to a bona fide third party or employee claim that soil or groundwater conditions at a property owned or leased for the Business constitute an imminent and unreasonable risk to human health or safety; provided voluntary sampling must be limited in scope to evaluate the specific allegation in the claim; or

(ii)           any cessation, closing, abandoning, decommissioning or terminating of current mining or manufacturing activities at any property owned or leased for the Business after Closing, or change in the use of such property to non-industrial purposes after the Closing (but this clause (ii) shall not apply to transfers to third-parties, provided such transfers will not result in a change of use to a non-industrial purpose); or

(iii)          any act or omission by a Relevant Tronox Person that is (A) reckless or negligent, (B) not in the ordinary course of business of the Business as carried out prior to Closing or (C) results in any exacerbation or worsening of any pre-Closing condition; or

(iv)          any notification, report, admission or disclosure by any Relevant Tronox Person of any pre-Closing condition to any Governmental Entity or other third party other than (A) as required by an order of a Governmental Entity with jurisdiction over the property and environment, by Environmental Laws or by Permits required pursuant to applicable Environmental Laws, or (B) as agreed to in writing by Cristal in its sole discretion; or

(v)           any failure to comply with the following cleanup standards in connection with any Remedial Action undertaken at a property owned or leased by the Business after the Closing:  the Remedial Action shall be undertaken in a reasonable and cost-effective manner, which should include, where available, natural attenuation, the use of risk-based cleanup standards or deed restrictions and, with respect to a property owned or leased by the Business, shall be to cleanup standards no more stringent than those that apply to industrial properties.

Section 9.06        Currency Conversion.  If the amount of any Losses incurred or suffered by any Indemnified Party is expressed in a currency other than U.S. Dollars, any such amounts expressed in a currency other than U.S. Dollars shall be converted from the applicable currency to U.S. Dollars using the Exchange Rate as of two Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.

Section 9.07         Exclusive Remedy.  Except in cases of common law fraud, from and after the Closing, recovery pursuant to this Article IX shall constitute the Parties’ sole and exclusive monetary remedy for any and all Losses relating to or arising from this Agreement and the Transactions, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against the other Party in respect of any breach of this Agreement; provided that the foregoing shall not be deemed to deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement pursuant to Section 12.12, or (b) any Party or its Affiliates any remedies under any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes relating to the Actual Adjustment Amount by the Independent Accountant pursuant to Section 1.08.

Section 9.08        Character of Indemnity Payments.  The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration received by Cristal and the Seller and should be allocated to the transferred asset to which it relates, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).

Section 9.09         Payments; Sale Notice.  Any indemnification of the Tronox Indemnitees pursuant to this Article IX shall be paid (i)  first, subject to the limitations set forth in this Article IX and solely with respect to claims which would be covered by the R&W Policy but for the retention amount under such R&W Policy, by Cristal or the Seller up to the amount of the retention amount under the R&W Policy, (ii) second from the R&W Policy to the extent coverage is available to such Tronox Indemnitee under such R&W Policy, and (iii) third, subject to the limitations set forth in this Article IX and solely with respect to claims that are not covered by the R&W Policy (including as the result of any exclusion), by Cristal or the Seller.  If Cristal or the Seller fails to make any payment due by it to a Tronox Indemnitee under (i) or (iii) above within 10 Business Days of the final resolution of an indemnification claim that is brought prior to the Security Date in accordance with this Article IX, Tronox shall be entitled to issue a notice to Cristal or the Seller (a "Sale Notice") requiring the Seller to, or Cristal to cause the Seller to, transfer to Tronox a number of Consideration Shares having an aggregate value equal to the unpaid amount calculated by reference to the average market price per Tronox A Ordinary share over the 30 days immediately preceding the date on which the Sale Notice was issued.  Notwithstanding the foregoing, if Tronox receives payment of the unpaid amount from Cristal or any Cristal Affiliate within 10 Business Days of receiving a Sale Notice, the Sale Notice shall be deemed to have been irrevocably withdrawn by Tronox and shall be of no further effect.  For the purposes of this Section 9.09, "Security Date" means the later of (x) the date that is 18 months after the Closing Date (the "Termination Date") and (y) the date on which all claims for indemnification under Section 9.01(a) asserted in writing by a Tronox Indemnitee prior to the Termination Date have been finally resolved.

ARTICLE X

Tax Matters

Section 10.01       Allocation.

(a)           Within one hundred and twenty (120) calendar days after the date of this Agreement, Tronox shall provide Cristal with a draft allocation of the Consideration among the Acquired Shares, the Transferred Companies, the Transferred Assets (in the aggregate), and the Yanbu Securities, determined based on Tronox's good-faith determination of the fair market value of such assets (the “Draft Allocation”); provided, that, to the fullest extent possible, the Consideration Shares shall be reflected as paid in respect of the BV Shares in the Draft Allocation.  Within forty-five (45) calendar days after receipt of the Draft Allocation, Cristal shall notify Tronox of any disagreement with such allocation, together with reasonable written supporting documentation describing Cristal’s position.  Tronox and Cristal shall negotiate in good faith and attempt to resolve any disagreement with respect to the Draft Allocation, provided that if such negotiations do not result in an agreement within thirty (30) calendar days after Tronox’s receipt of the disagreement notice from Cristal, then the matter shall be submitted for resolution and determination to the Independent Accountant in accordance with the principles set forth in Section 1.08(f), which determination shall be final, binding and conclusive on the Parties (the allocation, as finally agreed to by the Parties or determined by the Independent Accountant, the “Allocation”).  In the event the Parties agree on a structure under Section 1.09 or Section 10.09 that involves a transfer by Cristal of interests in any of the Transferred Companies at the Closing to Tronox or its Affiliates, the Parties acting reasonably shall reflect in the Allocation an allocation of appropriate portions of Consideration (including the amounts thereof consisting of Cash Consideration and Consideration Shares) to such interests.  Any adjustment to the Consideration pursuant to Section 1.08 shall be allocated to the Acquired Shares.  Notwithstanding anything herein to the contrary, to the extent the Allocation provides that any of the Consideration Shares are to be paid to Cristal in respect of the Transferred Assets, the shares of CAP (if sold by Cristal to Tronox or its Affiliates pursuant to Section 1.01(y)), or the Yanbu Securities (or interests referenced in the second preceding sentence), the Parties agree that such Consideration Shares shall be directed to the Seller and shall not be issued to Cristal.

(b)           Tronox and its Affiliates will reflect the transactions set forth in Article I in their Business Financial Statements in a manner that is consistent with U.S. GAAP.

Section 10.02       Transfer Taxes and VAT.

(a)           Tronox and Cristal will each pay fifty percent (50%) of all Transfer Taxes, and any Transfer Taxes due on the Closing Date and all related interest and penalties on the Closing Date; provided, however, that each Party will use, and will cause each of its Affiliates to use, reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemption.

(b)           Each of Cristal, Tronox and its respective Subsidiaries will cooperate in timely making all filings, returns, reports and forms as may be required in connection with Tronox’s payment of Transfer Taxes.  Cristal and Tronox, as appropriate, will execute and deliver, and each of Tronox and Cristal will cause each of its Subsidiaries, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other party to comply with any filing requirements relating to any such Transfer Taxes.

(c)           All sums (or other consideration) set out in this Agreement or otherwise payable (or provided) by any Party to any other Party pursuant to this Agreement shall be deemed to be exclusive of any VAT.

(d)           Where, pursuant to the terms of this Agreement, any Party (the "Supplier") makes a supply to any other Party (the "Recipient") for VAT purposes and VAT is or becomes chargeable on such supply for which the Supplier is required to account to the relevant Governmental Entity, the Recipient shall, subject to the receipt of a valid VAT invoice (if required by applicable law), pay to the Supplier (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

(e)           Where any Party is required by the terms of this Agreement to reimburse or indemnify any other Party for any cost or expense, such first Party shall reimburse or indemnify such other Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such other Party is entitled to recover (by way of credit, repayment or otherwise) such VAT from the relevant Governmental Entity.

Section 10.03       Filing of Tax Returns.

(a)           Cristal shall prepare, or cause to be prepared, and timely file, or cause to be filed, at its own expense (i) all Tax Returns of, or with respect to the assets of, the Company and the Transferred Companies, and (ii) all Tax Returns with respect to the Transferred Assets, in each case, with a due date (taking into account applicable extensions) on or prior to the Closing Date (each, a “Cristal Tax Return”); provided that each Cristal Tax Return shall be prepared in accordance with the past practice of the Company, the Transferred Companies or the owner of the Transferred Assets, as applicable, except as otherwise required by applicable Law.  Cristal shall (or shall cause its Affiliates to) timely remit all Taxes shown thereon as due.

(b)           Cristal shall prepare, or cause to be prepared, at its own expense (i) all Tax Returns of, or with respect to the assets of, the Company and the Transferred Companies, and (ii) all Tax Returns with respect to the Transferred Assets, in each case, with respect to a Pre-Closing Tax Period, other than Cristal Tax Returns, with a due date (taking into account applicable extensions) after the Closing Date (each, a “Pre-Closing Tax Return”); provided, that: (i) each Pre-Closing Tax Return shall be prepared in accordance with the past practice of the Company and the Transferred Companies, except as otherwise required by applicable Law, (ii) Cristal shall provide Tronox with a draft of each Pre-Closing Tax Return at least thirty (30) calendar days prior to the due date (taking into account applicable extensions) for such Tax Return, (iii) Tronox shall have the right to review and comment on any Pre-Closing Tax Return, and (iv) to the extent Tronox provides any reasonable comments at least ten calendar days prior to the due date for any Pre-Closing Tax Return, Cristal shall make such modifications as are requested by Tronox on such Tax Returns.  Cristal shall timely file, or cause to be timely filed, such Pre-Closing Tax Returns and, to the extent that Cristal would be liable in respect of such Taxes under Section 9.01, remit, or cause to be remitted, payment for any Taxes shown as due on such Pre-Closing Tax Returns due (or else shall pay to Tronox or a Tronox Subsidiary an amount equal to such Taxes at least three (3) Business Days in advance of such date).

(c)           Tronox shall prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company, the Transferred Companies and the Transferred Assets that are filed after the Closing Date (including Tax Returns with respect to a Straddle Period); provided, that Tronox shall prepare any Tax Return of the Company or the Transferred Companies with respect to a Straddle Period in accordance with past practice of the Company and the Transferred Companies, as applicable, except as otherwise required by applicable Law; provided further, that, with respect to Tax Returns for a Straddle Period that as drafted show a material Tax in respect of which Cristal is liable under this Agreement, (i) Tronox shall provide Cristal with a draft of any such income Tax Return at least 30 calendar days (and in the case of non-income Tax Returns, as soon as reasonably possible) prior to the due date (taking into account applicable extensions) for such Tax Return, (iii) Cristal shall have the right to review such Tax Return, and (iv) to the extent Cristal provides any reasonable comments at least ten (10) calendar days prior to the due date for any such income Tax Return (and promptly after receipt in the case of a non-income Tax Return), Tronox shall make such modifications as are requested by Cristal on such Tax Return.  Tronox shall (or shall cause its Affiliates to) timely remit all Taxes shown thereon as due (subject to the right to indemnity for such Taxes pursuant to this Agreement, including pursuant to Section 9.01(d) and Section 9.01(e)).

Section 10.04      Straddle Periods.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company, the Transferred Companies or the Transferred Assets for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and the Transferred Companies were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

Section 10.05      Contests Related to Taxes.  Notwithstanding anything to the contrary in Section 9.03 hereof:

(a)          After the Closing Date, Tronox agrees to promptly give notice to Cristal of the receipt of any written notice by Tronox or an Affiliate of Tronox (including the Company or any Transferred Company) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding involving Taxes (collectively, a “Tax Claim”) in respect of which indemnity may be sought pursuant to this Agreement, or that otherwise could increase the liability of Cristal or any of its Affiliates for Taxes; provided, however, that no failure or delay by Tronox to provide notice of a Tax Claim shall reduce or otherwise affect the obligation of Cristal or any of its Affiliates hereunder, except to the extent that Cristal or its Affiliate is actually prejudiced by such failure or delay.

(b)          Cristal at its own expense shall have the right to represent the interests of itself, the Company and the Transferred Companies in any and all Tax Claims relating to (x)Tax Returns or Taxes of the Company or any Transferred Company for any Pre-Closing Tax Period, (y) any Tax Return of or Taxes of Cristal and/or its Affiliates,  (z) any Tax Return or Taxes imposed on or with respect to the Business or any Transferred Assets for any Pre-Closing Tax Period; provided, however, that (i) Tronox shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions of briefs or similar documents made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Cristal shall defend or prosecute such Tax Claim diligently and in good faith, (iii) Cristal shall keep Tronox advised of any significant developments and events relating to such Tax Claim and (iv) Tronox’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Cristal that would result in liability of Tronox or its Affiliates for Taxes for which they are not entitled to indemnification under Section 9.01.

(c)           Tronox at its own expense shall have the right to represent the interests of the Company and the Transferred Companies in any and all Tax Claims, other than Tax Claims described in Section 10.05(b); provided, that, in the case of any Tax Claim relating to (x)Tax Returns or Taxes of the Company or any Transferred Company for any Straddle Period or (y) any Tax Return or Taxes imposed on or with respect to the Business or any Transferred Assets for any Straddle Period, (i) Cristal shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions of briefs or similar documents made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Tronox shall defend or prosecute such Tax Claim diligently and in good faith, (iii) Tronox shall keep Cristal advised of any significant developments and events relating to such Tax Claim and (iv) Cristal’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Tronox that would result in liability of Cristal or its Affiliates for Taxes for which they are not entitled to indemnification under Section 9.02.

Section 10.06      Cooperation on Tax Matters.  Tronox and Cristal shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company or the Transferred Companies, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such litigation or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Any information obtained pursuant to this Section 10.06 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company and the Transferred Companies shall be kept confidential by the parties hereto and their respective legal and tax advisors (it being understood such information may be provided to applicable Tax authorities).

Section 10.07       Tax Refunds. Except to the extent the same has been reflected as a current asset in Closing Working Capital on the final Closing Statement, Cristal shall be entitled to any refunds or credits of or against any Taxes for which Cristal is responsible pursuant to Article IX. Upon the reasonable request of Cristal and at Cristal’s expense, Tronox agrees to file or cause to be filed all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds or credits to which Cristal is entitled pursuant to the preceding sentence. Tronox shall (or shall cause its applicable Affiliate that acquired the applicable Transferred Asset, Company or Transferred Company) to promptly to forward to Cristal or to reimburse Cristal for any refunds or credits due to Cristal or any of its Affiliates (pursuant to the terms of this Section 10.07) after receipt thereof (net of any costs and Taxes directly or indirectly imposed on the receipt or accrual of such refund (including any withholding Taxes directly or indirectly incurred in connection with the payment of such amount by Tronox or Cristal)).  No amounts shall be payable by Tronox or its Affiliates under this Section 10.07 to the extent (A) the receipt of such refund obligates the Company or any Transferred Company to make a payment to a third party pursuant to a contract entered into on or prior to the Closing Date or under applicable Law; or (B) the refund is with respect to a Tax that Cristal did not pay prior to the Closing Date or include in the calculation of Closing Working Capital or indemnify for pursuant to this Agreement.

Section 10.08       Tronox Pre-Closing Reorganization. In connection with or reasonably promptly following the execution of this Agreement (and in any event prior to the Closing), Tronox will satisfy (or will have satisfied) the requirements of Exhibit I.

Section 10.09      Cristal Metals Inc..  For avoidance of doubt, no representation is made in Section 4.09 as of the date hereof as to whether the stock of Cristal Metals Inc. is or has been a USRPI during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Reasonably promptly following the date of this Agreement (and in any event prior to the Closing), Cristal will determine whether the stock of Cristal Metals Inc. is or has been a USRPI during such applicable period.  To the extent Cristal determines the stock of Cristal Metals Inc. is not and has not been a USRPI during such applicable period, Cristal shall make the representation set forth in Section 4.09(e) of this Agreement with respect to Cristal Metals Inc. as of the Closing Date and shall provide the certificate described in Section 1.07(a)(vi) of this Agreement with respect to Cristal Metals Inc. To the extent Cristal determines the stock of Cristal Metals Inc. is or has been a USRPI during such applicable period, Cristal shall seek a certificate from the IRS pursuant to Treasury Regulations Section 1.1445-3 to the effect that a transfer of the shares of Cristal Metals Inc. is exempt from withholding; provided, that to the extent Cristal is unable to obtain such a certificate prior to Closing, the transfer of the shares of Cristal Metals Inc. in connection with the Restructuring shall be subject to withholding in accordance with Section 1445 of the Code and Cristal shall prior to Closing provide evidence to Tronox that (x) the appropriate amount has been withheld and set aside by the Company for timely payment of the applicable Taxes (if any) following an IRS determination, in accordance with Treasury Regulations Section 1.1445-1(c)(2) or (y) the appropriate Taxes were withheld and remitted to the applicable taxing authority.  To the extent that, as of the time of Closing, an amount has been withheld and set aside pursuant to clause (x) of the preceding sentence, (i) Tronox will procure that the appropriate Taxes (if any) are remitted by the Company to the applicable taxing authority promptly following the applicable IRS determination and, to the extent the amount of such Taxes does not exceed the amount that has been withheld and set aside as of the time of the Closing, no indemnification shall be required in respect of such Taxes under Section 9.01, (ii) to the extent the amount that has been withheld and set aside exceeds the amount of Tax (if any) the Company is required to pay pursuant to the applicable IRS determination, Tronox shall promptly refund such excess to Cristal, and (iii) such amount and the withholding Tax liability such amount was set aside to address shall not be reflected in the calculation of the Estimated Adjustment Amount or the Actual Adjustment Amount. If Cristal does not make the representation in Section 4.09(e) of this Agreement or provide the certificate described in Section 1.07(a)(vi) with respect to Cristal Metals Inc. and Tronox determines that a post-closing transfer of Cristal Metals Inc. could be subject to withholding under Section 1445 of the Code, Tronox and Cristal shall work in good faith to determine whether to cause the shares of Cristal Metals Inc. to be sold directly to a US subsidiary of Tronox (either subject to no withholding under Section 1445 of the Code, if a certificate under Treasury Regulation Section 1.1445-3 is obtained from the IRS and provided to Tronox prior to Closing, or subject to applicable withholding under Section 1445 of the Code), it being understood Cristal and its Affiliates shall not be required to make such a sale if doing so would reasonably be expected to result in material Taxes (other than the withholding under Section 1445 of the Code just described) for the Cristal Indemnitees, against which they are not indemnified by Tronox to Cristal's reasonable satisfaction.

ARTICLE XI

Employee Matters

Section 11.01       Employee Matters.

(a)           For a period of not less than (x) (with respect to severance only) 24 months and (y) (with respect to other compensation and employee benefits) 12 months immediately following the Closing Date (the “Continuation Period”), Tronox shall, or shall cause its applicable Subsidiaries (including the Company and the Transferred Companies), to provide each employee of each of the Company and Transferred Companies (each a “Continuing Employee”) compensation and employee benefits (other than equity or equity-based compensation) that are equal to the greater of (i) compensation and employee benefits (other than equity or equity-based compensation) that are substantially comparable in the aggregate to compensation and employee benefits to which the Continuing Employee was entitled immediately prior to the Closing and (ii) compensation and employee benefits (other than equity or equity-based compensation) that are at the same level as applies to similarly situated individuals employed by Tronox or any Tronox Subsidiaries, provided, that notwithstanding anything in this Section 11.01(a) to the contrary, Tronox shall provide or shall cause to be provided each Continuing Employee covered by the terms of any collective bargaining agreement with compensation, benefits, and other terms and conditions of employment in compliance with the terms of any applicable collective bargaining agreement, as may be modified from time to time. Without limiting the foregoing, Tronox shall, or shall cause its applicable Subsidiaries (including the Company and the Transferred Companies) to use reasonable best efforts to take the following actions with respect to each Continuing Employee under any employee benefit plans of Tronox or any of its Affiliates in which such Continuing Employee may become eligible to participate after the Closing (each a “Purchaser Plan”, and collectively, the “Purchaser Plans”):  (i) to the extent required by law, waive any limitations regarding pre-existing conditions, evidence of insurability requirements and eligibility waiting periods to the extent such conditions were inapplicable or waived under the comparable Business Benefit Plans in which a Continuing Employee participated immediately prior to the Closing; (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing for the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any such Purchaser Plans; and (iii) for purposes of eligibility and vesting under all Purchaser Plans applicable to a Continuing Employee, treat all service by such Continuing Employee with Cristal and its Subsidiaries or any of its or their Affiliates or with the Company or any Transferred Company before the Closing as service with Tronox and its Subsidiaries and its or their Affiliates to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Business Benefit Plan; provided that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service.

(b)           Nothing contained herein shall be construed as requiring Tronox or any Tronox Subsidiaries to continue any specific benefit plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Tronox or Cristal or any of their respective Subsidiaries to (i) amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Tronox or Cristal or any of their respective Subsidiaries or (ii) terminate the employment of any Continuing Employee or other individual for any reason or at any time, including without cause.  Without limiting the scope of Section 12.06, nothing in this Section 11.01 shall confer any rights or remedies of any kind or description upon any Transferred Employee or any other person other than the Parties and their respective successors and assigns.

(c)           Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Tronox Business Benefit Plan or Business Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Tronox or Cristal or any of their respective Subsidiaries prior to or following the Closing.

(d)           In no event shall Tronox be obligated to replicate, replace or cash out any equity awards of Cristal held by any Continuing Employee.

(e)           In furtherance of the integration activities relating to the acquisition by Tronox of the Business hereunder, there shall be appropriate integration committees, including a committee to address prior to the Closing the consideration and determination of certain employee-related matters, and any such committees shall include representatives designated by Cristal.

ARTICLE XII

General Provisions

Section 12.01       Amendment; Waivers.

(a)           This Agreement may be amended by the Parties at any time before or after receipt of the Tronox Shareholder Approval; provided that (i) after receipt of the Tronox Shareholder Approval, there shall be made no amendment that by Law requires further approval by the members of Tronox without the further approval of such members, (ii) no amendment shall be made to this Agreement after the Closing and (iii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the members of Tronox or the shareholders of Cristal unless required by Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Notwithstanding anything to the contrary contained herein, Section 8.02, this Section 12.01, Section 12.05, Section 12.06, Section 12.07, Section 12.12, Section 12.13 or Section 12.15 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 8.02, this Section 12.01, Section 12.05, Section 12.06, Section 12.07, Section 12.12, Section 12.13 or Section 12.15) may not be amended, modified, waived or terminated in a manner that adversely impacts the financing sources parties to the Debt Financing without the prior written consent of such financing sources.

(b)           At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.02      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Cristal, to:

The National Titanium Dioxide Company Limited
King's Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414
Kingdom of Saudi Arabia
Phone:                   +966.12.224.8000
Facsimile:              +966.12.606.9087
Attention:             Legal Department

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Phone:                   +1 (212) 878-3321
                               +971 4503 2614
Facsimile:              +44 20 7006 5555
Attention:             Sarah Jones
Edmund Boyo

(b)	if to Tronox, to:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Phone:                   203-705-3800
Facsimile:              203-705-3703
Attention:             Office of the General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois  60654
Phone:                   (312) 862-2340
Facsimile:              (312) 862-2200
Attention:             R. Scott Falk, P.C.
John Kupiec

and:

Ashurst LLP
181 William Street
Melbourne, VIC 3000 Australia
Phone:                   +61 3 9679 3000
Facsimile:              +61 3 9679 3111
Attention:             John Sartori

Section 12.03       Definitions.  For purposes of this Agreement:

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Exhibit D or, to the extent not set forth or reflected therein, as used in the Business Financial Statements.

“Additional Business” means Cristal’s operations set forth on Section 6.26 of the Cristal Disclosure Letter.

“Adjustment Amount” means an amount equal to the sum of (a) Closing Cash plus (b) the Working Capital Adjustment Amount plus (c) the Closing Other Non-Current Liabilities Adjustment Amount.  For the avoidance of doubt, the Adjustment Amount can be expressed as a positive or negative number, as the case may be.

“Administrative Assets” means all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description utilized by Cristal and its Affiliates (other than the Company or any of the Transferred Companies) in providing administrative, accounting, book and record keeping, tax, finance, insurance, legal, employee benefits, information technology and other like services to the Company and the Transferred Companies.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AMIC” means Advanced Metal Industries Cluster Company Limited, a limited company organized under the laws of the Kingdom of Saudi Arabia.

“Ancillary Agreements” means the Shareholders Agreement, Share Transfer Documents, Feedstock Agreement, Additional Matters (solely to the extent agreed in accordance with Section 6.26), the agreements referred to in Sections 1.07(a)(iv) and 1.07(b)(v) and Transition Services Agreement.

“Antitrust Law” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the HSR Act and EU Merger Control Laws.

“Beneficial Ownership” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement).

“Business” means the business as conducted by Cristal, the Seller, the Company and the Transferred Companies of (a) the exploration for and mining of heavy minerals used to produce titanium dioxide and other products, such as ilmenite, natural rutile and zircon; (b) the producing, manufacturing, marketing, developing and selling of titanium dioxide products, by-products and co-products; and (c) the producing, manufacturing, marketing, developing and selling of titanium powder.

“Business Acquisition Proposal” means other than the Transactions or any proposal or offer from the other Party or any of its Affiliates, any third-party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions (whether or not in writing) involving (i) any acquisition by a third party (whether by way of share or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a Person or a group (as defined in the Exchange Act and the rules promulgated thereunder) of all or any material portion of the Business, (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party of the Business, or (iii) any combination of the foregoing.

“Business Assets” means all Transferred Assets and properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description of the Company and the Transferred Companies that are used or held for use in connection with the Business, other than the Administrative Assets or Cristal Marks.

“Business Benefit Plans” means the US Business Benefit Plans and the Non-US Benefit Plans.

“Business Contracts” means the Contracts (other than any Contract that is a Shared Contract) that are primarily related to the Business, as such Contracts may be amended, supplemented or renewed from time to time, including the Business Material Contracts. but excluding any Employment Contracts.

“Business Day” means any day other than (i) a Friday, Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City or Jeddah in the Kingdom of Saudi Arabia.

“Business Material Adverse Effect” means a Material Adverse Effect with respect to the Business.

“Cash and Cash Equivalents” means all cash and cash equivalents on hand wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand; provided, however, that Cash and Cash Equivalents shall not include restricted cash (including cash posted to support letters of credit, performance bonds or other similar obligations, customer deposits and deposits with third parties (including landlords and vendors)).

“Closing Cash” means, as of the Closing, all cash and cash equivalents of the Company and the Transferred Companies, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items, in each case, wherever located and however denominated.

“Closing Other Non-Current Liabilities” means the Other Non-Current Liabilities as of the Closing.

“Closing Other Non-Current Liabilities Adjustment Amount” means (a) (in the case the Closing Other Non-Current Liabilities is greater than $280,000,000) an amount equal to $280,000,000 minus the Closing Other Non-Current Liabilities, (b) (in the case the Closing Other Non-Current Liabilities is less than $266,000,000) an amount equal to $266,000,000 minus the Closing Other Non-Current Liabilities or (c) (in the case clause (a) or (b) is not applicable), zero.  For the avoidance of doubt, the Closing Other Non-Current Liabilities Adjustment Amount can be expressed as a positive or negative number, as the case may be.

“Closing Working Capital” means, as of the Closing, (x) Current Assets minus (y) Current Liabilities.  It is understood that, for purposes of determining Closing Working Capital, all of the Current Assets and Current Liabilities related to the Transferred Assets shall be taken into account.  Notwithstanding anything in the Agreement to the contrary, no deferred asset or liability in respect of income taxes shall be taken into account.  For the avoidance of doubt, the Closing Working Capital can be expressed as a positive or negative number, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Labor Agreements” means all and any agreement or arrangement between on the one hand any of Cristal, the Company or the Transferred Companies and on the other hand, any trade union, works council or other employee representative body.

“Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia) as modified by any relevant exemption or declaration by ASIC.

“Court” means any court of competent jurisdiction.

“Cristal Designated Director” means the two individuals proposed by Cristal at least ten Business Days prior to the mailing of the definitive Proxy Materials to the shareholders of Triangle.

“Cristal Fundamental Representations” means the representations and warranties of Cristal contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.20.

“Cristal Subsidiaries” means the Subsidiaries of Cristal.

“Current Assets” means the current assets of the Business (consisting of the current assets of the Company and the Transferred Companies (following the Restructuring) and the current assets relating to the Transferred Assets (if any), but excluding any current assets of AMIC and Tasnee) included in the illustrative calculation shown in Exhibit C, calculated using the Accounting Principles.

“Current Liabilities” means the current liabilities of the Business (consisting of the current liabilities of the Company and the Transferred Companies (following the Restructuring) and the current liabilities relating to the Transferred Assets (if any), but excluding any current liabilities of AMIC and Tasnee) included in the illustrative calculation shown in Exhibit C, calculated using the Accounting Principles.

“Employment Contracts” means any contract of employment or engagement between any of Cristal, the Company or any of the Transferred Companies under which an individual is employed as an employee, or otherwise to perform personally any work or services.

“Environmental Investigation” means any testing, drilling or sampling of soil, groundwater, surface water or sediment or building materials/surfaces.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Rate” means the exchange rate between the applicable local currency and United States Dollars as observed by Bloomberg (the spot rate of exchange in effect) at 9:00 a.m. Eastern Time on any given day.

“Exxaro Deed” means the Shareholder’s Deed by and between Tronox Limited, Exxaro Resources Limited, and the other parties thereto, dated June 15, 2012.

“Financial Records” means all ledgers, books, records, data, files, workpapers and accounting and financial records (regardless of physical or electronic form) of Cristal, Cristal’s Affiliates, the Company and the Transferred Companies, in each case, to the extent related to the Business.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, or (viii) the deferred purchase price of services or property (including any earn-out obligations, but excluding any trade payables and accrued expenses arising in the ordinary course of business) of any Person or any of its Subsidiaries, in the case of each of clauses (i) through (viii), together with all accrued but unpaid interest and other payment obligations thereon (including prepayment premiums, breakage costs and other related fees or liabilities payable).

“Intellectual Property Rights” means all intellectual property rights and industrial property rights, in any jurisdiction, including those rights in and to (i) patents, patent applications, and patent disclosures and inventions, together with reissuances, continuations, continuations-in-part, provisionals, revisions, extensions and reexaminations thereof, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (whether in both source code, and object code, or other form), data, databases, and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulae, lists, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, schematics, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) rights of publicity and other commercial rights to a personal name, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Indebtedness” means (a) Indebtedness owed by the Company or a Transferred Company to Cristal or an Affiliate of Cristal (other than the Company or a Transferred Company); and (b) Indebtedness owing from Cristal or any of its Affiliates (other than the Company or a Transferred Company) to the Company or Transferred Companies.

“Knowledge” with respect to (a) Cristal means the actual knowledge (after making due inquiry) of the individuals set forth in Section 12.03(a) of the Cristal Disclosure Letter and (b) Tronox means the actual knowledge (after making due inquiry) of the individuals set forth in Section 12.03(a) of the Tronox Disclosure Letter.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise).

“Losses” means any and all losses, damages, costs, Taxes, deficiencies, assessments, fees and expenses, including interest, penalties, fines, reasonable fees of attorneys’ and other advisors’ and other reasonable expenses and costs of defense; provided, that “Losses” shall not include any incidental, consequential, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity (except to the extent any such damages are the subject of a Third Party Claim); provided, further, that in no event shall Losses include any diminution in value of any Tronox Equity with respect to any claim asserted by an Indemnified Party.

“LTM Net Sales at Closing” means the reported net sales for the twelve month period ended as of the Closing; provided that any reported sales denominated in currencies other than U.S. Dollars shall be converted to U.S. Dollars, applying the “Constant Currency Foreign Exchange Rates” as defined in Exhibit H for the applicable periods.

“Marks” means fictional business names, corporate names, trade names, trade dress rights, trademarks and service marks, logos, domain names, social media identifiers, other sources of origin and registrations and applications for registration of any of the foregoing.

“Material Adverse Effect” with respect to the Business or Tronox, as the case may be, means any fact, circumstance, effect, change, event or development that (a) prevents or materially impedes Cristal or Tronox, as applicable, from consummating the Closing or (b) has a material adverse effect on the business, properties, financial condition or results of operations of the Business or Tronox, as applicable, and its Subsidiaries, taken as a whole; provided that solely for purposes of clause (b) of this definition, none of the following facts, circumstances, effects, changes, events or developments to the extent that it results from, arises out of or is attributable to, either alone or in combination (i) changes or conditions generally affecting the industries in which the Business or Tronox, as applicable, and any of their respective Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any other jurisdiction where the Business or Tronox, as applicable, operates, (iii) any failure, in and of itself, by Cristal or Tronox, as applicable, or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (iv) the execution and delivery of this Agreement or the public announcement of the Closing or any of the other transactions contemplated by this Agreement (provided that this clause (iv) shall not apply to (A) the use of “Tronox Material Adverse Effect” in Section 3.05(a), Section 3.05(b), or the closing condition set forth in Section 7.02(b)(iv) to the extent that such condition relates to such representations and warranties; or (B) the use of “Business Material Adverse Effect” in Section 4.05(a), Section 4.05(b) or Section 4.14(b) or the closing condition set forth in Section 7.03(b)(iv) to the extent that such condition relates to such representations and warranties), (v) any change, in and of itself, in the market price or trading volume of Cristal’s or Tronox’s, as applicable, securities or in its, or the Business’s, as applicable, credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (vi) any change in applicable Law, regulation or U.S. GAAP, IFRS or Saudi GAAP, as applicable (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any litigation relating to this Agreement or the Transactions or (x) any action taken by such Person or its Subsidiaries that is required by this Agreement or taken at the written request of the other Party, shall constitute a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred with respect to such Person, except, in the case of clauses (i), (ii), (vi), (vii) and (viii), to the extent such fact, circumstance, effect, change, event or development is disproportionately adverse to such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person and any of its Subsidiaries operate.

 “Off-the-Shelf Software License” means a non-exclusive license for commercially-available, unmodified, “off-the-shelf” software, for aggregate payments of no more than $10,000.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) limited liability company agreement or operating agreement for a limited liability company; (v) any charter, governing or similar document adopted or filed in connection with the creation, formation, governance or organization of a Person; and (vi) any amendment, side letter or binding interpretation of any of the foregoing.

“Other Cristal Business” means all businesses conducted as of the Closing by Cristal and its Affiliates, in each case that are not included in the Business (defined to include only the scope of such term as conducted by Cristal as of the Closing), including Cristal's Additional Business and Ti Sponge operations in the Kingdom of Saudi Arabia.

“Other Non-Current Liabilities” means the non-current liabilities and other Indebtedness of the Business (consisting of the non-current liabilities and other Indebtedness of the Company and the Transferred Companies (following the Restructuring) and the non-current liabilities and other Indebtedness relating to the Transferred Assets (if any), but excluding any non-current liabilities and other Indebtedness of AMIC and Tasnee), in each case as set forth in the illustrative calculation shown in Exhibit F attached hereto, calculated using the Accounting Principles.

“Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances (other than with respect to Intellectual Property Rights) incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Tronox or Cristal, as the case may be, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. GAAP, IFRS or Saudi GAAP, as applicable, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. GAAP, IFRS or Saudi GAAP, as applicable, (vi) any other Liens (other than with respect to Intellectual Property Rights) that would not have, individually or in the aggregate, a Business Material Adverse Effect or Tronox Material Adverse Effect, as the case may be, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (ix) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any taxable period beginning before and ending on or before the Closing Date.

“R&W Policy” means a representations and warranties insurance policy to be issued for the benefit of Tronox in accordance with Section 6.33 and any successor policy to the same.

“Relevant Person” means any current or former employee, officer, independent contractor or worker of the Business employed or engaged by the Company or any Transferred Company.

“Relevant Tronox Person” means Tronox, any Tronox Indemnitees or any prospective or subsequent purchaser or lessee or their respective employees, agents or contractors.

“Remedial Action” means all actions required to clean up, remove, treat or remediate or otherwise address Hazardous Materials in the environment located at, on or under real property at concentrations exceeding those allowed by Environmental Laws, including the following: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.

“Saudi GAAP” means generally accepted accounting principles in the Kingdom of Saudi Arabia.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Share Transfer Documents” means the short-form share transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to Tronox the Acquired Shares or the Yanbu Securities, respectively, in accordance with the Laws of the jurisdiction of organization, incorporation or formation of the Company or the KSA SPV, respectively (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in such form as is reasonably satisfactory to the Parties and subject to the terms and conditions of this Agreement.

“Standard Tax Conditions” means a condition included in the list of conditions published on the Foreign Investment Review Board website at https://firb.gov.au/files/2016/05/Tax_conditions.pdf, as at the date of this Agreement.

“State Scheme” means any benefit arrangement operated by state entities to which Cristal, the Seller, the Company or any Transferred Company is required to contribute under law, statutes or regulations.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Systems” means, with respect to a Person, the computer systems (including computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized and/or software systems that are used or relied on by such Person.

“Target Maximum Working Capital” means 38.7% of the LTM Net Sales at Closing.

“Target Minimum Working Capital” means 37.7% of the LTM Net Sales at Closing.

“Tasnee” means National Industrialization Company.

“Tax Benefit” means a deduction, loss or credit with respect to Taxes, and a Tax Benefit shall be considered actually realized by an Indemnified Party or its Affiliates only to the extent that, but for such Tax Benefit, such Indemnified Party’s and its Affiliates’ aggregate liability for Taxes (other than estimated Taxes) would be higher than it is with such Tax Benefit in the year the Loss was incurred or in the immediately succeeding Tax year.  In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.  For the avoidance of doubt, if a Loss increases the basis of a Transferred Asset and the receipt of an indemnity payment would reduce the basis of the Transferred Asset, there is no Tax Benefit actually realized.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tikon Framework Agreement” means that certain Framework Agreement, dated as of September 30, 2014, by and among Cristal, Jiangxi Tikon Titanium Co., Ltd., Hong Kong San Shing Industries Co., Quanzhou San Wei Chemical Co., Ltd., Sansheng Holding Co., Ltd., Mr. Lin Rongdong, and Mr. Zhan Xianzhong, as amended by that certain Supplementary Agreement to the Framework Agreement, dated March 1, 2015, Second Supplementary Agreement to the Framework Agreement, dated April 22, 2015, and Third Supplementary Agreement to the Framework Agreement, dated March 14, 2016.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated on or before the Closing pursuant to this Agreement (excluding, however, any VAT).

“Transferred Companies” means the Persons set forth on Section 12.03(b) of the Cristal Disclosure Letter.

“Transferred Employee” means any person who on the Closing Date is employed by the Company or a Transferred Company.

“Tronox Class A Ordinary Shares” means the Class A ordinary shares, par value $0.01 per share, of Tronox.

“Tronox Class B Ordinary Shares” means the Class B ordinary shares, par value $0.01 per share, of Tronox.

“Tronox Collective Labor Agreements” means all and any agreement or arrangement between on the one hand any of Tronox or any Tronox Subsidiary and on the other hand any trade union, works council or other employee representative body.

“Tronox Fundamental Representation” means the representations and warranties of Tronox contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, and Section 3.15.

“Tronox Management Equity Plan” means the 2012 Tronox Limited Management Equity Incentive Plan.

“Tronox Material Adverse Effect” means a Material Adverse Effect with respect to Tronox.

“Tronox Ordinary Shares” means the Tronox Class A Ordinary Shares and Tronox Class B Ordinary Shares.

“Tronox Restricted Share Unit” means any restricted share unit payable in Tronox Ordinary Shares or whose value is determined with reference to the value of Tronox Ordinary Shares, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Restricted Shares” means any share of Tronox Ordinary Shares subject to vesting restrictions and/or forfeiture back to Tronox, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Share Option” means any option to purchase Tronox Ordinary Shares, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Shareholder Approval” means the Approval Resolutions shall have been duly passed at the Tronox General Meeting.

“Tronox Tax Act” shall mean any action taken or transaction entered into after the Closing with respect to the Company, any of the Transferred Companies or their assets or liabilities, the Transferred Assets or the Business (including, for the avoidance of doubt, (A) amending a Cristal Tax Return or a Pre-Closing Tax Return of the Company or a Transferred Company other than with the consent of Cristal (not to be unreasonably withheld, delayed or conditioned) or as required by applicable Law or (B) making a Tax election inconsistent with the past practices and procedures of the Company or a Transferred Company that retroactively applies to the Taxes of the Company or a Transferred Company for a Tax period ending on or prior to the Closing Date without the prior consent of Cristal), other than an action taken or transaction entered into: (i) at the written request of Cristal; (ii) by the Company or a Transferred Company or, in respect of any Transferred Assets, Tronox or its Subsidiaries, in the ordinary course of the Business (as conducted at Closing); (iii) pursuant to any contract or agreement (x) entered into by the Company or a Transferred Company prior to the Closing (or pursuant to this Agreement, the Tronox Disclosure Letter, the Cristal Disclosure Letter, the Ancillary Agreements or the Confidentiality Agreement), or (y) that is a Transferred Asset; or (iv) that is required by any applicable laws or regulations.

“VAT” means any value added, goods and services, or similar Tax.

“VWAP” means the per share volume-weighted average price of Tronox Class A Ordinary Shares as displayed under the heading VWAP Bloomberg on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably agreed by Cristal and Tronox) page for Tronox (or the equivalent successor if such page is not available) in respect of the Closing Date from the open of trading on the Closing Date until the close of trading on the Closing Date.

“Working Capital Adjustment Amount” means (a) in the event Closing Working Capital is greater than the Target Maximum Working Capital, an amount (in dollars) equal to Closing Working Capital minus the Target Maximum Working Capital, (b) in the event Closing Working Capital is less than the Target Minimum Working Capital, a negative amount (in dollars) equal to Closing Working Capital minus the Target Minimum Working Capital and (c) in the event Closing Working Capital is less than or equal to the Target Maximum Working Capital and greater than or equal to the Target Minimum Working Capital, zero dollars ($0).

Section 12.04      Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Each of the terms set forth in the index of defined terms attached hereto as Annex A is defined in the Section of this Agreement set forth opposite such term.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Whenever the words “in the ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Masculine gender shall also include the feminine and neutral genders, and vice versa.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and, in the case of any Law, shall include all rules and regulations promulgated thereunder.  References to a Person are also to its permitted successors and assigns.  References to “days” shall refer to calendar days unless Business Days are specified.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.  Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to United States dollars.

Section 12.05       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.06       Entire Agreement; No Third-Party Beneficiaries.

(a)           This Agreement, taken together with the Tronox Disclosure Letter and the Cristal Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Transactions.

(b)           Except (i) as set forth in this Section 12.06(a) and (ii) for the financing sources and their respective Affiliates providing the Debt Financing with respect to Section 8.02, Section 12.01, Section 12.05, this Section 12.06, Section 12.07, Section 12.12, Section 12.13 and Section 12.15, this Agreement is not intended to, and shall not, confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.07       Governing Law and Venue.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b)           Except as provided in Section 1.08, each Party agrees that it shall bring any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration ("LCIA"), which Rules are deemed to be incorporated by reference into this Section 12.07(b).  In the event of any conflict between the provisions of this Section 12.07(b) and the Rules of the LCIA, the provisions of this Section 12.07(b) shall prevail.

(i)            The tribunal shall consist of three arbitrators.  The claimant(s) shall jointly nominate one arbitrator and the respondent(s) shall jointly nominate one arbitrator.  The third arbitrator, who shall be the chairman of the tribunal, shall be nominated by the two Party-nominated arbitrators within thirty (30) days of the last of their appointments.

(ii)           The seat of the arbitration shall be London, England.

(iii)           The language of the arbitration shall be in English.

(iv)          The Parties shall not be entitled to discovery, and the arbitrators shall have no power to order discovery or disclosure of documents, oral testimony or other materials.

(v)           The Parties mutually desire and intend that resolution of any disputes referred to arbitration will be expeditious.  The tribunal shall use its best efforts to conduct an oral hearing not later than 180 days from the date of appointment of the presiding arbitrator and to issue its final award not later than 60 days after the close of the oral hearing.  The Parties may extend this timeline by written agreement.  The tribunal may extend this timeline in its discretion if it considers that the interest of justice so requires.  The tribunal's failure to make a final award within this time limit shall not be a basis for refusing to comply with or for challenging or resisting enforcement of any such award.  Any award of the tribunal shall be final and binding from the day it is made.  The Parties waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996 (UK).

(vi)          Nothing in this Section 12.07(b) shall be construed as preventing any Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

(vii)         The Parties agree to keep confidential all matters relating to the arbitration, including the fact of the arbitration itself and any related court proceedings, except as required by law or for the purposes of enforcing this Agreement or an arbitral award.

Section 12.08      Bulk Sale Laws.  Tronox hereby waives compliance by Cristal and its Affiliates, in connection with the Transactions, with the provisions of any applicable bulk sales or bulk transfer or similar Law.

Section 12.09      Obligations of the Parties.  Whenever this Agreement requires a Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

Section 12.10       Mutual Drafting.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.11       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Notwithstanding the foregoing, Tronox may assign this Agreement and any of its rights, interests or obligations under this Agreement, in whole or in part, to any of its Affiliates; provided that such assignment shall not relieve Tronox of its obligations under this Agreement.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 12.12       Remedies.  Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 12.13       Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Transactions.  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.13.

Section 12.14       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered, including by e-mail in PDF format (which shall constitute a legal and valid signature for purposes hereof and have the same effect as an original), to the other Parties.

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IN WITNESS WHEREOF, Cristal and Tronox have duly executed this Agreement, all as of the date first written above.

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:	/s/ Dr. Talal Al-Shair
Name:	Dr. Talal Al-Shair
Title:	Chairman of the Board of Directors

Solely for purposes of Articles I, II, VIII, IX and XIII:

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:	/s/ Moazzam A. Khan
Name:	Moazzam A. Khan
Title:	Director

By:	/s/ Stephen A. Box
Name:	Stephen A. Box
Title:	Director

[Signature Page to Transaction Agreement]

TRONOX LIMITED

By:	/s/ Thomas Casey
Name:	Thomas Casey
Title:	Chairman and CEO

[Signature Page to Transaction Agreement]

ANNEX A

Index of Defined Terms

Term	Section
2020 Notes Indenture	6.04(b)
Accounting Principles	12.03
Acquired Business	6.19(a)(iii)
Acquired Competing Business	6.19(a)(iii)
Acquired Shares	Recitals
Acquisition Proposal	12.03
Acquisition Resolution	6.01(a)
Actual Adjustment Amount	1.08(g)
Additional Agreement	6.26
Additional Business	12.03
Additional Financial Statements	0
Adjustment Amount	12.03
Administrative Assets	12.03
Affiliate	12.03
Agreement	Preamble
Allocation	10.01(a)
AMIC	12.03
Ancillary Agreements	12.03
Antitrust Law	12.03
Applicable Anti-Corruption Laws	4.22(a)
Applicable Regulatory Requirements	6.01(a)
Approval Resolutions	6.01(a)(ii)
ASIC	6.01(a)
Bankruptcy and Equity Exception	3.04(a)
Beneficial Ownership	12.03
Business	12.03
Business Acquisition Proposal	12.03
Business Annual Financial Statements	12.03
Business Assets	12.03
Business Benefit Plans	12.03
Business Contracts	12.03
Business Day	12.03
Business Financial Statements	12.03
Business Leases	4.15(b)
Business Material Adverse Effect	12.03
Business Material Contract	4.14(a)
Business Permits	4.01
Business Properties	4.15(a)
Business Registered IP	4.16(a)
Business Reviewed Financial Statements	4.06(a)
Business Significant Customer	4.19(a)
Business Significant Supplier	4.19(b)
BV Shares	Recitals
CAP	Recitals

Term	Section
Cash and Cash Equivalents	12.03
Cash Consideration	1.06
CIC Cayman	Recitals
Closing	1.01
Closing Cash	12.03
Closing Date	1.07
Closing Statement	1.08(b)
Closing Statement Dispute Notice	1.08(d)
Closing Working Capital	12.03
Code	12.03
Commerce	4.23
Company	Recitals
Competing Business	6.19(a)
Competing Transaction	5.01(a)
Confidentiality Agreement	6.02
Consent	3.05(b)
Consideration	1.06
Consideration Shares	1.06
Continuation Period	11.01(a)
Continuing Employee	11.01(a)
Contract	3.05(a)
Corporations Act	12.03
Court	12.03
Credit Support	4.25
Cristal	Preamble
Cristal Actions	7.02(a)
Cristal Board	4.06(h)
Cristal By-laws	4.01
Cristal Certificate	4.01
Cristal Confidential Information	6.23(b)
Cristal Designated Director	12.03
Cristal Disclosure Letter	Article IV
Cristal Employees	6.19(c)
Cristal Fundamental Representation	12.03
Cristal Indemnitees	9.02
Cristal Marks	6.12(a)
Cristal Multiemployer Plan	4.10(a)
Cristal Pension Plan	4.10(c)
Cristal Subsidiaries	12.03
Cristal Tax Return	10.03(a)
Debt Financing	12.03
Direct Claim	9.03(b)
Direct Claim Notice	9.03(b)
Disputed Item	1.08(d)
Draft Allocation	10.01(a)

Term	Section
End Date	8.01(b)(i)
Environmental Claim	3.12(b)(i)
Environmental Investigation	12.03
Environmental Laws	3.12(b)(ii)
ERISA	12.03
Estimated Adjustment Amount	1.08(a)
Estimated Closing Statement	1.08(a)
Exchange Act	3.05(b)
Exchange Rate	12.03
Exxaro Deed	12.03
FATA	6.03(b)(i)
Feedstock Agreement	6.25
Filed Tronox SEC Documents	Article III
Financial Records	12.03
Governmental Entity	3.05(b)
Hazardous Materials	3.12(b)(iii)
HSR Act	3.05(b)
Indebtedness	12.03
Indemnified Party	9.03(a)(i)
Indemnifying Party	9.03(a)(i)
Independent Accountant	1.08(f)
Insurance Proceeds	9.05(j)
Intangible Asset	1.03(a)
Integration Committee	11.01(e)
Intellectual Property Rights	12.03
Intercompany Indebtedness	12.03
IP Assets	1.03(b)
IRS	4.10(a)
Judgment	3.05(a)
Knowledge	12.03
KSA SPV	Exhibit E
Law	3.05(a)
Legal Restraints	7.01(d)
Liability	12.03
Liens	3.02(a)
Losses	12.03
LTM Net Sales at Closing	12.03
Marks	12.03
Material Adverse Effect	12.03
Nomination Date	12.03
OFAC	4.23(a)
Organizational Document	12.03
Other Cristal Business	12.03
Owned Business Properties	4.15(a)
Party	Preamble

Term	Section
Permits	3.01
Permitted Liens	12.03
Person	12.03
Position Statements	1.08(f)
Pre-Closing Tax Period	12.03
Pre-Closing Tax Return	10.03(b)
Proceeding	3.10
Proxy Materials	6.01(a)
Purchaser Plan	11.01(a)
Recipient	10.02(d)
Registered IP Assets	1.03(b)
Regulatory Approvals	6.03
Release	3.12(b)(iv)
Relevant Person	12.03
Remedial Action	12.03
Replacement Contract	6.13
Representatives	5.02
Required Financials	6.20(d)
Resolution Period	1.08(e)
Restructuring	Recitals
Sale Notice	9.09
Sanctioned Country	4.23(a)
Sanctioned Person	4.23(a)
Saudi GAAP	12.03
SEC	3.03(b)
Securities	12.03
Securities Act	3.05(b)
Security Date	9.09
Seller	Preamble
Share Sale	1.01
Share Transfer Documents	12.03
Shared Contract	6.13
Shareholders Agreement	Recitals
SOX	3.06(b)
Standard Tax Conditions	12.03
State Department	4.23(a)
State Scheme	12.03
Straddle Period	12.03
Subsidiary	12.03
Supplier	10.02(d)
Systems	12.03
Target Maximum Working Capital	12.03
Target Minimum Working Capital	12.03
Tasnee	12.03
Tax Benefit	12.03

Term	Section
Tax Claim	10.05(a)
Tax Return	12.03
Taxes	12.03
Termination Date	9.09
Third Party Claim	9.03(a)(i)
Third Party Claim Notice	9.03(a)(i)
Trade Control Laws	4.23(b)
Transactions	Recitals
Transfer Taxes	12.03
Transferred Assets	1.03
Transferred Companies	12.03
Transferred Company Equity	4.03(a)
Transferred Company Marks	6.12(c)
Transferred Company Voting Debt	4.03(b)
Transferred Employees	12.03
Transferred Subsidiary Equity	4.02(a)
Transition Services	12.03
Transition Services Agreement	6.24
Tronox	Preamble
Tronox ABL Agreement	6.04(b)
Tronox Acquirer	7.03(a)
Tronox Actions	7.03(a)
Tronox Board	3.04(a)
Tronox Business Benefit Plan	3.17(a)
Tronox Class A Ordinary Shares	12.03
Tronox Class B Ordinary Shares	12.03
Tronox Collective Labor Agreements	12.03
Tronox Confidential Information	6.23(b)
Tronox Constitution	3.01
Tronox Disclosure Letter	Article III
Tronox Equity	3.03(b)
Tronox Fundamental Representation	12.03
Tronox General Meeting	6.01(a)
Tronox Indemnitees	9.01
Tronox Indentures	6.04(b)
Tronox Loan Agreements	6.04(b)
Tronox Management Equity Plan	12.03
Tronox Material Adverse Effect	12.03
Tronox Non-US Benefit Plan	3.17(g)
Tronox Note Issuer	6.04(b)
Tronox Ordinary Shares	12.03
Tronox Pension Plan	3.17(c)
Tronox Permits	3.01
Tronox Registered IP	3.13(a)
Tronox Restricted Share Unit	12.03

Term	Section
Tronox Restricted Shares	12.03
Tronox SEC Documents	3.06(a)
Tronox Share Option	12.03
Tronox Shareholder Approval	12.03
Tronox Subsidiaries	3.01
Tronox Tax Act	12.03
Tronox Termination Fee	8.02(b)
Tronox TL Agreement	6.04(b)
Tronox Voting Debt	3.03(c)
U.S. GAAP	3.06(b)
Unresolved Items	1.08(f)
US Business Benefit Plans	4.10(a)
US Tronox Business Benefit Plans	3.17(a)
USRPI	4.09(e)
Variation Notice	1.07(a)(vii)
VAT	12.03
VWAP	12.03
WARN Act	4.18(b)
Yanbu Note	Exhibit E
Yanbu Sale	1.02
Yanbu Securities	Recitals
Yanbu Shares	Recitals

Exhibit A

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2017, by and between Tronox Limited, a company incorporated and existing under the laws of the State of Western Australia (the “Company”), Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Co-op”), The National Titanium Dioxide Company Limited (“NTDC”), a limited liability company registered in the Kingdom of Saudi Arabia (together with the Co-op, “Cristal”) and, solely for purposes of Sections 3.1, 3.2, 3.3, 4.3 and 7.3 and Articles I, II and IX, [●].1

W I T N E S S E T H:

WHEREAS, the Company and Cristal are parties to a Transaction Agreement dated as of February 21, 2017 (as it may be amended from time to time, the “Transaction Agreement”);

WHEREAS, the obligations of the parties to consummate the transactions contemplated by the Transaction Agreement are conditioned upon, among other items, this Agreement being duly executed by each party hereto; and

WHEREAS, the Company and the Shareholder desire to enter into this Agreement in order to establish certain rights, restrictions and obligations of the Shareholder, as well as to set forth certain corporate governance and other arrangements relating to the Company and the Class A Shares held by the Shareholder following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1            Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” of any Person means an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, the Shareholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to administer the applicable underwritten offering and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve (12)-month period.

[1]	To include all the underlying shareholders of NTDC.

“Beneficially Own” and words of similar import shall have the meaning ascribed to such terms pursuant to Rule 13d-3 under the Exchange Act (provided, however, that, for purposes of calculating “beneficial ownership” with respect to the restrictions set forth under Section 3.1, a Person shall additionally be deemed to be the beneficial owner of (i) any Voting Securities or other securities of the Company that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights (but excluding the pre-emptive rights granted hereunder) or other securities convertible into Voting Securities or other securities of the Company, whether such acquisition may be made within sixty (60) days or a longer period and (ii) any securities of the Company to which such Person has any economic exposure, including through any derivative transaction, that gives such Person the economic equivalent of ownership of an amount of securities of the Company due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities of the Company, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of such securities of the Company, in any case without regard to whether (x) such derivative conveys any voting rights in such securities of the Company to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of such securities of the Company or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of such securities of the Company).  For the avoidance of doubt, references to the “Company” in this definition shall include any successor entity to the Company.

“Board” shall mean the board of directors of the Company in office at the applicable time.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Perth, Australia, or New York City, New York, United States.

“Change of Control” shall mean, with respect to any Person, in one or a series of related transactions, (a) the sale or other disposition of all or substantially all of such Person’s assets to any other Person, (b) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of such Person to any other Person, (c) the merger, amalgamation or consolidation of such Person with or into another Person or similar transaction with the effect that another Person(s) (other than such Person’s existing shareholders prior to such transaction) Beneficially Owns, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such transaction, or (d) the liquidation or dissolution of such Person.

“Claims” shall have the meaning assigned to such term in Section 6.1(a).

“Closing Date” has the meaning give to that term in the Transaction Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Co-op” shall have the meaning assigned to such term in the preamble hereto.

“Class A Share” has the meaning given to that term in the Constitution.

“Class B Share” has the meaning given to that term in the Constitution.

“Committee” shall have the meaning assigned to such term in Section 4.1.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Constitution” shall mean the Company’s constitution, as the same may be amended or amended and restated from time to time.

“Controlled Affiliate” shall mean, with respect to the Shareholder, any Person that, directly or indirectly through one or more intermediaries, is controlled by the Shareholder. The Shareholder shall be deemed to “control” another Person if the Shareholder possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporations Act” shall mean the Corporations Act 2001 (Cth), as amended.

“Cristal” shall have the meaning assigned to such term in the preamble hereto.

“Cut-off Time” shall have the meaning assigned to such term in Section 3.4(b).

“Delaware Courts” shall have the meaning assigned to such term in Section 9.5(b).

“Demand Registration” shall have the meaning assigned to such term in Section 5.1(a).

“Director” shall mean any member of the Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any multinational, supranational, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” shall, when used in the context of “any Person or group” or “the offeror’s group”, have the meaning ascribed to such term pursuant to Section 13(d)(3) of the Exchange Act.

“Independent Directors” shall mean, at any time, the members of the Board in office who are not Shareholder Nominees.

“Initial Registration Statement” shall have the meaning assigned to such term in Section 4.2(b).

“Law” shall mean, collectively, any applicable statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any stock exchange on which Voting Securities of the Company are listed (being, on the date hereof, the NYSE).

“Nominating Committee” has the meaning given to that term in the Constitution.

“Nomination Documents” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“Non-Liable Person” shall have the meaning assigned to such term in Section 9.11.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Permitted Issuance” shall have the meaning assigned to such term in Section 7.2(a).

“Permitted Transferee” shall mean (a) any one of [●]2 (or one of their Corporate Affiliates who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder), (b) Controlled Affiliate of the Shareholder who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, (c) nominee or broker of the Shareholder; provided, however, that there is no change in Beneficial Ownership of the shares so Transferred and provided further that concurrently with the Transfer the broker or nominee has executed a standing proxy in accordance with the Constitution in favor of the Company’s chairman for the time being which provides (i) that the Shareholder’s Voting Securities will be counted for quorum purposes but will not be voted in favor of or against any proposal submitted to members at that meeting, (ii) for automatic revocation at the end of the Standstill Period, and (iii) suspension of the proxy for a meeting if (A) the Shareholder deposits a proxy for that meeting in accordance with the Constitution or (B) the Shareholder attends that meeting, or (d) solely with respect to any pledge of the Voting Securities, or the creation of an encumbrance or lien on the Voting Securities, to secure bona fide borrowings, a bank, licensed securities firm, investment bank or pension fund (each, a “Permitted Financial Institution”); provided, however, that (i) it is a condition precedent to enforcement of the pledge, encumbrance or lien that, prior to enforcement, the Permitted Financial Institution executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, including the obligation to ensure that any subsequent Transfer occurs in accordance with Article IV and (ii) the Shareholder has delivered notice of such arrangement to the Company within two (2) Business Days after entering into a contract in respect of such arrangement; provided further, in the case of each of clauses (a) through (d), that such Transfer to a Permitted Transferee is made in compliance with the terms hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” shall have the meaning assigned to such term in Section 5.1(a).

[2]	To include all the underlying shareholders of NTDC.

“Registration Expenses” shall have the meaning assigned to such term in Section 5.5.

“Registration Request” shall have the meaning assigned to such term in Section 5.1(a).

“Registration Statement” shall have the meaning assigned to such term in Section 5.1(b).

“Replacement” shall have the meaning assigned to such term in Section 3.4(a)(v).

“Rule 144” shall have the meaning assigned to such term in Section 4.2(a)

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” shall mean the Co-op and any Person to whom Class A Shares have been transferred in accordance with the terms of this Agreement and who has executed a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder (or, if such Person is already party to this Agreement, such Person need not execute a separate deed of accession, but such Person shall, upon the transfer of Class A Shares to it, be deemed to be bound by all of the provisions of this Agreement as if a Shareholder party hereto), it being understood that the intention of the parties is that the “Shareholder” shall be considered to be Cristal and its Affiliates to whom the Co-op shall have transferred Class A Shares (and further Affiliates to whom such Affiliate shall have transferred Class A Shares), as a collective.

“Shareholder Director” shall initially mean [●] and [●], and any Shareholder Nominee elected to the Board in accordance with Section 3.4 (including any Replacement elected to the Board in accordance with Section 3.4).

“Shareholder Nominee” shall mean any individual proposed by the Shareholder in accordance with the terms of this Agreement to serve on the Board (including any Replacement).

“Short Form Registration” shall have the meaning assigned to such term in Section 5.1(c).

“Special Committee” has the meaning given to that term in the Constitution.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(d).

“Subsidiary” shall mean, with respect to any Person, any other entity of which (a) securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or (b) a majority of the voting or economic interests are at such time directly or indirectly owned by such Person.

“Transaction Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other transfer or disposition (including any spin-off, hedging or derivative transaction or other transaction that, in each case, hedges or transfers, in whole or in part, the economic consequences of ownership, or otherwise) of any Voting Security or any legal, beneficial or economic interest therein, whether or not for value and whether voluntary or involuntary or by operation of law or by transfer of any economic or ownership interest in any Person, directly or indirectly, beneficially owning such Voting Securities. A “Transfer” shall also include, without limitation, a transfer of a Voting Security to a broker or other nominee, or the transfer of, or entering into a binding agreement with respect to, the power (whether exclusive or shared) to vote or direct the voting of such Voting Security by proxy, voting agreement or otherwise.

“Transfer Prohibition Period” shall have the meaning assigned to such term in Section 4.1.

“Voting Power” shall have the meaning specified in Section 610 of the Corporations Act, except that any relevant interest or association arising by virtue of rights set out in the Constitution is to be disregarded.

“Voting Securities” shall mean (a) the Class A Shares (or any class of shares into which the Class A Shares are converted or exchanged), (b) the Class B Shares (or any class of shares into which the Class B Shares are converted or exchanged), and (c) any other equity securities of the Company then entitled to vote generally in the election of Directors.

“Waived Transfer Amount” shall have the meaning assigned to such term in Section 4.2(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a)          The Company has been duly organized and is a validly existing company limited by shares under the Corporations Act registered under the laws of Western Australia, Australia and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)          This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)          This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by the Shareholder, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)           The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) Board approval which was obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e)           The execution, delivery and performance of this Agreement by the Company does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which the Company is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents (including the Constitution) or conflict with, or result in a breach or default under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which the Company is a party or by which it is bound.

Section 2.2            Representations and Warranties of the Shareholder. Cristal and [●]3 represent and warrant to the Company, severally and not jointly, as of the date hereof as follows:

(a)          Immediately following consummation of the transactions contemplated by the Transaction Agreement, (i) except for the 37,580,000 Class A Shares issued to, and Beneficially Owned by, the Shareholder pursuant to the Transaction Agreement and the Shareholder’s rights arising under the Transaction Agreement and this Agreement, neither such Person nor any of its Affiliates, (A) Beneficially Owns any Voting Securities, (B) possesses any rights to acquire any Voting Securities or (C) has any Voting Power in the Company; and (ii) (except as expressly contemplated by the terms of this Agreement) the Shareholder owns such Class A Shares free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, the applicable securities laws of any other jurisdiction and the provisions of this Agreement and the Transaction Agreement), options, warrants, rights, calls, commitments, proxies or other contract rights (it being understood that only the Co-op is making the representation in clause (ii)).

(b)          Such Person, if an entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all necessary power and authority and, if a natural Person, has the legal capacity, to enter into this Agreement and to carry out its obligations hereunder.

(c)          This Agreement has been duly and validly authorized by such Person and all necessary and appropriate action has been taken by such Person to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

[3]	To include all the underlying shareholders of NTDC.

(d)          This Agreement has been duly executed and delivered by such Person and, assuming due authorization and valid execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(e)           The execution, delivery and performance of this Agreement by such Person does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) internal approvals applicable to such Person which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(f)           The execution, delivery and performance of this Agreement by such Person does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which such Person is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to such Person or (iii) conflict with, or result in a breach or default under, any term or condition of such Person’s applicable organizational documents or conflict with, or result in a breach or default under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which such Person is a party or by which it is bound.

ARTICLE III

STANDSTILL; VOTING; BOARD REPRESENTATION

Section 3.1            Standstill Restrictions.

(a)          Except (i) for the acquisition of Voting Securities in connection with the consummation of the transactions contemplated by the Transaction Agreement, (ii) as a result of a share distribution or share split made available to holders of Voting Securities generally, or (iii) as specifically permitted by this Agreement (including as contemplated by Section 3.2), during the Standstill Period, Cristal and [●]4 shall not, directly or indirectly, in each case without the prior approval by resolution of a majority of the Independent Directors:

(i)          acquire, offer to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any Voting Securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Voting Securities, if, after such acquisition, such Persons, as a group, will Beneficially Own more than twenty-four percent (24%) of the Voting Securities;

[4]	To include all the underlying shareholders of NTDC.

(ii)          make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote or deliver a written consent with respect to, or seek to advise or influence in any manner whatsoever any Person with respect to the voting of, any Voting Securities (other than any of the foregoing done on behalf of the Company), in each case, with respect to the appointment of any Director;

(iii)        arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any Voting Securities or any securities convertible into or exchangeable or exercisable for any Voting Securities, except for such Voting Securities as are then being offered for sale by the Company;

(iv)        except as contemplated by Section 3.4 of this Agreement, seek, alone or in concert with others, to advise, encourage or influence (including with respect to the nomination of nominees) any Person or group with respect to the voting of any Voting Securities (including any “withhold the vote” or similar campaign with respect to the Company or the Board) with respect to the appointment of any Director; or

(v)         take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (iv) of this Section 3.1, or publicly announce an intention to do, or enter into any arrangement or understanding to do, any of the actions restricted or prohibited under such clauses (i) through (iv) of this Section 3.1.

(b)           For the avoidance of doubt, the restrictions set forth in this Section 3.1 shall not be deemed to restrict (i) any actions taken by the Shareholder Directors solely in their capacity as Directors at any meeting (or action by written consent) of the Board, or any applicable committee of the Board, in a manner permitted by their fiduciary duties as Directors under applicable Law, or (ii) the exercise of the rights attaching to the Shareholder’s Voting Securities in accordance with this Agreement.

(c)           For the avoidance of doubt, subject to compliance with the Constitution and Article IV, in no event shall the restrictions set forth herein be deemed to prohibit, restrict or limit hedging transactions by any of the Persons bound by this Section 3.1 intended to protect against economic price risk with respect to the Voting Securities.

(d)           It is understood and agreed that any action that would be prohibited by Section 3.1(a) solely due to the fact that (i) Cristal and (ii) [●]5 are acting as a “group” or otherwise acting in concert shall not be deemed to violate Section 3.1(a); provided that this Section 3.1(d) does not limit in any respect Article IV.

(e)           “Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the earlier to occur of (i) six (6) months after the date the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, and (ii) the third (3rd) anniversary of the date of this Agreement.

[5]	To include all the underlying shareholders of NTDC.

(f)           The Board has approved an increase in the Voting Power of the Shareholder which occurs in compliance with Section 3.1(a)(i) such that it is exempted from rule 11.3 of the Constitution.

Section 3.2            Termination of the Standstill Restrictions.  The obligations set forth in Section 3.1 shall terminate in the event of (i) the commencement of voluntary or involuntary proceedings (which is not being contested by the Company) to liquidate the Company or any of its material Subsidiaries or the commencement of voluntary or involuntary bankruptcy or insolvency proceedings with respect to the Company or any of its material Subsidiaries or (ii) the adoption of a plan by the Company or any material Subsidiary with respect to any of the foregoing.

Section 3.3            Voting.  During the term of this Agreement, at any meeting of the Company’s shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought or obtained by or from the shareholders of the Company, the Shareholder shall (a) cause all of the Voting Securities Beneficially Owned by the Shareholder to be represented at such meeting for purposes of the presence of a quorum and (b) shall vote or cause to be voted, in person or by proxy, all of such Voting Securities as of the applicable record date until the Shareholder no longer has any nomination rights pursuant to Section 3.4, with respect to any proposal or resolution relating to (i) the election or removal of Directors, (ii) compensation of directors, officers or other employees of the Company (including say-on-pay matters and option grants) and (iii) the engagement of accountants, in each case, as recommended by the Board.

Section 3.4            Board of Directors; Committees.

(a)           The Shareholder shall have nomination rights to the Board as follows:

(i)           For so long as the Shareholder Beneficially Owns (A) 28,185,000 or more Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination two (2) members of the Board to be elected by the class vote of the holders of the Class A Shares and (B) 15,568,333 or more, but less than 28,185,000, Voting Securities (which numbers shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination one (1) member of the Board to be elected by the class vote of the holders of the Class A Shares; provided, however, that if following any amendment or other change to the Constitution or successor governing documents of the Company only a single class of shares is outstanding, the right to designate for nomination members of the Board shall continue to apply until the Cut-off Time.

(ii)          At least forty (40) Business Days prior to an annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Company shall notify the Shareholder of the date of such proposed meeting.  Within ten (10) Business Days of receiving such notification, the Shareholder shall designate for nomination Shareholder Nominee(s) in accordance with Section 3.4(a)(i).  Within five (5) Business Days of receiving such designation, the Company shall notify the Shareholder in writing if the Nominating Committee either (A) intends to recommend to the Company’s shareholders the election of such Shareholder Nominees, or (B) does not intend to recommend to the Company’s shareholders the election of such Shareholder Nominees (provided, however, that the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of a Shareholder Nominee if (1) such Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee).  If the Nominating Committee does not intend to recommend to the Company’s shareholders the election of any such Shareholder Nominee, the Company shall procure that the Nominating Committee promptly notifies the Shareholder of such intention and provides reasonable justification as to why such Shareholder Nominee will not be recommended to the Company’s shareholders.  The Shareholder shall, within five (5) Business Days of being informed of such intention, have the right to designate for nomination alternative Shareholder Nominee(s) (and the Shareholder can provide a list of alternative Shareholder Nominees which are to be considered by the Nominating Committee for recommendation to the Company’s shareholders in descending order of preference) and the Company shall procure that the Nominating Committee considers such alternative Shareholder Nominees.  Again, the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of an alternative Shareholder Nominee if (1) such alternative Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee.

(iii)        Without limiting the specificity of Section 3.4(a)(ii), the Company shall use reasonable best efforts to cause the Board to take all action necessary (including, subject to the Board’s fiduciary duties, recommending the election of Shareholder Nominees to the Company’s shareholders) such that, of the number of Directors nominated for election at each annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Shareholder Nominees designated for nomination in accordance with Section 3.4(a)(i) shall be elected as Directors, subject, in each case, to applicable Law.

(iv)        Upon prior reasonable written notice by the Company to the Shareholder, the Shareholder shall supply to the Company by the time such information is reasonably requested by the Board, the following information insofar as it relates to a Shareholder Nominee: (A) all such information and materials as the Company reasonably requests from other members of the Board as is required to be disclosed in proxy circulars under applicable Law or as is otherwise reasonably requested by the Company from time-to-time from members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements (including, if applicable, any Directors’ questionnaire or similar document); and (B) an executed consent to serve as a Director if so elected from each of the Shareholder Nominees to be named as a nominee in any proxy circular or similar materials for any annual meeting or special meeting of shareholders of the Company (collectively, the “Nomination Documents”).

(v)         If any Shareholder Director resigns from the Board or is rendered unable to, or refuses to, or for any other reason ceases, to serve on the Board, the Shareholder shall be entitled to designate a replacement (a “Replacement”), and, subject to Section 3.4(b), the Company will use its reasonable best efforts to promptly appoint such Replacement as a replacement Shareholder Director to fill the resulting vacancy.  If, despite using its reasonable best efforts to promptly appoint such Replacement, the Company is unable to promptly appoint such Replacement, the Shareholder shall be entitled to designate an alternative Replacement and the provisions of this Section 3.4(a)(v) shall apply mutatis mutandis to such alternative Replacement.  Any such Replacement elected to the Board shall be deemed to be a Shareholder Director for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents as set forth in Section 3.4(a)(iv).

(b)           Upon the first date that the Shareholder Beneficially Owns (i) less than 28,185,000 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly cause one (1) Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board, and (ii) less than 15,568,333 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly following such time (the “Cut-off Time”) cause any Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board.  Subject to Section 3.4(a)(i), the resignation of a Shareholder Director does not prevent such person from being eligible for election or appointment as a Director in the future.

(c)           For so long as such membership is permitted by all applicable Law and stock exchange listing requirements (as determined in good faith by the Board), the Board will cause the number of Shareholder Directors, if any, to serve as members of the various standing committees of the Board (other than the Nominating Committee but including, for the avoidance of doubt, the Corporate Governance Committee) proportional to their representation on the Board, rounded down to the larger of the nearest whole number and one.

(d)           At all times from the date of this Agreement through the termination of their service as a member of the Board, each of the Shareholder Directors shall comply with the qualification requirements applicable to all directors expressly set forth under the Constitution, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s code of business conduct and ethics, securities trading policies, Directors’ confidentiality policy, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees.  Notwithstanding anything to the contrary in the foregoing, each Shareholder Director is authorized to disclose confidential information on a strictly confidential basis to any director, officer or employee of the Shareholder that appointed him or any director, officer or management-level employee of such Shareholder's Affiliates to the extent necessary for the purposes of monitoring and evaluating such Shareholder's participation with the Company.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1            Transfer Restrictions. Except as expressly provided in this Article IV, or in accordance with a written consent granted by a committee of the Board consisting solely of Independent Directors (the “Committee”), for the period beginning on the date hereof and ending on the date immediately following the three (3) year anniversary of the date hereof (the “Transfer Prohibition Period”), the Co-op shall not Transfer any of the Voting Securities Beneficially Owned by it, other than, following the later of (i) the date that is eighteen (18) months after the date hereof (the “Termination Date”) and (ii) the date on which all claims for indemnification under Section 9.01(a) of the Transaction Agreement asserted in writing by the Company prior to the Termination Date have been finally resolved, to a Permitted Transferee; provided, however, that no such transfer shall be permitted if such transfer will result in an “owner shift” under Section 382(g) of the Code with respect to the Company.  Any Transfer or attempted Transfer of Voting Securities in violation of this Section 4.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.  The Board has approved Transfers made to Permitted Transferees in accordance with this Section 4.1 such that such Transfers are exempted from rule 11.3 of the Constitution.

Section 4.2            Waiver of Transfer Restrictions.

(a)           Notwithstanding the restriction in Section 4.1, during the Transfer Prohibition Period, (i) in accordance with Rule 144 under the Securities Act (or any similar rule then in force) (“Rule 144”), including the volume and manner of sale restrictions of Rule 144, or (ii) under the Initial Registration Statement, the Shareholder may, directly or indirectly, sell or transfer in accordance with all applicable Laws, up to an aggregate of [insert number of shares equal to [4]% of the total number of outstanding Voting Securities immediately after the Closing] Voting Securities, as adjusted for any stock split, reverse stock split or similar transaction (the “Waived Transfer Amount”); provided, however, that promptly following any sale or transfer pursuant to this Section 4.2(a) that is included in the Waived Transfer Amount the Shareholder shall provide to the Company a written notice stating (x) the quantum of Voting Securities subject to such sale or transfer, and (y) the portion of the Waived Transfer Amount allocated to such sale or transfer; provided, further, that the sale or transfer of such Waived Transfer Amount shall not be reasonably expected, based on the advice of an internationally recognized investment bank selected by the Shareholder and approved by the Company (such approval not to be unreasonably withheld), to materially and adversely affect the trading of the Voting Securities of the Company on the NYSE.

(b)          The Company shall file with the SEC reasonably promptly following the date hereof, and in any event within sixty (60) days after the date hereof, a Short Form Registration statement covering the resale of a number of Registrable Securities up to the Waived Transfer Amount (the “Initial Registration Statement”) and shall use its reasonable best efforts to cause such Initial Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, and in any event within one-hundred twenty (120) days after the date hereof.  The Company shall also use its reasonable best efforts to keep such Initial Registration Statement continually effective until all of the Registrable Securities covered by such Initial Registration Statement cease to constitute Registrable Securities.  Notwithstanding the foregoing, the Company shall be entitled to postpone the filing of the Initial Registration Statement or the using of its reasonable best efforts to cause the Initial Registration Statement to be declared effective to the same extent that it is entitled to prohibit sales of Registrable Securities under an effective Registration Statement pursuant to Section 5.1(d) below.  The Company shall be liable for and pay all Registration Expenses in connection with the Initial Registration Statement, regardless of whether such registration is effected.  The provisions of Section 5.3 shall apply mutatis mutandis to the registration of Registrable Securities pursuant to this Section 4.2(b).

(c)           Notwithstanding the restrictions set forth in Sections 4.1 and 4.2(a), beginning on the day following the expiry of the Transfer Prohibition Period, the Shareholder may, subject to Section 4.3, directly or indirectly Transfer any of the Voting Securities held directly or indirectly by it, and Sections 4.1 and 4.2(a) of this Agreement shall be of no further effect.

(d)          The restrictions and limitations on Transfers contained in this Article IV shall not apply to acceptance of any takeover offer for all the Voting Securities in the Company where the Shareholder is not a participant in or a member of the offeror’s group.

Section 4.3             Additional Transfer Restrictions. In addition to the restrictions set forth in Sections 4.1 and 4.2(a), so long as this Agreement has not terminated pursuant to Section 8.1, the Shareholder shall not, other than in connection with a registered public offering, including any underwritten offering or a Change of Control transaction, knowingly Transfer Voting Securities (a) to a Person or group, other than to any Permitted Transferee, who, after such acquisition, would, together with its Affiliates, Beneficially Own in excess of 5% of the outstanding Voting Securities; or (b) on any given day (other than to any Permitted Transferee) in an amount greater than 10% of the average daily trading volume of the Voting Securities for the twenty (20)-day period immediately preceding the date of such Transfer.

Section 4.4            Legend.

(a)           All certificates or other instruments representing the Voting Securities owned by the Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED [●], 2017, BY AND BETWEEN TRONOX LIMITED, CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A., AND, IF APPLICABLE, THE OTHER PARTIES THERETO, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY, WITHOUT COST.

(b)          Within one (1) Business Day after receipt by the Company of a demand by the Shareholder, the Company agrees, in connection with any Transfer of Voting Securities in compliance with applicable Law and as permitted by this Agreement, to remove the aforementioned legend from any certificate or other instrument representing such Voting Securities.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1            Demand Registrations.

(a)           Requests for Registration. At any time following the expiration of the Transfer Prohibition Period, the Shareholder may request in writing that the Company effect the registration under the Securities Act of all or any part of the Registrable Securities held by the Shareholder (a “Registration Request”). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities (as defined below) that have been requested to be registered in the Registration Request. Any registration requested by the Shareholder pursuant to Section 5.1(a) or 5.1(c) is referred to in this Agreement as a “Demand Registration.” As used herein, the term “Registrable Securities” shall mean (i) Class A Shares; (ii) any other shares or securities that the Shareholder may be entitled to receive, or will have received, pursuant to the Shareholder’s ownership of the Class A Shares, in lieu of or in addition to the Class A Shares; and (iii) any shares or securities issued or issuable directly or indirectly with respect to the shares referred to in the foregoing clauses (i) and (ii) by way of conversion or exchange thereof or share distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, in each case held by the Shareholder. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered for sale under the Securities Act pursuant to a Registration Statement (as defined below) and disposed of in accordance with the Registration Statement; (B) they have been sold to the public pursuant to Rule 144 or other exemption from registration under the Securities Act; (C) they have been bought back and cancelled by the Company; or (D) when all remaining Registrable Securities can be sold pursuant to Rule 144 without limitation.

(b)           Limitation on Demand Registrations. At any time following the expiration of the Transfer Prohibition Period, the Shareholder will be entitled to initiate no more than three (3) Demand Registrations (including Short-Form Registrations permitted pursuant to Section 5.1(c)). No request for registration will count for the purposes of the limitations in this Section 5.1(b) if (i) the Shareholder determines in good faith to withdraw the proposed registration prior to the effectiveness of the prospectus and other documents filed with the SEC to effect a registration under the Securities Act (“Registration Statement”) relating to such request due to marketing conditions (but only if the Shareholder reimburses the Company for all fees with respect thereto) or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within one hundred eighty (180) days of the date such Registration Statement is first filed with the SEC (other than solely by reason of matters relating to the Shareholder) and the Shareholder withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason and the Company fails to have such stop order, injunction or other order of requirement removed, withdrawn or resolved to the Shareholder’s reasonable satisfaction within thirty (30) days of the date of such order or injunction, (iv) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration are not so included pursuant to Section 5.1(d), (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder), or (vi) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration cannot be sold due to the restrictions on Transfer contained in Article IV.

(c)           Short-Form Registrations. Following the expiration of the Transfer Prohibition Period, the Company will, if requested by the Shareholder and the use of such form is then available to the Company, use its commercially reasonable efforts to file a registration statement with the SEC on Form S-3 (including any successor form thereto, “Short Form Registration”) providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415 under the Securities Act. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration.

(d)          Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a Registration Statement, including a Short Form Registration, with respect to a Demand Registration would (i) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Company reasonably be expected to have a material and adverse effect on the Company or its business if made at such time, or (ii) would in the good faith judgment of the Board reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, however, that the Company shall not be permitted to do so (x) more than two (2) times during any twelve (12)-month period or (y) for periods exceeding, in the aggregate, one hundred (100) days during any twelve (12)-month period. In the event the Company exercises its rights under the preceding sentence, the Shareholder agrees to suspend, promptly upon its receipt of the notice referred to above, its use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 5.1(b) and the Company shall, for the avoidance of doubt, pay all Registration Expenses in connection with such registration.

(e)           Selection of Underwriters. If the Shareholder intends that the Registrable Securities covered by its Registration Request shall be distributed by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request. In such event, the lead underwriter to administer the offering will be an Approved Bank chosen by the Shareholder.

(f)           Priority on Demand Registrations. If a Demand Registration involves an underwritten offering and the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Shareholder and (ii) second, any other securities of the Company that have been requested to be so included.

Section 5.2            Piggyback Registrations.

(a)           Right to Piggyback. At any time following the Transfer Prohibition Period, and subject to the restrictions and limitations on transfers contained in Article IV, whenever the Company proposes to register any of its securities (other than a registration statement to be filed on Form S-8 or Form S-4 or any similar form from time to time or registration of shares, securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, lenders or vendors of the Company or in connection with dividend reinvestment plans, each a “Special Registration”) and other than a registration pursuant to Section 5.1, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen (15) Business Days prior to the filing of a Registration Statement with respect to such registration) to the Shareholder of its intention to effect such a registration and, subject to Section 5.2(c), will include in such registration all Registrable Securities of the Shareholder with respect to which the Company has received a written request from the Shareholder for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Notwithstanding anything herein to the contrary, the Company may terminate or withdraw any registration under this Section 5.2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include its Registrable Securities in such registration, and the Company will have no liability to the Shareholder in connection with such termination or withdrawal.  For the avoidance of doubt, a Piggyback Registration shall not be considered a Demand Registration for the purposes of the limitations set forth in Section 5.1(b).

(b)           Underwritten Registration. If the registration referred to in Section 5.2(a) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 5.2(a). In such event, the right of the Shareholder to registration pursuant to this Section 5.2 will be conditioned upon the Shareholder’s (together with the Company’s) entry into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  If the registration referred to in Section 5.2(a) is proposed to be underwritten and is initiated as a primary offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(c)           Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, and (ii) second, other securities of the Company that have been requested to be so included pro rata on the basis of the number of securities requested to be registered by the Shareholder or any other holder of securities.

Section 5.3            Registration Procedures. Subject to Section 5.1(d), whenever the Shareholder requests that any Registrable Securities be registered pursuant to Sections 5.1 or 5.2 of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities under the Securities Act as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a)           prepare and file within sixty (60) days of a request, with the SEC, a Registration Statement with respect to such Registrable Securities, cooperate in all required filings with the Financial Industry Regulatory Authority, Inc. and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided, however, that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to counsel to the Shareholder copies of all such documents proposed to be filed, which documents will be subject to review and comment by such counsel, and the Company will make such reasonable changes to the Registration Statement or any amendments or supplements thereto (including changes to, or the filing of amendments reflecting such changes to, documents incorporated by reference) as may be reasonably requested by the Shareholder subject to the Company’s obligations with respect to such Registration Statement;

(b)           prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than (A) three (3) months, (B) if such Registration Statement relates to an underwritten offering, such longer period as a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (C) one (1) year in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c)           furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (which for purposes of this Agreement shall also include any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d)           register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)           notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)            notify the Shareholder (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(g)           cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(i)           enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available to participate in “road show” and other customary marketing activities to the extent not unreasonably interfering with the business of the Company);

(j)            make available for inspection by the Shareholder and counsel to the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that it shall be a condition to such inspection and receipt of such information that the inspecting person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(k)           in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(l)            obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(m)          provide customary legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

Section 5.4           Furnishing of Information. As a condition to registering Registrable Securities of the Shareholder, the Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 5.5            Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company and other persons retained by the Company (collectively, “Registration Expenses”), will be borne by the Company. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities of the Shareholder or its Affiliates hereunder and any other expenses required by Law to be paid by the Shareholder will be borne by the Shareholder.

Section 5.6            Holdback. In consideration for the Company agreeing to its obligations under this Agreement, the Shareholder agrees in connection with any registration of Voting Securities (whether or not the Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of Voting Securities, not to effect (other than pursuant to such registration) any public sale or distribution or other Transfer of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period (as defined below). For purposes of this Agreement, “Holdback Period” means, with respect to any registered offering covered by this Agreement, (i) one hundred eighty (180) days, subject to customary “booster shot” provisions, after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Shareholder or (ii) such shorter period as the Company, the Shareholder and the underwriter of such offering, if any, shall agree.

Section 5.7            Registration in Foreign Jurisdictions. If the Company does not list its Voting Securities in the United States and instead lists its Voting Securities in a jurisdiction other than the United States, then the Company and the Shareholder shall negotiate in good faith to enter into such amendments to this Agreement as are necessary to ensure that the Shareholder retains registration rights substantially similar to those granted under this Agreement, as and to the extent permissible under the Laws of such other jurisdiction.

Section 5.8            Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain SEC rules and regulations that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Registrable Securities, the Company agrees to use its reasonable best efforts to take the following actions:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) and such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

ARTICLE VI

INDEMNIFICATION & CONTRIBUTION

Section 6.1            Indemnification; Contribution.

(a)           The Company shall, and it hereby agrees to, indemnify and hold harmless each Shareholder and its controlled Affiliates and their respective directors, officers, members, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) such Persons, in any offering or sale of the Registrable Securities, from and against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically (but, in any event, within one month of such expenses being incurred) the indemnified Persons for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case only to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Shareholder or its Affiliates expressly for use therein. The Shareholder shall, and hereby agrees, to (A) indemnify and hold harmless the Company, its directors, officers, employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, if any, in any offering or sale of Registrable Securities, against any Claims to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (2) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Shareholder expressly for use therein, and (B) reimburse the Company for any documented legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim. Notwithstanding the foregoing, the Shareholder shall not be liable under this Section 6.1(a) for amounts in excess of the proceeds (net of underwriting discounts and commissions) received by such Shareholder in the offering giving rise to such liability.

(b)           Promptly after receipt by an indemnified Person under Section 6.1(a) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.1(a) may be requested, such indemnified Person shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified Person in respect of such action or proceeding hereunder except to the extent the indemnifying party was materially prejudiced by such failure of the indemnified Person to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified Person. In case any such action or proceeding shall be brought against any indemnified Person, the indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and, after written notice from the indemnifying party to such indemnified Person of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified Person for any legal or any other expenses subsequently incurred by such indemnified Person in connection with the defense thereof other than reasonable and documented out-of-pocket costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving written notice from such indemnified Person that the indemnified Person believes it has failed to do so; (ii) if such indemnified Person who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded (upon advice of competent counsel) that there may be one or more legal or equitable defenses available to such indemnified Person which are not available to the indemnifying party; (iii) if representation of both parties by the same counsel is otherwise inappropriate (in the reasonable opinion of the indemnified Person’s counsel) under applicable standards of professional conduct, or (iv) such action or proceeding seeks an injunction or equitable relief against an indemnified Person or involves actual or alleged criminal activity, then, in any such case, the indemnified Person shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified Persons in each jurisdiction) and the indemnifying party shall be liable for any reasonable and documented out-of-pocket expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified Person with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified Person, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 6.1(a) or Section 6.1(b) (whether or not the indemnified Person is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified Person from all liability in respect of such claim or litigation, does not subject the indemnified Person to any obligations, injunctive relief or other equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified Person.

(c)           The Shareholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 6.1(a) hereof are unavailable to or are insufficient to hold harmless an indemnified Person in respect of any Claims referred to herein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified Person, on the other hand, with respect to statements or omissions that resulted in such Claims. The relative fault of such indemnifying party and indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified Person, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.1(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.1(c). The amount paid or payable by an indemnified Person as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.1(b) hereof) any documented and out-of-pocket legal or other fees or expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Shareholder shall not be required to make a contribution in excess of the proceeds (net of underwriting discounts and commissions) received by such Person from the sale of its Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VII

OTHER RIGHTS AND OBLIGATIONS

Section 7.1            Access to Information.

(a)           Subject to the requirements of applicable Law, the Shareholder shall, and shall cause its representatives and the Shareholder Directors, to keep confidential all information and documents of the Company and its Affiliates obtained by a Shareholder Director in such Shareholder Director’s capacity as a Director unless such information (1) is or becomes publicly available other than as a result of a breach of this Section 7.1(a) by the Shareholder, including by way of actions taken by its representatives or a Shareholder Director; (2) was within the possession of the Shareholder or a Shareholder Director prior to it being furnished such information by or on behalf of the Company on a non‑confidential basis; provided, that the source of such information was not known by the Shareholder, its representatives or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information; or (3) is or becomes available to the Shareholder or a Shareholder Director on a non‑confidential basis from a source other than the Company or any of its representatives; provided, that such source was not known to the Shareholder or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information.  Nothing in this Section 7.1(a) shall prevent the Shareholder Directors, subject to compliance with applicable fiduciary duties, from sharing information with the Shareholder, which information will continue to be covered by the confidentiality provisions of this Section 7.1(a).

(b)          The Shareholder may, at its expense on a business day during normal business hours, with reasonable prior notice to the Company’s management, visit and inspect the Company’s and its Subsidiaries’ properties, examine its books of account and records, and discuss with members of management such company’s affairs, finances, and accounts.  The Company shall provide to the Shareholder copies of the Monthly Accounts within 30 days following the end of each calendar month, and within 45 days following the end of each fiscal half-year and within 45 days following the end of each fiscal year, such other financial information about the Company’s operations as is necessary to permit the Shareholder to prepare the financial disclosures required to satisfy the Shareholder’s disclosure obligations.  For purposes of this Section 7.1(b), “Monthly Accounts” means, to the extent prepared in the ordinary course of business, the Company’s unaudited, consolidated financial statements, including the balance sheets and statements of income and cash flows, for the relevant monthly period, prepared in accordance with IFRS, separately identifying inter-company and related party transactions but not including footnotes.

(c)           The Shareholder hereby acknowledges that as a result of its receipt of information regarding the Company and its Affiliates it may be, or be treated as being, in possession of material non‑public information (which for the purposes of this Section 7.1(c) includes information which could reasonably be expected to have a material effect on the price or value of a company’s securities) and it is aware of and agrees to comply with (and it will procure that its Affiliates and representatives comply with) securities laws in Australia and the United States in relation to that material non‑public information.  In addition, the Shareholder acknowledges that other foreign securities laws may prohibit any person who has received from an issuer material, non‑public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 7.2            Pre-emptive Rights.

(a)           During the period beginning on the date hereof and ending on the date on which the Shareholder Beneficially Owns less than 11,743,750 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), if the Company issues any additional Voting Securities (an “Additional Issuance"), except for issuances pursuant to (i) any option to acquire Voting Securities, warrant, convertible security or other right to purchase shares of the Company existing at the date of the Transaction Agreement, (ii) any benefit plan or other employee or director plan or arrangement or any awards granted thereunder, (iii) an employee share ownership or purchase plan, or (iv) any share split, share distribution or similar distribution made available to holders of Voting Securities generally (including the Shareholder) (each a “Permitted Issuance”), then during the 30‑day period following the date on which the Company has given the Shareholder written notice of the occurrence of the Additional Issuance, the Shareholder shall be entitled to subscribe for (and the Company must, subject to the Corporations Act, issue), at the then Current Market Price (as defined below) of Class A Shares, up to that number of Class A Shares obtained by calculating, on the third business day (as defined in the Constitution) prior to the closing date of such issue, (1) the product of (A) the quotient of (x) the number of Class A Shares owned by the Shareholder immediately prior to the Additional Issuance divided by (y) the aggregate number of Voting Securities immediately prior to the Additional Issuance and (B) the aggregate number of Voting Securities being issued by the Company in the Additional Issuance and (2) subtracting from such product the number of Class A Shares, if any, issued to, or purchased by, the Shareholder in such Additional Issuance and the number of Voting Securities otherwise acquired by the Shareholder during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such issue.

(b)          For purposes hereof, the “Current Market Price” on the date of the calculation thereof shall be deemed to be the arithmetic average of the volume weighted average price per Class A Share for each of the 30 consecutive Trading Days immediately prior to such date (x) if the Class A Shares are not listed or admitted for trading on any national, international or foreign securities exchange but trades in the Class A Shares are otherwise quoted or reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, as reported by Bloomberg (or in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank), or (y) if the Class A Shares are listed or admitted for trading on any national, international or foreign securities exchange, as reported by such exchange (provided, that if the Class A Shares are listed on more than one national, international or foreign securities exchange, then the national, international or foreign securities exchange with the highest average trading volume for the Class A Shares during the 30 Trading Day period shall be used for such purpose; provided, further, that in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank); provided, however, that in the event that the Current Market Price per share of the applicable Voting Securities is determined during a period following the announcement by the Company of (A) a dividend or distribution on such Voting Securities payable in such Voting Securities or securities convertible into such Voting Securities, or (B) any conversion, subdivision, combination, consolidation, reverse share split or reclassification of such Voting Securities, and the ex‑dividend date for such dividend or distribution, or the record date for such conversion, subdivision, combination, consolidation, reverse stock split or reclassification shall not have occurred prior to the commencement of the requisite 30 Trading Day period, then the Current Market Price shall be properly adjusted to take into account ex‑dividend trading.

(c)           If the Class A Shares are not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by an Approved Bank (as defined below), whose determination shall be conclusive for all purposes.  The term “Trading Day” shall mean a day on which the OTCBB is open for the transaction of business or, if the Class A Shares are listed or admitted to trading on the applicable national, international or foreign securities exchange, a day on which such national, international or foreign securities exchange is open for transaction of business.  For the purposes of this Section 7.2 only, the term “Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to perform such determination and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve-month period.

Section 7.3            Restrictive Covenants.

(a)           For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [●]6 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the Business (as defined in the Transaction Agreement) anywhere in the world (a “Competing Business”): provided that, this Section 7.3 shall not prohibit any Person or any of its Affiliates, directly or indirectly, from:

[6]	To include majority of the underlying shareholders of NTDC.

(i)           having Beneficial Ownership of (A) any Voting Securities or (B) up to and including 4.9% of any class of outstanding securities of any other Person; provided that if the Beneficial Ownership by such Person or any of its Affiliates of the securities of any other Person exceeds 4.9% of any class of outstanding securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, there shall not be deemed to be a breach of this Section 7.3(a)(i) if such first Person or its applicable Affiliate divests or causes the divestiture of an amount of the securities of such second Person necessary for such first Person or its applicable Affiliate to Beneficially Own 4.9% or less of the applicable class of outstanding securities of such second Person within twelve months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii)          conducting the Other Cristal Businesses (as defined in the Transaction Agreement); or

(iii)         acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) 20% of the revenues of the Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate (as defined in the Transaction Agreement) as of the last Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, such Person or its Affiliates may consummate the acquisition of such Acquired Business, provided further that such Person or its applicable Affiliates shall enter into a definitive agreement to divest such Acquired Competing Business within six months following the date on which such Acquired Business was acquired.  If the divestiture of an Acquired Competing Business is required pursuant to this Section 7.3(a)(iii), such Person shall provide notice to Triangle, and such Person shall not, and shall not permit or cause any of its Affiliates to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than 20 Business Days negotiations with Triangle regarding a potential acquisition by Triangle or its Affiliates of such Acquired Competing Business.

(b)           For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [●]7 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee (as defined in the Merger Agreement) to cease his or her employment with Triangle or its Affiliates, as applicable, without the prior written consent of Triangle; provided that the foregoing will not be deemed to prohibit any Person or its Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees.

[7]	To include majority of the underlying shareholders of NTDC.

(c)           The parties hereto acknowledge that (i) the restrictive provisions of this Section 7.3 are material inducement for Triangle to enter into this Agreement and the Transaction Agreement, (ii) Triangle would not enter into this Agreement or the Transaction Agreement without such restrictive provisions and (iii) such restrictive provisions are reasonable and necessary and that Triangle will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, each of the parties hereto agrees that, in addition to any other relief or remedies available to Triangle, Triangle shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court for the purposes of restraining a party hereto from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith.  It is the desire of the parties hereto that the restrictive provisions of this Section 7.3 be enforced to the fullest extent permissible under any applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  If a court declares that any term or provision of Section 7.3 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to (and the parties hereto shall request such court to) reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and Section 7.3 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.4            Matching Rights. If any other Person (the “Other Investor”) who is or becomes a holder of Voting Securities was or is granted rights by the Company as a shareholder of the Company (solely in such capacity) that are (i) within the express scope of the rights granted to the Shareholder pursuant to this Agreement and (ii) more favorable to such shareholder than the rights granted to the Shareholder pursuant to this Agreement, the Company shall, if the Other Investor owns or comes to own fewer Voting Securities than the Shareholder, promptly cause this Agreement to be amended to cause the same rights to be provided to the Shareholder.  In determining whether an Other Investor is granted rights more favorable than the rights granted to the Shareholder under this Agreement, no account shall be taken of any restrictions or obligations to which the Shareholder is subject under this Agreement or to which such Other Investor agrees.

Section 7.5            Tax Cooperation.  During the period beginning on the date hereof and ending on the fourth (4th) anniversary of the date of this Agreement, the Company shall act in accordance with Exhibit A.

ARTICLE VIII

TERM

Section 8.1           Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) the date on which the Shareholder no longer Beneficially Owns at least 7,829,167 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities) or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination or expiration of this Agreement, the provisions set forth in Article VI (Indemnification & Contribution), Article IX (Miscellaneous) and in this Article VIII (Term) shall survive such termination, and the provisions set forth in Article V (Registration Rights) shall survive such termination until the first date on which there are no Registrable Securities outstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 9.2            Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except (a) that the Persons indemnified under Article VI are intended third party beneficiaries of Article VI, (b) that Non-Liable Persons are intended third party beneficiaries of Section 9.11 and (c) as otherwise specifically provided in this Agreement.  Except as otherwise expressly provided for or permitted herein, neither this Agreement nor any rights or obligations hereunder shall be assignable without the consent of the other party.

Section 9.3             Amendments; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by each of the parties hereto. Either party hereto may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 9.4            Notices. All notices, requests, consents, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below:

If to the Shareholder:

The National Titanium Dioxide Company Limited
King's Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414
Kingdom of Saudi Arabia
Facsimile:             +966.12.606.9087
Attention:            Legal Department
with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones
Fax: (212) 878-8375

If to the Company:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile:             203-705-3703
Attention:            Office of the General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois  60654
Phone:                  (312) 862-2340
Facsimile:             (312) 862-2200
Attention:            R. Scott Falk, P.C.
  John Kupiec

and:

Ashurst LLP
181 William Street
Melbourne, VIC 3000 Australia
Phone:                  +61 3 9679 3000
Facsimile:             +61 3 9679 3111
Attention:            John Sartori

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in accordance with this Section 9.4.

Section 9.5            Governing Law; Consent to Jurisdiction; Venue.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to this Agreement in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum, and (vi) consents to service of process in the manner set forth in Section 9.4. Each of parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.6            Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 9.7            Integration. This Agreement, the Transaction Agreement and the other writings referred to herein and therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  The aforementioned agreements and writings supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

Section 9.8             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, including by e-mail in PDF format (which shall constitute a legal and valid signature for purposes hereof and have the same effect as an original), to the other parties hereto.

Section 9.10          WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 9.11          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, member or employee of the Shareholder or the Company (or any of their respective heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby (or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation), or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 9.12          No Adverse Actions.  Until such time as the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, without the prior written consent of the Shareholder, except as required by applicable Law, the Company shall not take any action to cause the amendment of its Constitution such that any of the rights expressly provided to the Shareholder under this Agreement would be adversely affected.  Further, the Company undertakes that if it is redomiciled following the date hereof, it will use its reasonable best efforts to ensure that the organizational documents of the redomiciled Company incorporate the rights granted to the Shareholder pursuant to this Agreement contained in Section 3.4 (if operative at such time).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

TRONOX LIMITED

By:
Name:
Title:

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:
Name:
Title:

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Shareholders Agreement]